     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1998


                                                      REGISTRATION NO. 333-51029
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                         COLLATERAL THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  8731                                 33-0661290
   (State or other jurisdiction of           (Primary Standard Industrial          (I.R.S. Employer Identification
    incorporation or organization)           Classification Code Number)                       Number)

                           --------------------------

      9360 TOWNE CENTRE DRIVE, SAN DIEGO, CALIFORNIA 92121 (619) 824-6500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                              JACK W. REICH, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CHRISTOPHER J. REINHARD
                     CHIEF OPERATING AND FINANCIAL OFFICER
                         COLLATERAL THERAPEUTICS, INC.
                            9360 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 824-6500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

           Faye H. Russell, Esq.                         Jeffrey E. Cohen, Esq.
           Maria P. Sendra, Esq.                      Carol B. Stubblefield, Esq.
      BROBECK, PHLEGER & HARRISON LLP                       COUDERT BROTHERS
      550 West "C" Street, Suite 1300                 1114 Avenue of the Americas
        San Diego, California 92101                     New York, New York 10036
               (619) 234-1966                                (212) 626-4400

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                   FILED PURSUANT TO RULE 424(A)
                                                      REGISTRATION NO. 333-51029
                   SUBJECT TO COMPLETION, DATED JUNE 3, 1998

PRELIMINARY PROSPECTUS

                                3,330,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


    All of the 3,330,000 shares of Common Stock offered hereby are being sold by Collateral Therapeutics, Inc. ("Collateral" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to determination of the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CLTX," subject to official notice of issuance.

                            ------------------------

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
    FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                    PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                     PUBLIC               COMMISSIONS (1)             COMPANY (2)
Per Share.................................             $                         $                         $
Total(3)..................................             $                         $                         $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

(2) Before deducting expenses of the Company estimated at $800,000. See "Underwriting."

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 499,500 additional shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If all such shares are purchased by the Underwriters, the total Price to Public will be
    $         , the total Underwriting Discounts and Commissions will be
    $         and the total Proceeds to Company will be $         . See
    "Underwriting."
                            ------------------------

    The shares of Common Stock are offered subject to prior sale, when, as and if delivered and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify said offer and to reject orders in whole or in part. It is expected that
delivery of the Common Stock will be made on or about             , 1998, at the
office of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

BEAR, STEARNS & CO. INC.

             RAYMOND JAMES & ASSOCIATES, INC.

                          VECTOR SECURITIES INTERNATIONAL, INC.

               The date of this Prospectus is             , 1998

                         [COLLATERAL THERAPEUTICS LOGO]

            [PICTORIAL REPRESENTATION OF THE COMPANY'S NON-SURGICAL
                          CARDIOVASCULAR GENE THERAPY]

Collateral Therapeutics is seeking to develop non-surgical cardiovascular gene therapy products focused on (1) angiogenesis as a treatment approach for coronary artery disease, peripheral vascular disease and congestive heart failure, (2) myocardial adrenergic signaling as a treatment for congestive heart failure to enhance the heart's responsiveness to adrenergic stimulation, and (3) heart muscle regeneration to improve cardiac function for patients who have suffered a heart attack.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENTS, STABILIZING BIDS AND SHORT COVERING TRANSACTIONS AND THE IMPLEMENTATION OF PENALTY BIDS. SEE "UNDERWRITING."

    Collateral Therapeutics, GENERX, GENEVX, GENVASCOR, GENECOR, CORGENIC, MYOCOR and the Collateral logo are trademarks of the Company.

    Except where otherwise noted, all statistics regarding cardiovascular diseases come from the American Heart Association, 1998 Heart and Stroke Statistical Update.

                         [COLLATERAL THERAPEUTICS LOGO]

                 MODEL OF POTENTIAL ANGIOGENIC HEALING PROCESS

(1) Blocked artery due to build-up of fatty and plaque deposits inside the lining of arterial wall (2) Signal of ischemic injury (3) Clinical diagnosis of myocardial ischemia due to coronary artery disease (4) Collateral Therapeutics' non-surgical proprietary gene therapy approach (5) & (6) Intra-arterial administration of gene therapy product through cardiac catheter by an interventional cardiologist (7) Transfection of angiogenic growth factor genes into heart cells (8) The growth of collateral circulation following angiogenic gene therapy (9) Improved blood flow and heart function following angiogenic gene therapy

                 [Pictorial representation of each of the nine
                            phases described above]

                         [COLLATERAL THERAPEUTICS LOGO]

                [MODEL OF POTENTIAL ANGIOGENIC HEALING PROCESS]

    [Diagram of human heart surrounded by nine pictures illustrating, in a counterclockwise direction, the nine phases of the angiogenic healing process model described in the text of the illustration on the preceding page.]

       The Company's proprietary gene therapy products and proprietary methods have not been approved by the United States Food and Drug Administration ("FDA") for sale in the United States. Approval by the FDA could take several years, and there can be no assurance that such approval will ever be obtained. In addition, the Company's gene therapy products and proprietary methods have not been approved by international regulatory agencies for sale in international markets. See "Risk Factors--Extensive Government Regulation; No Assurance of Regulatory Approval."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE, INCLUDING THE INFORMATION UNDER "RISK FACTORS." EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) THE CONVERSION OF ALL OF THE COMPANY'S OUTSTANDING SHARES OF SERIES A, SERIES B AND SERIES C PREFERRED STOCK, PAR VALUE $0.001 PER SHARE (COLLECTIVELY, THE "PREFERRED STOCK"), INTO AN AGGREGATE OF 2,320,926 SHARES OF THE COMMON STOCK OF THE COMPANY, PAR VALUE $0.001 PER SHARE (THE "COMMON STOCK"), UPON THE SALE OF COMMON STOCK IN THIS OFFERING, (II) THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS SIMULTANEOUSLY WITH THE COMPLETION OF THIS OFFERING AND
(III) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THIS PROSPECTUS MAY CONTAIN, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                                  THE COMPANY

    Collateral is focused on the discovery, development and commercialization of non-surgical gene therapy products for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease, congestive heart failure and heart attack. The Company believes that its products under development hold the potential to revolutionize the treatment of cardiovascular diseases and become a new standard of care by offering patients simpler, more cost-effective and lower-risk alternatives to currently available treatments, such as coronary artery bypass surgery ("Coronary Bypass Surgery") and angioplasty. The Company's initial gene therapy products are designed to promote and enhance angiogenesis, a natural biological process which results in the growth of additional blood vessels, to restore adequate levels of blood flow to oxygen-deprived tissues. IN VIVO preclinical studies led by the Company's chief scientist have demonstrated high-yield gene transfer to heart muscle cells and, for the first time, angiogenesis sufficient to normalize cardiac flow and function. In addition, these preclinical studies showed no significant side effects such as inflammation or immune response. The Company's angiogenic products are administered using proprietary methods of gene therapy based on non-surgical adenoviral vector delivery of angiogenic genes to the heart. Such products are intended to be non-surgically administered by an interventional cardiologist by a one-time intra-coronary injection through a cardiac catheter, and could be administered at the time of initial angiography, on an out-patient basis. In addition to the Company's angiogenic products, the Company is also actively researching gene therapy products designed to increase responsiveness of the heart to adrenergic stimulation and to stimulate heart muscle regeneration, and is seeking to broaden its proprietary methods of gene therapy to include adeno-associated viral ("AAV") gene delivery vectors.

    GENERX-TM-, the Company's initial angiogenic product for the treatment of coronary artery disease, is designed to relieve stable exertional angina. The Phase I/II clinical trial for GENERX (which uses the FGF-4 gene) began in May 1998 pursuant to a commercial Investigational New Drug application ("IND") filed with the U.S. Food and Drug Administration ("FDA") in December 1997 by the Company's strategic partner, Schering AG, Germany ("Schering AG"). Other non-surgical cardiovascular gene therapy products being developed by the Company are: (i) GENEVX-TM- (which uses a VEGF gene), also an angiogenic treatment for coronary artery disease designed to relieve stable exertional angina; (ii) GENVASCOR-TM- (which uses the FGF-4 gene), an angiogenic treatment for peripheral vascular disease; (iii) GENECOR-TM-, an angiogenic treatment for congestive heart failure; (iv) CORGENIC-TM-, a treatment for congestive heart failure to enhance responsiveness of the heart to adrenergic stimulation; and
(v) MYOCOR-TM-, a treatment for patients who have suffered a heart attack, which is focused on heart muscle regeneration and improvement of cardiac function.

    The Company has assembled a broad portfolio of therapeutic genes which were exclusively licensed or internally discovered and for which either patents have been issued or patent applications have been filed for use in the development of cardiovascular gene therapy products. The Company's portfolio includes 11 proprietary human genes in the Fibroblast Growth Factor ("FGF") and Vascular Endothelial Growth Factor ("VEGF") gene families to be used in the Company's angiogenic gene therapy products. In addition, the Company has filed patent applications with the United States Patent and Trademark Office ("PTO") with respect to other therapeutic genes for use with the Company's angiogenic gene therapy technology. The Company has a patent application pending for the use of, or public domain access to, certain other therapeutic genes that will be required for its myocardial adrenergic signaling and heart muscle regeneration products.

    The Company intends to focus on research and development of products while leveraging its technology through the establishment of product development, manufacturing and marketing collaborations with select pharmaceutical and biotechnology companies. The Company has a strategic collaboration with Schering AG covering angiogenic gene therapy products. Under this collaboration, Schering AG has made equity investments in the Company. In addition, the collaboration provides for Schering AG, subject to certain conditions, to pay research support through 2001, to make additional payments upon the Company satisfying certain research, development and commercialization milestones and to make royalty payments to the Company based on worldwide net sales of angiogenic gene therapy products developed under the collaboration. This collaboration was structured to provide the Company with financial resources and product development support to enable the Company to determine the safety and efficacy of at least three angiogenic gene therapy products (GENERX, GENEVX and GENVASCOR). See "Business--Collaborative and Licensing Arrangements." For other products, the Company intends to select development and/or commercialization partners after the Company has completed preclinical research with respect to each such product. The Company expects that, in the event of successful commercialization of its products, royalties on worldwide sales of such products would generate significant revenues in the long-term.

    Cardiovascular disease is the leading cause of death in the United States. In 1998, the American Heart Association reported that an estimated 58 million patients in the United States had cardiovascular disease. This patient group included an estimated 13.9 million patients with coronary artery disease, including approximately 7.2 million patients with angina. According to the American Heart Association, during 1998 an estimated 1.1 million patients will have a new or recurrent heart attack and 350,000 of these die as a result. The American Heart Association estimates that the U.S. healthcare system spends approximately $171 billion annually on the care and treatment of patients with cardiovascular diseases.

    The key elements of the Company's strategy are to: (i) develop a new paradigm for the treatment of cardiovascular diseases; (ii) maintain technological leadership by focusing resources exclusively on cardiovascular gene therapy; (iii) continue to expand, enhance and protect its proprietary technology, including methods of gene therapy and portfolio of therapeutic genes; and (iv) leverage its technology through the establishment of strategic collaborations.

    The Company was incorporated in California in 1995 and reincorporated in Delaware in 1998. The Company's executive offices are located at 9360 Towne Centre Drive, San Diego, California 92121, and its telephone number is (619) 824-6500.

                                  THE OFFERING

Common Stock offered hereby.....................  3,330,000 shares (1)

Common Stock to be outstanding after the
  Offering......................................  11,622,573 shares (1)(2)

Use of proceeds.................................  The Company intends to use the net proceeds of this Offering as follows: (i)
                                                  approximately $4.0 million for capital
                                                  expenditures, including construction of
                                                  the Company's new preclinical laboratory
                                                  facility, and (ii) the remaining amount
                                                  for research and development of new
                                                  products, acquisition of technology
                                                  (including $2.1 million payable under
                                                  existing technology license agreements
                                                  during the next 24 months) and working
                                                  capital and general corporate purposes.
                                                  See "Use of Proceeds."

Nasdaq National Market Symbol...................  CLTX

------------------------

(1) Excludes up to 499,500 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."

(2) Based on the number of shares outstanding as of March 31, 1998. Includes 2,320,926 shares of Common Stock issuable upon the automatic conversion of all outstanding shares of the Preferred Stock, upon completion of this Offering. Excludes (i) 917,700 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.38 per share, including 209,000 options granted in April 1998 and 123,500 options granted outside of the Company's stock option plans, (ii) 1,502,635 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's 1998 Stock Incentive Plan (the "1998 Plan") and
    (iii) 50,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"). See Note 5 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Collateral's financial statements and related notes included elsewhere in this Prospectus.

                                                                                                   THREE MONTHS ENDED
                                                           PERIOD FROM           YEAR ENDED
                                                          APRIL 3, 1995         DECEMBER 31,           MARCH 31,
                                                       (INCEPTION) THROUGH  --------------------  --------------------
                                                        DECEMBER 31, 1995     1996       1997       1997       1998
                                                       -------------------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Collaborative revenues from related party............       $  --           $   1,680  $   5,647  $     815  $     989
Costs and expenses:
  Research and development...........................             398           1,143      5,165      1,140      1,454
  General and administrative.........................             271             951      1,768        388        759
                                                                -----       ---------  ---------  ---------  ---------
Total operating expenses.............................             669           2,094      6,933      1,528      2,213
                                                                -----       ---------  ---------  ---------  ---------
Loss from operations.................................            (669)           (414)    (1,286)      (713)    (1,224)
Interest (expense) income, net.......................             (10)             24        167         13         81
                                                                -----       ---------  ---------  ---------  ---------
Net loss.............................................       $    (679)      $    (390) $  (1,119) $    (700) $  (1,143)
                                                                -----       ---------  ---------  ---------  ---------
                                                                -----       ---------  ---------  ---------  ---------
Pro forma net loss per share (Basic and Diluted)
  (1)................................................                                  $   (0.18)            $   (0.15)
                                                                                       ---------             ---------
                                                                                       ---------             ---------
Weighted average shares used in computing pro forma
  net loss per share (1).............................                                  6,301,472             7,634,162

                                                                                               MARCH 31, 1998
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(2)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $   5,676    $   42,039
Working capital.........................................................................      5,663        42,026
Total assets............................................................................      7,358        43,721
Notes payable to related party..........................................................        500           500
Accumulated deficit.....................................................................     (3,331)       (3,331)
Total shareholders' equity .............................................................      5,796        42,159

------------------------

(1) See Note 1 of Notes to Financial Statements for an explanation of weighted average shares used in computing pro forma net loss per share.

(2) Adjusted to reflect the sale of 3,330,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share (the mid-point of the range set forth on the front cover of this Prospectus) and the application of the estimated net proceeds therefrom after deducting estimated underwriting discounts and commissions and other estimated Offering expenses.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

EARLY STAGE OF PRODUCT DEVELOPMENT AND OF GENE THERAPIES; RISK OF TECHNOLOGICAL
  OBSOLESCENCE

    The Company was founded in 1995 and, accordingly, has only a limited operating history upon which an evaluation of the Company's business and prospects can be based. In addition, the Company's potential products are all in the early developmental stage and require significant time-consuming and costly development, testing and regulatory approvals. In December 1997, the Company's strategic partner, Schering AG, filed an IND with the FDA and, in May 1998, began the Phase I/II clinical trial to determine the safety and efficacy of GENERX, the Company's gene therapy for the treatment of coronary artery disease designed to relieve stable exertional angina. None of the Company's other products or therapies under development are in clinical trials. To achieve profitable operations, the Company, alone or with others, must successfully develop, clinically test, receive regulatory approvals for and market and sell its products. Any products resulting from the Company's product development efforts are not expected to be available for sale for a number of years, if at all. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. There can be no assurance that the Company independently or through its collaborations will successfully develop, commercialize, manufacture or market any products. See "--Uncertainties Related to Clinical Trials," "--Extensive Government Regulation; No Assurance of Regulatory Approval," "--Uncertainty of Patent Protection; Dependence on Proprietary Technology" and "--Uncertainty of Market Acceptance." Moreover, gene therapy is a new and rapidly developing technology and is expected to undergo significant change in the future. Rapid technological development could result in the Company's current and future products or methods of gene therapy becoming obsolete prior to successful commercialization of the Company's products.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE
  PROFITABILITY

    The Company has experienced operating losses since its inception in 1995. As of March 31, 1998, the Company had an accumulated deficit of approximately $3.3 million. To date, substantially all of the Company's financial resources have been derived from funds received from its collaborative arrangement with Schering AG and through the sale of privately placed equity securities. There is no assurance that the level of funding made available by Schering AG will not vary from period to period or that Schering AG will not withdraw funding altogether from one or more of the Company's products. See "--Reliance on Collaborative Relationships" and "Business--Collaborative and Licensing Arrangements." The Company expects to incur additional losses at least for a number of years and expects losses to increase as the Company's research and development efforts and clinical trials progress. To date, the Company has not generated any revenue from the sales of products developed by the Company, nor does the Company expect to generate any such revenue for a number of years, if at all. See "--Early Stage of Product Development and of Gene Therapies; Risk of Technological Obsolescence." There can be no assurance that the Company independently or through its collaborations will successfully develop, commercialize, manufacture or market any products or ever achieve or sustain revenues or profitability from the commercialization of such products. Moreover, even if profitability is achieved, the level of that profitability cannot be predicted. Furthermore, the Company expects that operating results will fluctuate from quarter to quarter as a result of differences in the timing of expenses incurred and the revenues received from collaborative arrangements and other sources, and that some of these fluctuations may be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTIES RELATED TO CLINICAL TRIALS; UNCERTAINTIES RELATED TO SAFETY AND
  EFFICACY

    Before obtaining required regulatory approvals for the commercial sale of each product under development, the Company and its collaborators must demonstrate through preclinical studies and clinical trials that such product is safe and efficacious for use in at least one medical indication. The results of preclinical studies do not necessarily predict safety or efficacy in humans. Further, the results of preclinical and initial clinical trials are not necessarily predictive of results that will be obtained from large-scale Phase III clinical testing. There can be no assurance that clinical trials of any product under development will demonstrate the safety and efficacy of such product or will result in a marketable product. Possible side effects of gene therapy technologies may be serious and life-threatening. For example, possible serious side effects of viral vector-based gene transfer include viral infections resulting from contamination with replication-competent viruses and cardiac inflammation. In addition, the development of cancer in a patient is theoretically a possible side effect of all methods of gene transfer. Furthermore, as with most other biopharmaceutical products, there is also a possibility of toxicity or decreased efficacy associated with an immune response toward any viral vector used in the Company's treatments. The possibility of such response may be increased if there is a need to deliver the viral vector frequently. There can be no assurance that unacceptable side effects will not be discovered during preclinical and clinical testing of the Company's potential products or thereafter. Moreover, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the proposed product being tested, but which can nevertheless affect clinical trial results. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of a therapeutic drug under development would delay or prevent regulatory approval of the product and could have a material adverse effect on the Company. In addition, the FDA may require additional clinical trials, which could result in increased costs and significant development delays.

    The rate of completion of clinical trials of the Company's products is dependent upon, among other factors, obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. In addition, Schering AG has certain rights to control the planning and implementation of product development and clinical programs related to angiogenic gene therapy products, and there can be no assurance that Schering AG or any other collaborative partner's rights to control aspects of such or other programs will not impede the Company's ability to conduct such programs in accordance with the schedules and in the manner currently contemplated by the Company for such programs. Further, there can be no assurance that, if clinical trials are completed, the Company or any collaborative partner will submit a marketing application or that any such application will be reviewed and approved by the FDA in a timely manner, if at all. In addition, with respect to foreign markets, the Company is subject to foreign regulatory requirements governing clinical trials. See "--Extensive Government Regulation; No Assurance of Regulatory Approval" and "Business--Government Regulation."

EXTENSIVE GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    The manufacturing and marketing of Collateral's products and its ongoing research and development activities will be subject to regulation by numerous governmental authorities in the United States and other countries. Prior to marketing, any therapeutic product developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities. These processes can take a number of years and require the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain, and approval itself may not be obtained. The Company may decide to modify a product in testing, thus extending the test period. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA review of each submitted New Drug Application ("NDA"), Product License Application ("PLA") or Establishment License Application ("ELA"). Similar requirements and/or delays may also be encountered in other countries. There can be no assurance that, even after substantial time and expenditures, regulatory approval by the FDA or any equivalent foreign authorities will be obtained for any products developed by the Company. Moreover, prior to receiving FDA or equivalent foreign authority approval to market its products, the Company or any collaborative partner may be required to demonstrate that the Company's products represent improved forms of treatment over existing therapies. Even if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and related manufacturing facilities are subject to continual review and periodic inspections, and subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Finally, because gene therapy is relatively new, and is only beginning to be extensively tested in humans, the regulatory requirements governing gene therapy may be modified, perhaps extensively, in the future.

    In addition to laws and regulations enforced by the FDA, the Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local laws and regulations.

    For marketing outside the United States, the Company is subject to foreign regulatory requirements governing clinical trials and marketing approval for drugs and devices. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Failure to comply with such regulatory requirements or to obtain such approvals could impair the Company's ability to develop these markets and have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

UNCERTAINTY OF PATENT PROTECTION; DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's success will depend in part on the ability of the Company and its licensors to: obtain patent protection with respect to its methods of gene therapy, therapeutic genes and/or gene-delivery vectors; defend patents once obtained; maintain trade secrets and operate without infringing upon the patents and proprietary rights of others; and if needed, obtain appropriate licenses to patents or proprietary rights held by third parties with respect to its technology, both in the United States and in foreign countries.

    The Company intends to file applications as appropriate for patents covering its methods of gene therapy, therapeutic genes and gene-delivery vectors. To date, the Company is an exclusive licensee of rights covered by one issued patent and has filed or licensed over 10 currently pending patent applications in the United States relating to the Company's technology, as well as foreign counterparts of certain of these applications in many countries. Since patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published for up to 18 months after they are first filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications for such inventions. There can be no assurance that patents will issue from any of these applications or, with respect to any patents issued to the Company or to licensors of the Company's technology, that such patents will not be challenged, held unenforceable, invalidated or circumvented, or that the rights granted thereunder will provide significant proprietary protection or commercial advantage to Collateral.

    A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies, applications or patents. Such conflict could limit the scope of the patents, if any, that the Company may be able to obtain or result in denial of the Company's or its licensor's patent applications. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that the Company would be able to develop or obtain alternative technology.

    In addition, some of the Company's products rely on patented inventions developed using U.S. government resources. The U.S. government would retain certain rights, as defined by law, in such patents, and may choose to exercise such rights.

    The patent positions of pharmaceutical and biopharmaceutical firms, including Collateral, are often uncertain and involve complex legal and technical questions. Further, the coverage sought in a patent application can be significantly reduced before or after a patent is issued. In addition, the extent to which changes in law will affect the operations of Collateral cannot be ascertained.

    The commercial success of the Company will also depend in part on the Company's not infringing patents issued to competitors and not breaching technology licenses that cover technology used in the Company's products. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's processes and potential products may give rise to claims that they infringe on the patents of others. It is uncertain whether any third party patents will require Collateral to develop alternative technologies or to alter its products, technologies or processes, obtain licenses or cease certain activities. If any such licenses are required, there can be no assurance that the Company will be able to obtain such licenses on commercially favorable terms, if at all. Certain license agreements require the Company to satisfy various milestone and due diligence requirements and pay certain fees and expenses in order to maintain such licenses. Costs associated with any licensing arrangement may be substantial and could include ongoing royalties. There can be no assurance that the Company will be able to satisfy such milestone and due diligence requirements or to pay such fees and expenses. Failure by the Company to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company. Litigation, which could result in substantial cost to the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third-party proprietary rights or licenses. Such litigation could also result in significant diversion of effort by the Company's technical management personnel. An adverse outcome of any such litigation could have a material adverse effect on the Company's financial condition and business. Should any of its competitors have filed patent applications in the United States which claim technology also invented by the Company, the Company may be required to participate in interference proceedings declared by the PTO in order to determine priority of invention and, thus, the right to a patent for the technology, all of which could result in substantial cost to the Company to determine its rights, if any.

    The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. It is the Company's policy to require its employees, certain contractors, consultants, members of the Scientific Advisory Board and parties to collaborative agreements to execute confidentiality agreements upon the commencement of a business relationship with the Company. There can be no assurance that these agreements will not be breached, that they will provide meaningful protection of the Company's trade secrets or know-how or adequate remedies in the event of unauthorized use or disclosure of such information or that the Company's trade secrets or know-how will not otherwise become known or be independently discovered by its competitors. See "Business--Patents and Proprietary Rights."

UNCERTAINTY OF MARKET ACCEPTANCE

    The Company's success is dependent on acceptance of those gene therapy products that it successfully develops for the market. The Company believes that recommendations by physicians and healthcare payors will be essential for market acceptance of such gene therapy products. In the past, concerns have arisen regarding the potential safety and efficacy of gene therapy products derived from pathogenic viruses such as adenoviruses. Since the Company's proposed gene therapy products utilize adenovirus vectors, there can be no assurance that physicians and healthcare payors (who can indirectly affect the attractiveness of the Company's proposed products by regulating the maximum amount of reimbursement they will provide for such proposed products; see "--Dependence on Third Party Reimbursement and Healthcare Reform") will conclude that the technology is safe. Unanticipated side effects or unfavorable publicity concerning any of the Company's products generally or those of its competitors could have an adverse effect on whether the Company's products achieve or maintain acceptance by prescribing physicians, other healthcare providers or patients. There can be no assurance that the Company's products will achieve or maintain significant market acceptance among patients, physicians or healthcare payors, even if necessary regulatory and reimbursement approvals are obtained. Failure to achieve or maintain significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON COLLABORATIVE RELATIONSHIPS

    The Company's strategy for the development, clinical testing, manufacturing and commercialization of its potential products relies on the Company entering into collaborations with corporate partners, licensors, licensees and others. To date, the Company has entered into one such relationship, a research and development collaboration with Schering AG in the field of angiogenic gene therapy. The Company's collaborative agreement with Schering AG allows Schering AG significant discretion in electing to pursue or not to pursue any development programs and gives Schering AG the right to terminate the agreement at any time upon a material breach by the Company or on 60 days written notice. In addition, Schering AG may terminate its agreement with the Company upon 90 days written notice, without payment of a termination fee, if a third party which is a competitor of Schering AG or the Company acquires substantially all the assets of the Company or 49% or more of the voting stock of the Company. There can be no assurance that the Schering AG collaboration will continue or that the collaboration will be successful. In addition, if products are approved for marketing under these programs, any revenues to the Company from these products will be dependent on the marketing and sales efforts of its collaborators, who may retain commercialization rights under such agreements. There can be no assurance that the Company will be able to maintain or expand its existing collaboration or establish additional collaborations or licensing arrangements necessary to develop and commercialize non-surgical gene therapy products based on the Company's technology, that any such collaborations or licensing arrangements will be on terms favorable to the Company or that the current or any future collaborations or licensing arrangements ultimately will be successful. Under the Company's current strategy, and for the foreseeable future, the Company does not expect to develop or market products on its own. As a result, the Company will be dependent on collaborators for the funding of certain preclinical studies and clinical development of products and for regulatory approval, manufacturing and marketing of its products resulting from the application of the Company's technology. In addition, the Company's collaborative agreements may provide potential manufacturers with significant discretion in electing whether or not to pursue development activities. The Company cannot control the amount and timing of resources that collaborators will devote to the Company's programs or potential products.

    The Company intends to rely on its collaboration with Schering AG for significant continued funding in support of its angiogenic gene therapy research efforts. If such funding were reduced or terminated, the Company would be required to devote additional internal resources, if and to the extent available, to clinical trials, and other product development and commercialization activities, scale back or terminate certain research and development programs, seek alternative collaborations or financing sources or sell or license rights to some of its proprietary technology, including its genes.

    In addition, there can be no assurance that Schering AG or any other collaborator will not pursue alternative technologies, either on their own or in collaboration with others, as a means for developing products that could compete with the types of gene therapy products currently being developed in collaboration with the Company, which may result in the withdrawal of support for the Company's programs. If the Company's collaborative partners were to breach or terminate their agreements with the Company or otherwise fail to conduct their collaborative activities successfully, the development of the Company's products would be delayed or terminated. The delay or termination of any of the collaborations could have a material adverse effect on the Company.

    There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with its collaborators. These and other possible disagreements between collaborators and the Company could lead to delays in the achievement of milestones or receipt of payments therefor, adversely affect collaborative research, development and commercialization of certain potential products or require or result in litigation or arbitration, which could be time consuming and expensive and could have a material adverse effect on the Company.

    See "Business--Collaborative and Licensing Arrangements."

LACK OF MANUFACTURING CAPABILITY

    The Company does not have internal manufacturing capabilities. The Company's current strategy is to rely on collaborative partners to manufacture its products. Currently, Schering AG is solely responsible for all activities related to manufacturing of any gene therapy products developed under its collaboration with the Company. See "Business--Collaborative and Licensing Arrangements." In the alternative, the Company will seek to establish relationships with third parties to manufacture the Company's products for clinical trials and commercial sales. There can be no assurance that the Company would be able to establish such relationships on commercially acceptable terms, if at all. Further, there can be no assurance that the Company's collaborators or any third party manufacturers will be able to manufacture products in commercial quantities under good manufacturing practices mandated by the FDA or under any such practices mandated by any foreign authority on a cost-effective basis. Further, there can be no assurance that manufacturing or quality control problems will not arise in connection with the manufacture of the Company's products or that third party manufacturers will be able to maintain the necessary governmental licenses and approvals to continue manufacturing the Company's products. See "Business--Government Regulation." The Company's dependence on its collaborators or any other third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and commercialize products on a timely and competitive basis. See "Business--Manufacturing."

LACK OF SALES AND MARKETING CAPABILITY

    The Company does not have internal marketing and sales capabilities. The Company's current strategy is for its collaborative partners to market and sell any products which it successfully develops for the market. Currently, Schering AG will be solely responsible for all activities related to marketing and sales of any gene therapy products developed under its collaboration with the Company. See "Business-- Collaborative and Licensing Arrangements." Should the Company have to market and sell its products directly, the Company would need to develop a marketing and sales force with technical expertise and distribution capability. The creation of infrastructure to commercialize pharmaceutical products is an expensive and time-consuming process. Alternatively, the Company could contract with other pharmaceutical and/or healthcare companies with distribution systems and direct sales forces. There can be no assurance that the Company will be able to establish marketing and sales capabilities or be successful in gaining market acceptance for its products. To the extent that the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties, and there can be no assurance that any such efforts will be successful. See "Business--Sales and Marketing."

COMPETITION

    The Company is aware of a number of companies and institutions that are developing or considering the development of potential gene therapy, cell therapy treatments and angiogenic protein infusion therapies, including early-stage gene therapy companies, fully integrated pharmaceutical companies, universities, research institutions, governmental agencies and other healthcare providers. Additionally, there are a number of medical device companies which are developing innovative surgical procedures including (i) laser-based systems to perform transmyocardial revascularization to stimulate coronary angiogenesis and (ii) surgical devices and systems to perform minimally invasive cardiothoracic surgery to simplify traditional mechanical revascularization techniques such as Coronary Bypass Surgery and less invasive procedures such as catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. In addition, the Company's potential products will be required to compete with existing pharmaceutical products, or products developed in the future, that are based on new or established technologies.

    Many of the Company's competitors have substantially more financial and other resources, larger research and development staffs and more experience and capability in researching, developing and testing products in clinical trials, in obtaining FDA and other regulatory approvals and in manufacturing, marketing and distribution than the Company. In addition, the competitive positions of other early-stage companies may be enhanced significantly through their collaborative arrangements with large pharmaceutical companies, biotechnology companies or academic institutions. The Company's competitors may succeed in developing, obtaining patent protection for, receiving FDA and other regulatory approvals for, or commercializing products more rapidly than the Company. If the Company is successful in commercializing its products, it may be required to compete with respect to manufacturing efficiency and marketing capabilities, areas in which it has no experience.

    The Company also competes with others in acquiring products or technology from research institutions or universities. The Company's competitors may develop or acquire new technologies and products that are available for sale prior to the Company's potential products or that are more effective than the Company's potential products. In addition, competitive products may be manufactured and marketed more successfully than the Company's potential products. Such developments could render the Company's potential products less competitive or obsolete, and could have a material adverse effect on the Company.

    See "Business--Competition."

DEPENDENCE ON THIRD PARTY REIMBURSEMENT AND HEALTHCARE REFORM

    Collateral's commercial success will be heavily dependent upon the reimbursability of the use of any products developed by the Company. There can be no assurance that Medicare and third-party payors will authorize or otherwise budget reimbursement for the Company's products and services. Additionally, third-party payors, including Medicare, are increasingly challenging the prices charged for medical products and services and may require substantial cost-benefit analysis data from the Company in order to demonstrate the cost-effectiveness of its products. There can be no assurance that the Company will be able to provide such data in order to gain market acceptance of its products with respect to pricing and reimbursement.

    The future revenues and profitability of, and availability of capital for, biotechnology companies may be materially and adversely affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of healthcare through various means. In certain foreign markets, pricing or profitability of medical products and services is subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement government control of pricing and profitability. In addition, increasing emphasis on managed healthcare may continue to put pressure on such pricing. Cost control initiatives could decrease the price that the Company or any of its collaborative partners or other licensees receives for any products it may discover or develop in the future and, by preventing the recovery of development costs, which could be substantial, and minimizing profit margins, could also have a material adverse effect on the Company. Further, to the extent that cost control initiatives have a material adverse effect on the Company's collaborative partners, in light of the Company's strategy to rely on collaborations, the Company's ability to commercialize its products and to realize royalties may be adversely affected. Furthermore, federal and state regulations govern or influence the reimbursement to healthcare providers of fees and capital equipment costs in connection with medical treatment of certain patients. There can be no assurance that action taken by federal and/or state governments, if any, with regard to healthcare reform will not have a material adverse effect on the Company. If any actions are taken by federal and/or state governments, such actions could adversely affect the prospects for sales of the Company's products. See "Business--Government Regulation."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

    Based on the Company's business strategy, the development of products will require the commitment of substantial additional resources by the Company to conduct research, preclinical and clinical trials and to augment quality control, regulatory and administrative capabilities. The future capital requirements of the Company will depend on many factors, including the pace of scientific progress in its research and development programs, the magnitude of these programs, the scope and results of preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, the ability to establish additional collaborations, changes in existing collaborations, the Company's dependence on third parties for activities related to the development and commercialization of its potential products, the cost of third-party manufacturing arrangements and the effectiveness of the Company's commercialization activities. The Company believes that its available cash and existing sources of funding, including Schering AG, together with the net proceeds of this Offering, will be adequate to satisfy its anticipated capital requirements at least through the next 24 months. The Company expects that it will seek any additional capital needed to fund its operations through new collaborations, the extension of existing collaborations or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. Any inability to obtain additional financing could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BROAD DISCRETION AS TO USE OF PROCEEDS

    The Company intends to use the net proceeds of this Offering as follows: (i) approximately $4.0 million for capital expenditures, including construction of the Company's new preclinical laboratory facility, and (ii) the remaining amount for research and development of new products, acquisition of technology (including $2.1 million payable under existing technology license agreements during the next 24 months) and working capital and general corporate purposes. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be added to its working capital. Management will have broad discretion to allocate the proceeds of the Offering, including the possible acquisition of businesses complementary to the Company's business. There are, however, no present arrangements or agreements for any such acquisitions. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT LIABILITY

    The testing, manufacture and sale of human healthcare products entail the inherent risk of liability claims or product recalls and associated adverse publicity. The Company has obtained clinical trial product liability insurance for its Phase I/II human clinical trial for GENERX and intends to obtain insurance for future clinical trials of other potential products under development and for potential product liability associated with the manufacture and commercial sale of the Company's potential products. Such insurance is expensive, and there can be no assurance that it will continue to be available in sufficient amounts and on acceptable terms, if at all. An inability to obtain product liability insurance at acceptable costs or to otherwise protect against product liability claims could prevent or inhibit the commercialization of products developed by the Company. The Company's business could be materially and adversely affected if it were required to pay material damages, or to incur significant defense costs, in connection with a lawsuit or other action for which it does not have adequate insurance coverage. In addition, a product liability claim or recall could have a material adverse effect on the business and financial condition of the Company. Even if the Company receives the required regulatory approvals for any of its products under development, there can be no assurance that additional liability insurance coverage for commercialized products will be available in the future on acceptable terms, or at all.

DEPENDENCE ON KEY PERSONNEL AND ADVISORS

    Collateral is highly dependent on the principal members of its scientific and management staff, the loss of whose services might impede the achievement of development objectives. The Company does not have employment agreements with any member of its scientific or management staff, although certain key members of the Company's scientific staff have entered into Scientific Advisory Consulting Agreements with the Company. Such agreements, however, may be terminated at any time by either party. See "Management--Director Compensation." Recruiting and retaining additional qualified management, operations and scientific personnel to perform research and development work in the future will also be critical to Collateral's success. In order to pursue its research and development programs, the Company will need to hire additional qualified scientific and management persons in 1998 and 1999. Although the Company believes it will be successful in attracting and retaining skilled and experienced management, operational and scientific personnel, there can be no assurance that it will be able to attract and retain such personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies, universities and other research institutions for such personnel. In addition, the Company relies on the members of its Scientific Advisory Board to assist the Company in formulating its research and development strategy. All of the scientific advisors are employed by employers other than the Company and may have commitments to, or consulting contracts with, other entities that may limit their availability to the Company. Although generally each scientific advisor has agreed not to perform services for another entity that would create a conflict of interest with the scientific advisor's services for the Company, there can be no assurance that such a conflict will not arise. See "Business--Human Resources" and "Management."

HAZARDOUS MATERIALS

    Collateral's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its current safety procedures for handling and disposing of such materials comply with the standards prescribed by local, state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of any accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may also incur substantial costs to comply with current or future environmental regulations.

CONCENTRATION OF STOCK OWNERSHIP; CONTROL BY MANAGEMENT AND EXISTING
  STOCKHOLDERS

    Upon completion of the Offering, the present directors, executive officers and principal stockholders of the Company and their affiliates will beneficially own approximately 67.9% of the outstanding Common Stock (approximately 65.2%, in the aggregate, if the Underwriters' over-allotment option is exercised in full). As a result, if all or certain of such stockholders were to act together, they would be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders. See "Management" and "Principal Stockholders."

NO PRIOR MARKET FOR COMMON STOCK

    Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering or that investors will be able to resell the Common Stock at prices equal to or greater than the initial offering price, or at all. The initial public offering price was determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the prices that may prevail in the public market following completion of the Offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

VOLATILITY OF STOCK PRICE

    The market prices and trading volumes for securities of emerging companies, like Collateral, have historically been highly volatile and have experienced significant fluctuations unrelated to the operating performance of such companies. Future announcements concerning the Company or its competitors may have a significant impact on the market price of the Common Stock. Such announcements might include the results of research, development testing, technological innovations, new commercial products, government regulation, developments concerning proprietary rights, litigation or public concern as to the safety of the products.

ABSENCE OF DIVIDENDS

    No cash dividends have been paid on the Common Stock to date, and Collateral does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

    Collateral's Second Restated Certificate of Incorporation (the "Certificate of Incorporation"), which will be effective simultaneously with the completion of this Offering, requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. The Restated Bylaws, which will be effective simultaneously with the completion of this Offering, will not permit stockholders of the Company to call a special meeting of stockholders. Under the Restated Bylaws, special meetings may only be called by the Company's Chief Executive Officer, President, or Chairman of the Board, and shall be called by the President or Secretary at the written request of a majority of the Board. The Restated Bylaws will also require that stockholders give advance notice to the Company's secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and will require a supermajority vote of members of the Board and/or stockholders to amend certain Restated Bylaw provisions. These provisions and other charter and bylaw provisions may have the effect of discouraging, delaying or preventing certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over the then current market prices, and may limit the ability of the stockholders to consider transactions that they may deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of the Company. In addition, the Board of Directors has the authority to fix the rights and preferences of and issue shares of preferred stock without action by the stockholders, which, if issued, may have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock-- Antitakeover Effects of Provisions of Second Restated Certificate of Incorporation, Restated Bylaws and Delaware Law."

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE


    Sales of a substantial number of shares of the Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. Upon completion of the Offering, there will be approximately 11,622,573 shares of Common Stock outstanding. Of those shares, approximately 3,391,220, including the 3,330,000 shares offered hereby, but excluding shares subject to contractual restrictions discussed below or held by affiliates of the Company, will be immediately eligible for resale in the public market without restriction. In addition, approximately 2,320,926 shares are subject to registration rights that will be exercisable six months after the effective date of this Offering. The holders of approximately 8,144,806 shares of Common Stock which will be outstanding after the Offering (and holders of approximately 144,400 shares of Common Stock issuable upon exercise of outstanding options), including shares held by all executive officers and directors and certain other stockholders and option holders of the Company, have agreed not to offer for sale, contract to sell, sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters (as hereinafter defined), for a period of 180 days after the effective date of the registration statement of which this Prospectus is a part. See "Underwriting."


IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of the Common Stock in the Offering will suffer immediate and substantial dilution of $8.37 per share in the net tangible book value of the Common Stock from the assumed initial public offering price of $12.00 per share (the mid-point of the range set forth on the front cover of this Prospectus). To the extent that outstanding options to purchase the Common Stock are exercised, there will be further dilution. See "Dilution."

YEAR 2000 COMPLIANCE

    The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 hardware and software issues. The Company intends to confirm its compliance regarding Year 2000 issues for both internal and external information systems by the end of 1998. This process will entail communicating with significant suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. Expenditures required to make the Company Year 2000 compliant will be expensed as incurred and are not expected to be material to the Company's consolidated financial position or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Year 2000 Compliance."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Collateral is a development stage company with products in the early stages of development. As a result, a substantial number of statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, may constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Collateral, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as elsewhere in this Prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,330,000 shares of Common Stock offered hereby are estimated to be approximately $36.4 million ($41.9 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share (the mid-point of the range set forth on the front cover of this Prospectus) and after deducting the estimated underwriting discounts and commissions and other estimated Offering expenses.

    The Company intends to use the net proceeds of this Offering as follows: (i) approximately $4.0 million for capital expenditures, including construction of the Company's new preclinical laboratory facility, and (ii) the remaining amount for research and development of new products, acquisition of technology (including $2.1 million payable under existing technology license agreements during the next 24 months) and working capital and general corporate purposes. Management will have broad discretion to allocate the proceeds of the Offering, including the possible acquisition of businesses complementary to the Company's business. There are, however, no present arrangements or agreements for any such acquisitions.

    The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the number and timing of additional collaborative agreements, the progress of the Company's research and development activities and continuing assessment of the commercial potential of the Company's products and those of the Company's competitors. The Company believes that its available cash and existing sources of funding, including Schering AG, together with the net proceeds of this Offering, will be adequate to satisfy its anticipated capital requirements at least through the next 24 months. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this Offering in investment grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid dividends on its capital stock. The Company does not anticipate paying dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1998 (i) the actual capitalization of the Company, after giving effect to the Company's reincorporation in Delaware and the 1.9-for-one split of the Common Stock, (ii) the pro forma capitalization of the Company, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common upon the sale of Common Stock in this Offering and the amendment and restatement of the Company's Certificate of Incorporation and Bylaws simultaneously with the completion of this Offering, and (iii) such pro forma capitalization as adjusted to give effect to the sale by the Company of the 3,330,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $12.00 per share (the mid-point of the range set forth on the front cover of this Prospectus), less estimated underwriting discounts and commissions and other estimated Offering expenses. This table should be read in conjunction with the Company's financial statements, including the notes thereto, included elsewhere herein.

                                                                                            MARCH 31, 1998
                                                                                   ---------------------------------
                                                                                                              AS
                                                                                    ACTUAL     PRO FORMA   ADJUSTED
                                                                                   ---------  -----------  ---------
                                                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
Notes payable to related party...................................................  $     500   $     500   $     500
Shareholders' equity:
  Preferred Stock, par value $.001; 5,000,000 shares authorized, no shares issued
    and outstanding pro forma and as adjusted....................................     --          --          --
  Series A Convertible Preferred Stock, par value $.001; 374,532 shares, issued and outstanding actual; no shares authorized, issued and outstanding pro
    forma and as adjusted........................................................     --          --          --
  Series B Convertible Preferred Stock, par value $.001; 374,532 shares, issued and outstanding actual; no shares authorized, issued and outstanding pro
    forma and as adjusted........................................................     --          --          --
  Series C Convertible Preferred Stock, par value $.001; 472,476 shares, issued and outstanding actual; no shares authorized, issued and outstanding pro
    forma and as adjusted........................................................     --          --          --
  Common Stock, par value $.001; 19,000,000 shares authorized actual; 5,971,647 shares issued and outstanding actual; 40,000,000 shares authorized pro forma and as adjusted; 8,292,573 and 11,622,573 shares issued and outstanding pro
    forma and as adjusted, respectively(1).......................................          6           8          12
  Additional paid-in capital.....................................................     10,083      10,081      46,440
  Deferred compensation..........................................................       (812)       (812)       (812)
  Note receivable secured by common stock........................................       (150)       (150)       (150)
  Accumulated deficit............................................................     (3,331)     (3,331)     (3,331)
                                                                                   ---------  -----------  ---------
    Total shareholders' equity...................................................      5,796       5,796      42,159
                                                                                   ---------  -----------  ---------
        Total capitalization.....................................................  $   6,296   $   6,296   $  42,659
                                                                                   ---------  -----------  ---------
                                                                                   ---------  -----------  ---------

------------------------
(1) Excludes (i) 917,700 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.38 per share, including 209,000 options granted in April 1998 and 123,500 options granted outside of the Company's stock option plans, (ii) 1,502,635 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the 1998 Plan and (iii) 50,000 shares of Common Stock reserved for issuance under the Purchase Plan. See Note 5 of Notes to Financial Statements.

                                    DILUTION

    The net tangible book value of the Company at March 31, 1998 was $5,795,663 or $0.70 per share. Net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to the conversion of the outstanding shares of Preferred Stock into 2,320,926 shares of Common Stock upon the sale of Common Stock in this Offering. After giving effect to the sale by the Company of the 3,330,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share (the mid-point of the range set forth on the front cover of this Prospectus), less estimated underwriting discounts and commissions and other estimated expenses of this Offering, the Company's pro forma net tangible book value as of March 31, 1998 would have been approximately $42,159,000, or approximately $3.63 per share. This represents an immediate increase in pro forma net tangible book value per share of $2.93 to existing holders and immediate dilution in pro forma net tangible book value of $8.37 per share to new investors purchasing Common Stock in the Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share..............................             $   12.00
  Net tangible book value per share of Common Stock as of March 31, 1998.....  $    0.70
  Increase per share attributable to new investors...........................       2.93
                                                                               ---------
Pro forma net tangible book value per share of Common Stock after this
  Offering...................................................................                  3.63
                                                                                          ---------
Dilution per share to new investors(1).......................................             $    8.37
                                                                                          ---------
                                                                                          ---------

------------------------

(1) If the Underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $8.06.

    The following table summarizes, as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares in this Offering (after giving effect to the conversion of the outstanding shares of Preferred Stock into shares of Common Stock and before deduction of estimated underwriting discounts and commissions and other estimated expenses of the Offering):

                                                                                          TOTAL
                                                         SHARES PURCHASED             CONSIDERATION
                                                     -------------------------  --------------------------  AVERAGE PRICE
                                                        NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                     ------------  -----------  -------------  -----------  -------------
Existing stockholders..............................     8,292,573        71.3%  $   8,827,112        18.1%    $    1.06
New investors......................................     3,330,000        28.7%     39,960,000        81.9%    $   12.00
                                                     ------------       -----   -------------       -----
Total..............................................    11,622,573       100.0%  $  48,787,112       100.0%
                                                     ------------       -----   -------------       -----
                                                     ------------       -----   -------------       -----

    Excludes as of March 31, 1998: (i) 917,700 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.38 per share, including 209,000 options granted in April 1998 and 123,500 options granted outside of the Company's stock option plans, (ii) 1,502,635 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the 1998 Plan, and (iii) 50,000 shares of Common Stock available for issuance under the Purchase Plan. See "Management." To the extent these options become vested and are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data set forth below with respect to the Company's statement of operations data for the period from April 3, 1995 (inception) through December 31, 1995 and for the years ended December 31, 1996 and 1997, and with respect to the balance sheet data at December 31, 1996 and 1997, are derived from the audited financial statements that have been examined by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus and are qualified by reference to such financial statements. The unaudited statement of operations data for the three months ended March 31, 1997 and 1998 and the unaudited balance sheet data at March 31, 1998 have been derived from unaudited financial statements also appearing herein which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited interim periods. The operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 1998 or for any subsequent period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this Prospectus.

                                                                                                    THREE MONTHS ENDED
                                                            PERIOD FROM      YEAR ENDED DECEMBER
                                                           APRIL 3, 1995             31,                MARCH 31,
                                                        (INCEPTION) THROUGH  --------------------  --------------------
                                                         DECEMBER 31, 1995     1996       1997       1997       1998
                                                        -------------------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Collaborative revenues from related party.............       $  --           $   1,680  $   5,647  $     815  $     989
Costs and expenses:
  Research and development............................             398           1,143      5,165      1,140      1,454
  General and administrative..........................             271             951      1,768        388        759
                                                                ------       ---------  ---------  ---------  ---------
    Total operating expenses..........................             669           2,094      6,933      1,528      2,213
                                                                ------       ---------  ---------  ---------  ---------
Loss from operations..................................            (669)           (414)    (1,286)      (713)    (1,224)
Interest (expense) income, net........................             (10)             24        167         13         81
                                                                ------       ---------  ---------  ---------  ---------
Net loss..............................................       $    (679)      $    (390) $  (1,119) $    (700) $  (1,143)
                                                                ------       ---------  ---------  ---------  ---------
                                                                ------       ---------  ---------  ---------  ---------
Pro forma net loss per share (Basic and Diluted)
  (1).................................................                                  $   (0.18)            $   (0.15)
Weighted average shares used in computing pro forma
  net loss per share (1)..............................                                  6,301,472             7,634,162

                                                                                       DECEMBER 31,
                                                                                   --------------------   MARCH 31,
                                                                                     1996       1997        1998
                                                                                   ---------  ---------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents........................................................  $   2,430  $   5,605   $   5,676
Working capital..................................................................      1,867      6,938       5,663
Milestone receivable from related party..........................................     --          2,000      --
Total assets.....................................................................      2,616      8,070       7,358
Notes payable to related party...................................................        500        500         500
Accumulated deficit..............................................................     (1,069)    (2,188)     (3,331)
Total shareholders' equity.......................................................      1,459      6,732       5,796

------------------------

(1) See Note 1 of Notes to Financial Statements for an explanation of weighted average shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS MAY CONTAIN CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

    Collateral is focused on the discovery, development and commercialization of non-surgical gene therapy products for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease, congestive heart failure and heart attack. The Company believes that its products under development hold the potential to revolutionize the treatment of cardiovascular diseases and become a new standard of care by offering patients simpler, more cost-effective and lower-risk alternatives to currently available treatments, such as Coronary Bypass Surgery and angioplasty. The Company's initial gene therapy products are designed to promote and enhance angiogenesis, a natural biological process which results in the growth of additional blood vessels, to restore adequate levels of blood flow to oxygen-deprived tissues.

    The Company has a strategic collaboration with Schering AG for angiogenic gene therapy products. Under this collaboration, Schering AG has made equity investments and provided loans to the Company. In addition, the collaboration provides for Schering AG, subject to certain conditions, to pay research support through April 2001, to make additional payments upon satisfying certain research, development and commercialization milestones and, when and if angiogenic gene therapy products developed under the collaboration are commercialized, to make royalty payments to the Company based on worldwide net sales of such products. This collaboration was structured to provide the Company with financial resources and product development support to enable the Company to determine the safety and efficacy of at least three angiogenic gene therapy products (GENERX, GENEVX and GENVASCOR). However, the timing and amounts of such payments cannot be predicted with certainty and may not occur if product development events are not achieved. See "Business--Collaborative and Licensing Arrangements."

    The Company's revenue to date is primarily attributable to its collaboration with Schering AG entered into in May 1996. Under this collaboration, the Company has received aggregate research funding of $8.6 million through March 31, 1998, of which $316,000 was deferred; this funding included $2.0 million for the achievement of a milestone. From 1995 through 1997, collaboration revenue and related operating expenses have trended upward due to accelerated research and development efforts. Since inception, the Company has conducted research that is not funded by its collaboration with Schering AG; accordingly, the Company's operating expenses have exceeded revenues each year since inception. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop its technologies and from administrative costs required to support such efforts to the extent such costs were not covered by the Schering AG collaboration. The Company's losses have been primarily funded by the Company raising $9.3 million through private sales of equity securities and receipt of loans, including $5.7 million in equity investments and $500,000 in loans from Schering AG and $3.1 million in equity provided by other private investors. The Company's ability to achieve profitability is dependent on its ability to successfully develop its products and thereafter successfully market such products through current or future collaborative partners. There can be no assurance that the Company will be able to achieve profitability at all, or on a sustained basis.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    The Company's collaborative revenue was $989,000 and $815,000 for the three months ended March 31, 1998 and 1997, respectively. Revenue for the three-month periods in 1998 and 1997 was derived from the Company's research and development agreement with Schering AG, and increased in the three months ended March 31, 1998 due to increased costs reimbursable to the Company under such agreement associated with accelerated research and development activities. Research and development expenses for the three months ended March 31, 1998 increased to $1.5 million compared to $1.1 million for the three months ended March 31, 1997; the increase resulted from increased expenses associated with additional personnel, amortization of deferred compensation related to stock options, and increased use of outside research institutions and consultants, partially offset by reduced license fees incurred by the Company. General and administrative costs increased to $759,000 for the three months ended March 31, 1998 compared to $388,000 for the three months ended March 31, 1997; the increase resulted from increased market research and educational materials, increased expenses for personnel to support expanded research efforts, and amortization of deferred compensation related to stock options.

    YEARS ENDED DECEMBER 31, 1997 AND 1996

    The Company's collaborative revenue was $5.6 million for 1997 compared to $1.7 million for 1996. Revenue in 1997 and 1996 was derived from the Company's research and development agreement with Schering AG, which was entered into in May 1996. Such revenue increased in 1997 compared to 1996 due to (i) $2.0 million earned by the Company upon the achievement of a milestone, (ii) increased costs reimbursable to the Company resulting from substantially accelerating research and development activities and (iii) the reimbursement of costs under the Schering AG agreement for a full 12 months. For 1997, research and development expenses increased to $5.2 million from $1.1 million in 1996. The increase was due to greater amounts due under license agreements, increased use of outside research institutions and consultants, additions of research and development personnel to support expanded research and development programs, and amortization of deferred compensation related to stock options. General and administrative expenses increased to $1.8 million in 1997 from $1.0 million in 1996. The increase was primarily attributable to additions to personnel and related expenses to support expanded research and development programs, and amortization of deferred compensation related to stock options. Interest income increased to $167,000 in 1997 from $24,000 in 1996 due to higher average cash balances.

    YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM APRIL 3, 1995 (INCEPTION) TO
     DECEMBER 31, 1995

    The Company's collaborative revenue was $1.7 million for 1996 compared to no revenue for 1995. Revenue in 1996 was derived from the Company's research and development agreement with Schering AG, which was entered into in May 1996. Research and development expenses increased to $1.1 million in 1996 from $398,000 for the period from April 3, 1995 to December 31, 1995. The increase was primarily due to additions of research and development personnel, expansion of the Company's research and development programs, and 1996 includes a full year of operations compared to nine months in 1995. General and administrative expenses increased to $1.0 million in 1996 from $271,000 in 1995. The increase was primarily attributable to personnel additions and related expenses to support expansion of the Company's research and development programs and 1996 included a full year of operations compared to nine months in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    To date, the Company has financed its operations primarily through private offerings of its equity securities, from collaborative research revenues and loans from Schering AG and from interest income. From inception through March 31, 1998, the Company raised an aggregate of $9.3 million through private sales of equity securities and receipt of loans, including $5.7 million in equity investments and $500,000 in loans from Schering AG and $3.1 million in equity provided by other private investors. The $500,000 in loans from Schering AG consist of two promissory notes issued in 1995 to fund operations. The notes bear interest at 1% below the prime rate; at March 31, 1998, the notes bore interest at 7.5%. Such notes are secured by the assets of the Company (with the exception of certain equipment purchased from February 15, 1998 through November 15, 1998 which is pledged on a first priority basis under the Company's $400,000 bank loan referred to below). Principal and interest on the notes are due and payable upon demand on or after June 30, 1999.

    At March 31, 1998, cash and cash equivalents increased to $5.7 million from $5.6 million at December 31, 1997, in large part as a result of the collection from Schering AG of $2.0 million earned by the Company in 1997 upon the achievement of a milestone, partially offset by the loss for the period, an increase in restricted cash, and capital expenditures and deposits for capital equipment. The restricted cash includes a $600,000 standby letter of credit to ensure the completion of tenant improvements at the Company's new preclinical research center. The landlord is the beneficiary of such standby letter of credit but the Company does not foresee the standby letter of credit being drawn upon. The Company generally invests its excess cash in high credit quality debt instruments of corporations and financial institutions and in U.S. government securities. Working capital decreased to $5.7 million as of March 31, 1998, from $6.9 million at the end of 1997 primarily due to the loss for the period and capital expenditures for the construction of the Company's new preclinical laboratory facility.


    The Company has entered into certain strategic license agreements in addition to the agreement with Schering AG related to the Company's technology portfolio. To retain certain licensing rights under these cancelable agreements, the Company anticipates that it may be required to make aggregate payments of approximately $2.1 million over the next two years. See "Use of Proceeds" and "Business--Collaborative and Licensing Arrangements." The Company is also required to make aggregate payments of approximately $552,000 over the next five years under non-cancelable research and development contracts. See "Business--Collaborative and Licensing Arrangements." The Company's core technologies are focused on the development of gene therapies that promote angiogenesis, myocardial adrenergic signaling and heart muscle regeneration. The Company has in-licensed certain technology covering proprietary methods of gene therapy and a portfolio of therapeutic genes for use with such methods of gene therapy (see "Business--Collaborative and Licensing Arrangements"). The Company evaluates on an ongoing basis the safety, efficacy and commercialization of the therapeutic genes it has licensed and, based on such evaluations, the Company designates certain genes for use in the development of each of the Company's cardiovascular gene therapy products. While research is continuing, the Company has currently designated one gene (FGF-4) for use in the development of two angiogenic gene therapy products: (1) GENERX, as a treatment for coronary artery disease and (2) GENVASCOR, as a treatment for peripheral vascular disease. These are the only products currently in development by the Company for which a specific gene has been designated. Upon any successful commercialization of these two angiogenic gene therapy products using this designated gene, the total financial milestone obligations, licensing fees and other related amounts payable by the Company pursuant to license agreements with New York University and the University of California could total up to $4,950,000, including $725,000 which has already been paid by the Company as of March 31, 1998. In addition, upon any successful commercialization of such products, the Company would be required to make, pursuant to the terms of the license agreements, royalty payments on net sales of products that utilize such gene. See "Business--Collaborative and Licensing Arrangements--University of California License Agreements; New York University Research and License Agreement." However, the Company may, in its sole discretion, change such designated gene at any time and the license agreement covering such designated gene could be terminated by the Company and all future financial obligations with respect to such gene would cease. In addition to GENERX and GENVASCOR, the Company has two other products, GENEVX and GENECOR, which have progressed beyond the research stage. See "Business--Collateral's Product Development Programs" and the chart therein. The angiogenic genes to be designated by the Company for use in development of GENEVX and

GENECOR will not be finalized until the Company has progressed further along in its evaluation process. Based on the Company's currently existing agreements covering in-licensed technology, including methods of gene therapy and therapeutic genes, and the successful commercialization of its gene therapy products, the Company's total financial obligations pursuant to licensing agreements with respect to all four of its products which are currently beyond the research stage could range from between $6,800,000 to $13,750,000, of which $2,150,000 has been paid through March 31, 1998, depending on the selections of therapeutic genes for use in the Company's angiogenic gene therapy products, GENEVX and GENECOR. In addition, the Company would be required to pay a royalty on worldwide net sales of products that utilize in-licensed technology. The information set forth above with respect to potential fees payable by the Company for in-licensed technology involves many variables and is subject to a high degree of potential variation. See "Business--Collaborative and Licensing Arrangements." The Company may be required to secure the license rights to certain other methods of gene therapy and therapeutic genes based on product development and commercialization requirements.


    Through March 31, 1998, the Company had acquired an aggregate of $752,000 in laboratory and office equipment and tenant improvements, substantially all of which has been purchased with cash. The Company will make substantial increases in purchases of property and equipment in 1998 compared to 1997 and prior years. In the second quarter of 1998, the Company began to occupy a new preclinical research center. In the fourth quarter of 1998, following completion of construction and leasehold improvements, the Company intends to occupy a larger administrative facility to support expanded research and development efforts. In connection with these new facilities, the Company expects to incur property and equipment costs of approximately $4.0 million through the first quarter of 1999, of which up to $400,000 is expected to be financed through a bank loan that was entered into in April 1998. See "Use of Proceeds." Rent expense for the Company's research and administrative facilities is expected to increase substantially compared to 1997 and prior years. The new preclinical research center is leased for a five-year term with two five-year renewal options. Rent expense over the initial term is expected to average $275,000 per year. The new administrative facility is leased for a six-year term with one five-year renewal option. Rent expense is expected to average approximately $450,000 per year over the initial term.

    To date, substantially all revenue received by the Company has been from its collaboration with Schering AG, and the Company expects that substantially all revenue for the next several years will continue to come from the Schering AG and other future collaborations. Under the Schering Agreement, the Company may receive: (i) up to $5.0 million annually to support the Company's research and development pursuant to the Schering Agreement for an Initial Product (as defined therein), which amount may be adjusted to support research and development for additional products within the field of angiogenic gene therapy,
(ii) milestone payments totaling up to $20.5 million for each Initial Product and for each New Product (each as defined therein) based on the Company's achievement of milestones pertaining to certain regulatory filings and the development and commercialization of products under the Schering Agreement; and
(iii) a royalty rate based on worldwide net sales of each product and an additional supplemental royalty based on worldwide net sales of each product and the product's cost of goods, up to a maximum specified royalty rate. There can be no assurance that the Company will be able to establish additional collaborations on acceptable terms, if at all, or that current or future collaborations will be successful and provide adequate funding to meet the Company's needs. Schering AG currently reimburses the Company for all of its research and development expenses in the angiogenic gene therapy field as it relates to an Initial Product and for certain related administrative expenses. The Company expects to incur substantial increases in operating expenses over at least the next 24 months as it accelerates its research and development activities. Increases in operating expenses will include, but are not limited to, increased personnel costs, rent, supplies and other costs which will result from operating its new facilities. To the extent such costs are incurred in fields other than angiogenic gene therapy or are otherwise not reimbursable under the current arrangement with Schering AG, the Company intends to use proceeds from the Offering to cover such expenses. See "Use of Proceeds."

    Based on the Company's business strategy, the development of products will require the continued commitment of substantial resources by the Company to conduct research, preclinical and clinical trials, and to augment quality control, regulatory and administrative capabilities. The future capital requirements of the Company will depend on many factors, including the pace of scientific progress in its research and development programs, the magnitude of these programs, the scope and results of preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, the Company's dependence on third parties for activities related to the development and commercialization of its potential products (including the ability to establish additional collaborations and changes to its existing collaboration with Schering AG), the cost of third-party manufacturing arrangements and the effectiveness of the Company's commercialization activities. The Company believes that its available cash and existing sources of funding, including Schering AG, together with the net proceeds of this Offering, will be adequate to satisfy its anticipated capital requirements at least through the next 24 months. The Company expects that it will seek any additional capital needed to fund its operations through new collaborations, the extension of its existing collaboration or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. Any inability to obtain additional financing could have a material adverse effect on the Company. In addition, so long as the $400,000 bank loan entered into in April 1998 remains outstanding, the Company must obtain the lender's consent for certain additional indebtedness of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") and will adopt Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130") and No. 131 "Segment Information" ("SFAS 131") in 1998. SFAS 128 establishes and simplifies the standard for computing earnings per share ("EPS") from previous EPS guidance. SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. SFAS 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and does not believe adoption of SFAS 131 will have a material impact on the Company's financial statements.

YEAR 2000 COMPLIANCE

    The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 hardware and software issues. The Company intends to confirm its compliance regarding Year 2000 issues for both internal and external information systems by the end of 1998. This process will entail communicating with significant suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. Expenditures required to make the Company Year 2000 compliant will be expensed as incurred and are not expected to be material to the Company's consolidated financial position or results of operations.

                                    BUSINESS

OVERVIEW

    Collateral is focused on the discovery, development and commercialization of non-surgical gene therapy products for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease, congestive heart failure and heart attack. The Company believes that its products under development hold the potential to revolutionize the treatment of cardiovascular diseases and become a new standard of care by offering patients simpler, more cost-effective and lower-risk alternatives to currently available treatments, such as Coronary Bypass Surgery and angioplasty. The Company's initial gene therapy products are designed to promote and enhance angiogenesis, a natural biological process which results in the growth of additional blood vessels, to restore adequate levels of blood flow to oxygen-deprived tissues. IN VIVO preclinical studies led by the Company's chief scientist have demonstrated high-yield gene transfer to heart muscle cells and, for the first time, angiogenesis sufficient to normalize cardiac flow and function. In addition, these preclinical studies showed no significant side effects such as inflammation or immune response. The Company's angiogenic products are administered using proprietary methods of gene therapy based on non-surgical adenoviral vector delivery of angiogenic genes to the heart. Such products are intended to be non-surgically administered by an interventional cardiologist by a one-time intra-coronary injection through a cardiac catheter, and could be administered at the time of initial angiography, on an out-patient basis. In addition to the Company's angiogenic products, the Company is also actively researching gene therapy products designed to stimulate heart muscle regeneration and to enhance responsiveness to myocardial adrenergic signaling and is seeking to broaden its proprietary methods of gene therapy to include AAV gene delivery vectors.

    GENERX, the Company's initial angiogenic product for the treatment of coronary artery disease, is designed to relieve stable exertional angina. Phase I/II clinical trials for GENERX (which uses the FGF-4 gene) began in May 1998 pursuant to a commercial IND filed with the FDA in December 1997 by the Company's strategic partner, Schering AG. Among the other non-surgical cardiovascular gene therapy products being developed by the Company are: (i) GENEVX (which uses a VEGF gene), also an angiogenic treatment for coronary artery disease designed to relieve stable exertional angina; (ii) GENVASCOR (which uses the FGF-4 gene), an angiogenic treatment for peripheral vascular disease; (iii) GENECOR, an angiogenic treatment for congestive heart failure;
(iv) CORGENIC, a treatment for congestive heart failure to enhance responsiveness of the heart to adrenergic stimulation; and (v) MYOCOR, a treatment for patients who have suffered a heart attack, which is focused on heart muscle regeneration and improvement of cardiac function.

    The Company has assembled a broad portfolio of therapeutic genes which were internally discovered or exclusively licensed and for which either patents have been issued or patent applications have been filed worldwide for use in the development of cardiovascular gene therapy products. The Company's portfolio includes 11 proprietary human genes in the FGF and VEGF gene families to be used in the Company's angiogenic gene therapy products. In addition, the Company has filed a patent application with the PTO with respect to other therapeutic genes for use with the Company's angiogenic gene therapy technology. The Company has a patent application pending for the use of, or public domain access to, certain other therapeutic genes that will be required for its myocardial adrenergic signaling and heart muscle regeneration products.

    The Company was incorporated in California in April 1995 and reincorporated in Delaware in 1998. The period from April 1995 to December 1995 represented the start-up phase of the Company, during which the Company initiated efforts to establish infrastructure, build a personnel base, secure initial funding, and pursue limited research. In 1995, the Company obtained initial loans of $500,000 from Schering AG, consisting of two promissory notes to fund operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources." During this period, the Company also entered into an agreement with the University of California to license certain technology relating to angiogenic gene therapy.

    During the period from January 1996 to April 1996, the Company continued limited research and development activities and also initiated discussions with Schering AG to expand the funding relationship with respect to the field of angiogenic gene therapy. In May 1996, the Company entered into a strategic collaboration with Schering AG, covering angiogenic gene therapy products (the "Schering Agreement"). See "-Collaborative and Licensing Arrangements."

    With the additional funding obtained from Schering AG, the Company continued to expand its research and development efforts and entered into additional licensing arrangements. The Company secured the license rights to several therapeutic angiogenic genes in March 1997 and, as set forth above, Phase I/II clinical trials for GENERX (which uses the FGF-4 gene) began in May 1998 pursuant to a commercial IND filed with the FDA in December 1997 by the Company's strategic partner, Schering AG.

    The Company intends to focus on research and development of products while leveraging its technology through the establishment of product development, manufacturing and marketing collaborations with select pharmaceutical and biotechnology companies. Under the Schering Agreement, Schering AG has made equity investments in the Company. In addition, the collaboration provides for Schering AG, subject to certain conditions, to pay research support through 2001, to make additional payments upon satisfying certain research, development and commercialization milestones and to make royalty payments to the Company based on worldwide net sales of angiogenic gene therapy products developed under the collaboration. This collaboration was structured to provide the Company with financial resources and product development support to enable the Company to determine the safety and efficacy of at least three angiogenic gene therapy products (GENERX, GENEVX and GENVASCOR). See "--Collaborative and Licensing Arrangements." For other products, the Company intends to select development and/or commercialization partners after the Company has completed preclinical research with respect to each such product. The Company expects that, in the event of successful commercialization of its products, royalties on worldwide sales of such products would generate significant revenues in the long-term.

CARDIOVASCULAR DISEASE AND CURRENT TREATMENTS

    Cardiovascular disease is the leading cause of death in the United States. In 1998, the American Heart Association reported that an estimated 58 million patients in the United States had cardiovascular disease. The American Heart Association estimates that the U.S. healthcare system spends approximately $171 billion annually on the care and treatment of patients with cardiovascular diseases.

    CORONARY ARTERY DISEASE. The coronary arteries supply blood to the heart muscle. When insufficient oxygen reaches the heart muscle as a result of restricted blood flow, an injury (myocardial ischemia) occurs that may result in a heart attack or death. Brief episodes of ischemia often result in chest pain or angina. Nearly all ischemic heart disease is due to atherosclerotic disease of the coronary arteries. Atherosclerosis is a general term for the build-up of fatty and cholesterol plaque deposits on the inside lining of arterial walls thereby restricting blood flow. Restoring blood flow is the most effective method to relieve painful ischemic symptoms and to reduce the long-term risk of a heart attack. When blood flow through coronary arteries is insufficient, cardiac ischemia occurs and ischemic injury signals are generated. In response to these signals, the body's natural healing process is initiated and the heart may develop limited collateral circulation in an effort to restore blood flow. Research has shown that the extent of natural collateral vessel formation in the heart is often inadequate to provide full restoration of blood flow. The American Heart Association reported in 1998 that an estimated 13.9 million patients in the United States had coronary artery disease, including approximately 7.2 million patients with angina. Current treatments for coronary artery disease include drug therapy, Coronary Bypass Surgery and catheter-based treatments, including angioplasty, atherectomy and coronary stenting. Cardiovascular drug therapy represents the largest component of the worldwide pharmaceutical market; however, this therapy, in many cases, only treats symptoms, does not represent a cure for coronary artery disease, requires long-term administration, has adverse side effects and involves significant long-term costs. Coronary Bypass Surgery is highly invasive and traumatic to the patient, but is often considered the most effective and long-lasting treatment currently available for severe coronary artery disease. While current catheter-based treatments such as angioplasty and coronary stents are less invasive, they are limited by restenosis, a renarrowing of the treated coronary artery, which generally requires reintervention. The American Heart Association has estimated that in 1995 the number of surgical procedures in the United States for the treatment of coronary artery disease totaled 1.0 million, which included approximately 570,000 Coronary Bypass Surgeries and approximately 434,000 angioplasty procedures.

    PERIPHERAL VASCULAR DISEASE. Peripheral vascular disease results from decreased blood flow in patients with atherosclerosis, usually in the lower limb. Leg pain due to peripheral ischemia (claudication) brought on by exertion is a condition analogous to angina due to myocardial ischemia. Based on an IMS Health marketing report prepared for the Company, there are currently an estimated 726,000 patients in the United States suffering from peripheral vascular disease, of whom over 100,000 will be required to undergo a limb amputation. Current treatments for patients with peripheral vascular disease include drug therapy in the initial stages of the disease and surgery if the disease has progressed or is incapacitating. If drug therapy is selected, agents designed to improve blood flow by decreasing blood viscosity and low dose aspirin are therapies of choice. When these agents are used in combination with a program of daily walking and smoking cessation, improved function may be obtained and the need for invasive surgical therapies may be postponed or eliminated. However, research indicates that at the present time there is no efficacious drug therapy for advanced forms of peripheral vascular disease. Surgical intervention includes arterial grafting, surgical removal of the fatty plaque deposits and, increasingly, endovascular surgical treatments such as angioplasty.

    CONGESTIVE HEART FAILURE. Congestive heart failure is caused when the heart is unable to contract adequately to pump blood throughout the body. Myocardial adrenergic signaling (the normal physiological stimulation of heart function) is generated when chemical transmitters known as catecholamines bind with certain receptors on the surfaces of heart cells, triggering a series of events which results in increased heart rate and force of contraction of the heart. In congestive heart failure, the heart is unable to respond adequately to catecholamines. According to the American Heart Association, there are currently an estimated 4.9 million patients in the United States who have congestive heart failure. Congestive heart failure is the single most frequent cause of hospitalization for people 65 and older. According to the American Heart Association, approximately 50% of patients with congestive heart failure die within five years of diagnosis. Current treatments for congestive heart failure are drug therapy, heart transplants and the use of medical devices, including left ventricular assist devices, as a transition for patients awaiting heart transplants. According to the American Heart Association, only approximately 2,300 heart transplants occur in the United States each year. Currently available drug treatments only address symptoms and in general have only a marginal impact on the rapid degenerative progression of this condition.

    HEART ATTACK. A heart attack occurs when a blockage in the coronary artery severely restricts or completely occludes blood flow to the heart. When blood supply is greatly reduced or occluded for more than a short time, heart muscle cells die. Heart muscle cells do not have the biological capacity to multiply to replace the dead cells. In the healing phase, after a heart attack, white blood cells migrate into the area and remove the dead heart muscle cells, and fibroblasts proliferate and form a collagen scar in the affected region of the heart. Collagen is the fibrous, non-living material found in scar tissue. Following a heart attack, the heart's ability to maintain normal function will depend on the location of the damage and the amount of damaged tissue. The American Heart Association estimates that in 1998 approximately 1.1 million patients will have a heart attack and an estimated 350,000 patients will die as a direct result of a heart attack. Current therapeutic treatments for heart attack focus on acute care upon the onset of a heart attack and on long-term care to limit the development of heart failure and recurrent heart attack. A form of drug therapy may be used to dissolve a blood clot immediately following a heart attack. After a heart attack, patients generally are required to make certain lifestyle changes, such as diet, cessation of smoking and exercise, and to commence drug therapy to treat symptomatic conditions.

GENE THERAPY

    Gene therapy is an approach to the treatment and prevention of genetic and acquired diseases that involves the insertion of genetic information into target cells (also called "transfection") to produce specific proteins needed to correct or modulate disease conditions. Proteins are fundamental components of all living cells and are essential for cellular structure, growth and function. Proteins are produced by cells from a set of genetic instructions encoded in DNA, which contains all the information necessary to control cellular biological processes. DNA is organized into segments called genes, with each gene containing the information required to express, or produce, a specific protein. By directing the cells to produce proteins, gene therapy offers the opportunity to correct defects or diseases at the molecular level.

    A key factor in the progress of gene therapy is the development of safe and efficient methods of transferring genes into cells. In one method for transfer into cells, the gene is incorporated into a delivery system called a vector. Vectors may be derived from either viral or non-viral systems. The most common gene delivery approach to date relies on viral gene transfer, whereby modified viruses are used to transfer the desired genetic material into host cells. The process of gene transfer can be accomplished EX VIVO, in which cells are removed from the patient, genetically modified and then reinfused into the patient, or IN VIVO, in which vectors are introduced directly into the patient's body.

    The use of viruses takes advantage of their natural ability to introduce genes into host cells and to use the host's metabolic machinery to produce proteins essential for the survival and function of the virus. Viruses used as vectors are genetically modified to remove the DNA necessary for the virus to reproduce and to contain the desired genes. Successful application of viral gene transfer to indications requiring long-term gene expression entails a number of essential technical requirements, including the ability of the viral vector to carry desired segments of genes, to transfer genes into a sufficient number of target cells and to enable genes contained in the viral vector to persist in the host cell. A number of different viral vectors, including adenovirus and retroviral vectors, are being used for potential gene therapy applications.

COLLATERAL'S THERAPEUTIC APPROACH

    Collateral's non-surgical cardiovascular gene therapy approach is primarily focused on angiogenesis, myocardial adrenergic signaling and heart muscle regeneration utilizing proprietary technology, which includes methods of gene therapy, therapeutic genes and gene delivery vectors.

    ANGIOGENESIS. The Company is developing non-surgical angiogenic gene therapy treatments for coronary artery disease, peripheral vascular disease and congestive heart failure. IN VIVO preclinical animal studies led by the Company's chief scientist demonstrated that gene therapy with human angiogenic growth factor genes resulted in high-yield gene transfer limited to the heart and, for the first time, fully restored regional blood flow and heart function in an ischemic region of the heart in a preclinical model. The results were achieved within two weeks of a one-time treatment and the effects persisted over the study period of 12 weeks following the administration of gene therapy, without any significant side effects such as inflammation or immune response. No longer term studies were conducted. The Company's proprietary methods of gene therapy utilize a catheter-based intracoronary delivery of an angiogenic gene to effect the transfer of genetic information into the heart cells to produce a specific protein to stimulate site-specific angiogenesis. The Company's angiogenic products are administered using proprietary methods of gene therapy based on non-surgical adenoviral vector delivery of angiogenic genes to the heart. Such products are intended to be non-surgically administered by an interventional cardiologist by a one-time intra-coronary injection through a cardiac catheter and could be administered at the time of initial angiography, on an out-patient basis. Gene transfer is accomplished using, as a vector, a human adenovirus (common cold virus) which has been rendered replication-incompetent.

    MYOCARDIAL ADRENERGIC SIGNALING. The Company is also developing methods of gene therapy to enhance myocardial adrenergic signaling in patients with advanced congestive heart failure by increasing the heart's ability to contract in response to catecholamine stimulation. In heart failure, the ability of the heart to respond to catecholamine stimulation is markedly impaired. In the Company's preclinical research, investigators demonstrated that gene therapy can be used to produce the enzyme adenylylcyclase in heart muscle cells. Production of this enzyme caused an increase in the response to catecholamine stimulation which in turn enhanced the heart's ability to contract.

    HEART MUSCLE REGENERATION. Collateral is also developing methods of gene therapy for the treatment of heart attack (myocardial infarction). The Company's research on the treatment of heart attack is focused on the regeneration of heart muscle to mitigate the effect of muscle necrosis and possibly improve heart performance following a heart attack. Preclinical research has shown that myofibroblasts, the type of fibroblast seen during the healing phase after heart attack, can be altered with gene therapy to convert into skeletal muscle cells. However, skeletal muscle is not an adequate replacement for cardiac muscle. The Company is now sponsoring preclinical research to identify certain genes which may have the capacity to transform potential scar tissue cells into functioning heart muscle cells. If these genes are confirmed to have the capacity to transform myofibroblasts into heart muscle cells, the Company plans to develop a non-surgical gene therapy product that could be delivered by intracoronary administration following heart attack.

BUSINESS STRATEGY

    The Company's objective is to become the leader in the development and commercialization of non-surgical cardiovascular gene therapy products for sale to worldwide markets. The key elements of the Company's strategy are as follows:

    DEVELOP A NEW PARADIGM FOR THE TREATMENT OF CARDIOVASCULAR DISEASES. The American Heart Association estimates that the U.S. healthcare system spends approximately $274 billion annually on the care and treatment of patients with cardiovascular diseases. The Company believes that its products under development hold the potential to revolutionize the treatment of cardiovascular diseases and become a new standard of care, by offering patients simpler, more cost-effective and lower-risk alternatives to currently available treatments.

    MAINTAIN LEADERSHIP IN CARDIOVASCULAR GENE THERAPY. The Company believes that it has established a leadership position in the field of cardiovascular gene therapy, based on: (i) the depth and breadth of its technology portfolio; (ii) the first successful demonstration of angiogenic gene therapy in controlled preclinical studies; and (iii) the filing of a commercial IND and initiation of Phase I/II clinical trials with respect to the Company's first angiogenic gene therapy product. In addition, the Company has five other gene therapy products in various stages of development that focus on cardiovascular diseases. The Company intends to continue to focus its resources exclusively on the field of cardiovascular gene therapy in order to maintain its leadership position.

    EXPAND, ENHANCE AND PROTECT PROPRIETARY POSITIONS. The Company has developed proprietary non-surgical methods of gene therapy which enable site-specific, high-yield delivery of genes to the heart. The Company has assembled a broad portfolio of proprietary angiogenic genes consisting of several FGF, VEGF and other human genes for use with its methods of cardiovascular gene therapy. The Company and its scientific collaborators have developed significant expertise with respect to design and delivery of adenovirus vectors in gene therapy. The Company is seeking to refine and enhance its proprietary methods of gene therapy to include AAV gene delivery vectors, and to broaden the application of such methods to the treatment of other cardiovascular diseases. The Company intends to continue to pursue a strategy of internal development and in-licensing of technologies and genes to broaden its product development programs and accelerate the biotechnology product development cycle. The Company intends to vigorously protect its intellectual property position.

    ESTABLISH STRATEGIC COLLABORATIONS TO ENHANCE PRODUCT DEVELOPMENT AND COMMERCIALIZATION. The Company intends to focus on research and development of products while leveraging its technology through the establishment of collaborations with select pharmaceutical and biotechnology companies primarily in the areas of product development, manufacturing and marketing. The Company has an exclusive arrangement with Schering AG covering angiogenic gene therapy products. For other products, the Company intends to select potential development and/or commercialization partners only after it has completely evaluated preclinical research data. The Company believes that this will allow it to: (i) assess the potential commercial value of its products; (ii) select a collaborative partner on more favorable terms than would otherwise be available at earlier stages; and (iii) minimize the financial burden on the Company to fund development programs by obtaining up-front and milestone payments, technology access fees and development funding. The Company expects that in the event of successful commercialization of its products, royalties on worldwide sales of such products would generate significant revenues in the long-term.

COLLATERAL'S CORE TECHNOLOGIES

    The Company's core technologies are focused on the development of gene therapies that promote angiogenesis, myocardial adrenergic signaling and heart muscle regeneration. As an integral part of the Company's therapeutic approach to cardiovascular diseases, the Company has developed proprietary methods of gene therapy and has assembled a portfolio of therapeutic genes.

    METHODS OF GENE THERAPY. Collateral's expertise lies in delivering therapeutic genes to the heart without affecting other organs. The therapeutic genes will be administered to a patient through the use of non-surgical, intracoronary delivery into major arteries through a catheter by an interventional cardiologist. This technology can be used to provide a means to increase production of a specific protein in living cells and thereby alter cell function as a therapy to treat a disease condition. Preclinical studies led by the Company's chief scientist have demonstrated that its proprietary methods of gene therapy allow the injection of therapeutic genes directly into the arteries of the heart with 98.5% of the gene-carrying vector being taken up by the heart. No detectable transfection was observed in preclinical models in skeletal muscle, eye, liver or any organs other than the heart. See, however, "Risk Factors--Uncertainties Related to Clinical Trials; Uncertainties Related to Safety and Efficacy."

    PORTFOLIO OF THERAPEUTIC GENES. Genes which regulate biological activity in the cardiovascular system are key enabling components of the Company's core technology. Collateral has developed a portfolio of 11 proprietary human genes in the FGF and VEGF gene families to be used in the commercialization of products centered around the Company's angiogenesis technology. The Company's gene portfolio includes genes that have been invented by the Company for application in the field of cardiovascular gene therapy and genes that have been discovered by the Company for which patent applications have been filed with the PTO. The Company's portfolio of genes includes: FGF-4, FGF-4f, VEGF-B(112), VEGF-B(166), VEGF-B(167), VEGF-B(173), VEGF-B(186), VEGF-145, VEGF-145-I,
VEGF-145-II, VEGF-145-III, VEGF-138, and others. In addition, pursuant to a pending patent application filed by the Company with the PTO entitled "Truncated VEGF-Related Proteins," the Company believes that it has a proprietary position with respect to other invented genes that code for other potentially angiogenic proteins. These genes include: (des 1-7) VEGF-B, (des 1-12) VEGF-B, (des 1-15) VEGF-B, (des 1-17) VEGF-B, (des 1-20) VEGF-B, (des 1-22) VEGF-B; (des 1-7) VRF-2, (des 1-12) VRF-2, (des 1-20) VRF-2, (des 22) VRF-2; (des 1-7) VEGF-3,
(des 1-12) VEGF-3, (des 1-17) VEGF-3, (des 22) VEGF-3; (des 1-92) VEGF-C, (des
1-97) VEGF-C, (des 1-102) VEGF-C, (des 1-107) VEGF-C, (des 1-17) pVORF1, (des
1-22) pVORF1, (des-1-27) pVORF1, (des 1-32) pVORF1; (des 1-27) pVORF2, (des
1-32) pVORF2, (des 1-37) pVORF2, and (des 1-42) pVORF2. In addition, the Company has a patent application pending for the use of, or public domain access to, certain other therapeutic genes that will be required for its myocardial adrenergic signaling and heart muscle regeneration technologies. See, however, "Risk Factors--Uncertainty of Patent Protection; Dependence on Proprietary Technology."

    GENE DELIVERY VECTORS. Collateral is using the human adenovirus gene delivery vector, rendered replication-incompetent by deleting some of its DNA and replacing it with a particular therapeutic gene. The Company believes that certain features of adenovirus vectors make them particularly well-suited for

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the treatment of a number of human diseases: (i) naturally occurring adenoviruses have no side effects other than mild self-limited viral illness;
(ii) adenoviruses can be rendered replication-incompetent; (iii) unlike some other types of viral systems, adenovirus vectors can introduce genes into non-dividing cells, such as heart muscle cells, or slowly dividing cells; (iv) adenovirus vectors may persist in the host muscle cells for up to six months; and (v) adenovirus vectors can be purified and concentrated, and thereby may allow for more efficient manufacturing. The Company is attempting to build a proprietary position in gene delivery vectors through the development or acquisition of exclusive rights to inventions that provide important enhancements to adenovirus vectors. The Company is seeking to refine and enhance its proprietary methods of gene therapy to include, for example, AAV gene delivery vectors, and to broaden the application of its methods of gene therapy. See "Risk Factors--Uncertainties Related to Clinical Trials; Uncertainties Related to Safety and Efficacy" and "Risk Factors--Uncertainty of Patent Protection; Dependence on Proprietary Technology."

COLLATERAL'S PRODUCT DEVELOPMENT PROGRAMS

     PRODUCT          TECHNOLOGY           MEDICAL          DEVELOPMENT        DEVELOPMENT
    CANDIDATE      (DESIGNATED GENE)     INDICATION          STATUS(1)           PARTNER
   GENERX-TM-        Angiogenesis     Stable Exertional     Phase I/II         Schering AG
                        (FGF-4)         Angina due to
                                       Coronary Artery
                                           Disease
   GENEVX-TM-        Angiogenesis     Stable Exertional     Preclinical        Schering AG
                        (VEGF)          Angina due to
                                       Coronary Artery
                                           Disease
  GENVASCOR-TM-      Angiogenesis        Peripheral         Preclinical        Schering AG
                        (FGF-4)       Vascular Disease
   GENECOR-TM-       Angiogenesis     Congestive Heart      Preclinical            (2)
                                           Failure
  CORGENIC-TM-        Myocardial      Congestive Heart       Research              --
                      Adrenergic           Failure
                       Signaling
   MYOCOR-TM-        Heart Muscle       Heart Attack         Research              --
                     Regeneration

------------------------

(1) "Research" indicates studies conducted in animal models or biochemical or cell culture systems in order to identify a product candidate. "Preclinical" indicates potency, pharmacology and/or toxicology testing of a gene therapy product candidate in animal models or biochemical or cell culture systems. "Phase I/II" indicates that a gene therapy product candidate is being tested at an early stage in humans for safety, pharmacologic profile and preliminary indications of efficacy in a limited patient population. See "Business--Government Regulation."

(2) Through May 2003, Schering AG has certain rights to enter into research and development agreements with the Company for new product opportunities that the Company may identify within the field of gene therapy to promote angiogenesis. See "Business--Collaborative and Licensing Arrangements."

    GENERX (which uses the FGF-4 gene in an adenovirus vector), the Company's initial angiogenic product for the treatment of coronary artery disease, is designed to relieve stable exertional angina. The Company believes that this product has the potential to stimulate the growth of collateral blood vessels which will increase blood flow and function in a previously ischemic region of the heart. IN VIVO preclinical studies led by the Company's chief scientist demonstrated that gene therapy with human angiogenic growth factor genes resulted in high-yield gene transfer limited to the heart and restored heart function and regional blood flow in an ischemic region of the heart in a preclinical model. The results were achieved within two weeks of a one-time treatment and the effects persisted over the study period of 12 weeks following the administration of gene therapy, without any significant side effects such as inflammation or immune response. A commercial IND was filed with the FDA in December 1997 by the Company's strategic partner, Schering AG. A Phase I/II clinical trial for GENERX was initiated in May 1998 by Berlex Laboratories, Inc., a subsidiary of Schering AG, in collaboration with Collateral. The trial, which is placebo-controlled and double-blind, will enroll approximately 100 patients and is being conducted in 10 major cardiovascular centers in the U.S. This trial will evaluate safety and efficacy at six different dose levels of GENERX in patients with chronic stable exertional angina due to atherosclerosis.

    GENEVX (which uses a VEGF gene in an adenovirus vector), the Company's second angiogenic product for the treatment of coronary artery disease, is also designed to relieve stable exertional angina. The Company is currently conducting preclinical studies in order to support an IND filing for this product in collaboration with Schering AG. The Company believes that this product, like GENERX, has the potential to stimulate the growth of collateral blood vessels which will increase blood flow and function in a previously ischemic region of the heart.

    GENVASCOR (which uses the FGF-4 gene in an adenovirus vector) is the Company's first angiogenic product for the treatment of peripheral vascular disease. The Company is currently conducting preclinical studies in order to support an IND filing for this product in collaboration with Schering AG. The Company believes that this product has the potential to stimulate the growth of collateral blood vessels which will increase blood flow and function in a previously ischemic region of the lower limbs.

    The Company is developing two products for the treatment of congestive heart failure. GENECOR is based on the Company's angiogenesis technology, and CORGENIC is based on the Company's myocardial adrenergic signaling technology. The Company is seeking to leverage its scientific knowledge and understanding by developing therapeutic approaches to stimulate the growth of collateral blood vessels to augment arterial blood flow for the treatment of certain types of congestive heart failure. In addition, the Company is conducting discovery and preclinical research to develop the first gene therapy product to enhance myocardial adrenergic signaling.

    MYOCOR, the Company's product in development for the treatment of heart attack, is focused on the regeneration of muscle tissue to mitigate the effect of muscle necrosis and improve cardiac function following a heart attack.

COLLABORATIVE AND LICENSING ARRANGEMENTS


    THE FOLLOWING SECTION DESCRIBING CERTAIN COLLABORATIVE AND LICENSING ARRANGEMENTS BETWEEN THE COMPANY AND THIRD PARTIES CONTAINS CERTAIN INFORMATION CONCERNING THE POTENTIAL FEES PAYABLE BY THE COMPANY UNDER SUCH ARRANGEMENTS. THE COMPANY CONTINUALLY EVALUATES THE SAFETY, EFFICACY AND POSSIBLE COMMERCIALIZATION OF ITS THERAPEUTIC GENES AND METHODS OF GENE THERAPY. ON THE BASIS OF SUCH EVALUATIONS, THE COMPANY MAY ALTER ITS CURRENT RESEARCH AND DEVELOPMENT PROGRAMS. ACCORDINGLY, THE COMPANY MAY ELECT TO CANCEL, FROM TIME TO TIME, ONE OR MORE OF THESE ARRANGEMENTS WITH THIRD PARTIES, SUBJECT TO ANY APPLICABLE ACCRUED LIABILITIES AND, IN CERTAIN CASES, TERMINATION FEES. ALTERNATIVELY, THE PARTY TO SUCH ARRANGEMENT MAY, IN CERTAIN CIRCUMSTANCES, BE ENTITLED TO TERMINATE THE ARRANGEMENT. FURTHER, THE AMOUNTS PAYABLE UNDER CERTAIN OF THE COMPANY'S ARRANGEMENTS DEPEND ON THE NUMBER OF PRODUCTS OR INDICATIONS FOR WHICH ANY PARTICULAR TECHNOLOGY LICENSED UNDER SUCH ARRANGEMENT IS USED BY THE COMPANY. THUS, ANY STATEMENT OF POTENTIAL FEES PAYABLE BY THE COMPANY UNDER EACH AGREEMENT IS SUBJECT TO A HIGH DEGREE OF POTENTIAL VARIATION FROM THE AMOUNTS INDICATED HEREIN.


    The Company's business strategy includes the establishment of early-stage research collaborations with major pharmaceutical and biotechnology companies to support and supplement the Company's discovery, preclinical and Phase I/II clinical research and development phases of the product commercialization cycle, as well as the implementation of long-term strategic partnerships with major pharmaceutical and biotechnology companies to support Phase II and Phase III clinical trials and product commercialization activities, including product manufacturing, marketing and distribution. To date, the Company has established one such relationship with Schering AG. See "Risk Factors--Reliance on Collaborative Relationships" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    SCHERING AG COLLABORATION, LICENSE AND ROYALTY AGREEMENT


    In May 1996, the Company entered into the Schering Agreement which established a strategic alliance covering the development and commercialization of gene therapy products to promote angiogenesis. Under the Schering Agreement, the Company agreed to conduct research and development in the field of gene therapy to promote angiogenesis solely with Schering AG during the term of the Schering Agreement. The Company granted Schering AG an exclusive worldwide license to all rights to Collateral's technology in the field of angiogenic gene therapy and to certain other rights to technology developed by the Company with funding support from Schering AG during the five-year research and development program under the Schering Agreement. Schering AG has the right to sublicense its rights to Schering AG affiliates without the consent of the Company and to third parties who are not affiliates of Schering AG with the consent of the Company, which shall not be unreasonably withheld. In exchange for such rights, Schering AG agreed to: (i) purchase up to $5.0 million of the Company's equity;
(ii) up to $5.0 million annually to support the Company's research and development pursuant to the Schering Agreement for an Initial Product (as defined therein), which amount may be increased to support research and development for additional products within the field of angiogenic gene therapy;
(iii) pay the Company milestone payments totaling up to $20.5 million for each Initial Product and for each New Product (each as defined therein) based on the Company's achievement of milestones pertaining to certain regulatory filings and the development and commercialization of products under the Schering Agreement; and (iv) pay the Company a royalty rate based on worldwide net sales of each product and to pay an additional supplemental royalty based on worldwide net sales of each product and the product's cost of goods, up to a maximum specified royalty rate, on a country-by-country basis from the first commercial sale until the later of 10 years following the first sale in such country or until the expiration of the last to expire patent covering technology licensed or developed under the agreement which has valid claims in such country. Schering AG and the Company are performing research and development, with Schering AG responsible for the preparation and filing of all regulatory applications and approvals and all activities relating to the manufacture, marketing and sale of products described in the research and development plan under the Schering Agreement.


    In addition, under the Schering Agreement, through May 2003 Schering AG has the right of first refusal to enter into exclusive research and development agreements with the Company for new product opportunities that the Company may identify within the field of gene therapy to promote angiogenesis. If Schering AG and the Company are unable to reach agreement on terms and conditions regarding such research and development agreements for new product opportunities, then the Company may develop such products on its own or with third parties, provided that the Company or its licensees pay Schering AG a royalty on worldwide net sales of such new products, and subject to Schering AG's right to enter into an agreement on the same terms as are offered to such third party. If Schering AG and the Company are able to reach agreement on the terms and conditions of such an agreement, Schering AG would have the same exclusive worldwide rights under the Company's technology to the new product as for the initial products. In addition, through May 2003 Schering AG has a right of first negotiation to enter into an agreement to license on an exclusive basis from the Company new products outside the field of gene therapy to promote angiogenesis. From May 2003 through May 2006, Schering AG also has a right of first offer to enter into a license agreement with the Company covering potential new products in the field of gene therapy to promote angiogenesis, products outside of the field of gene therapy to promote angiogenesis and certain other technology and know-how.

    Schering AG has the unilateral right to terminate the Schering Agreement on 60 days prior written notice to the Company. Upon such notice, Schering AG is required to pay the Company a termination fee and would be required to provide the Company with copies of and the right to reference all IND applications or any other such submissions that had been filed by Schering AG with all regulatory health authorities with respect to products covered under the Schering Agreement. In the event that Schering AG exercises such unilateral right to termination, Schering AG retains a paid-up, irrevocable, royalty-free, nonexclusive, worldwide license, with the right to sublicense, to any new inventions made during and pursuant to the Schering Agreement. In addition, Schering AG may terminate the Schering Agreement upon 90 days written notice, without payment of a termination fee, if a third party which is a competitor of Schering AG or the Company acquires substantially all the assets of the Company or 49% or more of the voting stock of the Company. Upon such termination, Schering AG would retain any license granted by the Company to Schering AG, while any licenses granted by Schering to the Company would terminate.

    In 1995, Schering AG provided $500,000 in loans to fund operations. Principal and interest on the notes evidencing the loans are due and payable upon demand on or after June 30, 1999. In May 1996, pursuant to the Schering Agreement, an affiliate of Schering AG made an equity investment of $2.5 million in the Company. Following the Company's securing certain rights to develop a gene, in June 1997, the same affiliate of Schering AG made an additional equity investment of $2.5 million in the Company. Finally, in June 1997, such affiliate of Schering AG made an additional equity investment of $679,808 in the Company. As of March 31, 1998, said affiliate of Schering AG owned 19.1% of all outstanding capital stock of the Company (without giving effect to shares to be issued in the Offering). As of March 31, 1998, Schering AG had paid the Company an aggregate of $8.6 million in research and development support and milestone payments.

    The Company intends to rely on its collaboration with Schering AG for significant continued funding in support of its angiogenic gene therapy research efforts. If such funding were reduced or terminated, the Company would be required to devote additional internal resources, if and to the extent available, to clinical trials, and other product development and commercialization activities, scale back or terminate certain research and development programs, seek alternative collaborations or financing sources or sell or license rights to some of its proprietary technology, including its genes. See "Risk Factors--Reliance on Collaborative Relationships."

    UNIVERSITY OF CALIFORNIA LICENSE AGREEMENTS


    ANGIOGENESIS GENE THERAPY. In September 1995, the Company entered into an agreement with the Regents of the University of California (the "Regents") pursuant to which the Regents granted to the Company an exclusive license agreement (with the right to sublicense) in the U.S. and in foreign countries where the respective patent rights exist to certain technology relating to angiogenic gene therapy, based on scientific discovery research conducted at the laboratory of Dr. H. Kirk Hammond, a co-founder and principal stockholder of the Company ("Dr. Hammond"). The agreement may be canceled by the Company at any time on 60 days notice, following which the Company would continue to be responsible only for obligations and liabilities accrued prior to termination. Under the agreement, the Company is obligated to pay a non-refundable $550,000 licensing fee payable in installments. Should the Company pursue development of products incorporating technology licensed under this agreement, the Company could be obligated to pay (1) an annual royalty fee based on net sales of products incorporating the technology licensed under the agreement and (2) a minimum annual royalty fee (which is offsettable against the aforesaid net sales-based royalty fee) which, for the period from 2003 through 2007, could aggregate up to $2.15 million in minimum annual royalty fees and, in each succeeding calendar year after 2007, $750,000 for the life of the agreement.


    GENE THERAPY FOR CONGESTIVE HEART FAILURE. In January 1997, the Company and the Regents entered into an exclusive license agreement (with the right to sublicense) in the U.S. and in foreign countries where the respective patent rights exist for certain technology relating to a gene therapy approach for congestive heart failure based on myocardial adrenergic responsiveness, based on scientific discovery research conducted at the laboratory of Dr. Hammond. The agreement may be canceled by the Company at any time on 60 days notice, following which the Company would continue to be responsible only for obligations and liabilities accrued prior to termination. Under the agreement, the Company is obligated to pay a non-refundable $650,000 licensing fee payable in installments. Should the Company pursue development of products incorporating technology licensed under this agreement, the Company could be obligated to pay (1) an annual royalty fee based on net sales of products incorporating the technology licensed under the agreement and (2) a minimum annual royalty fee (which is offsettable against the aforesaid net sales-based royalty fee) which, for the period from 2004 through 2008, could aggregate up to $2.15 million in minimum annual royalty fees and, in each succeeding calendar year after 2008, $750,000 for the life of the agreement.



    ANGIOGENIC GENE THERAPY FOR CONGESTIVE HEART FAILURE. In June 1997, the Company and the Regents entered into an exclusive license agreement (with the right to sublicense) in the U.S. and in foreign countries where the respective patent rights exist for certain technology relating to angiogenic gene therapy for congestive heart failure, based on scientific discovery research conducted at the laboratory of Dr. Hammond. The agreement may be canceled by the Company at any time on 60 days notice, following which the Company would continue to be responsible only for obligations and liabilities accrued prior to termination. Under the agreement, the Company is obligated to pay a non-refundable $325,000 licensing fee payable in installments. Should the Company pursue development of products incorporating technology licensed under this agreement, the Company could be obligated to pay (1) an annual royalty fee based on net sales of products incorporating the technology licensed under the agreement and (2) a minimum annual royalty fee (which is offsettable against the aforesaid net sales-based royalty fee) which, for the period from 2005 through 2009, could aggregate up to $700,000 in minimum annual royalty fees and, in each succeeding calendar year after 2009, $300,000 for the life of the agreement.



    The University of California licensing agreements formed the initial basis for the Company's technology regarding methods of gene therapy and were entered into with regard to the Company's present efforts to develop gene therapy products.



    Each of these agreements provides the Company with exclusive rights (subject to any license rights of the U.S. Government) to develop and commercialize technology covered by patent applications that have been filed for in the United States and in foreign countries. Under the terms of these agreements, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by patents thereunder. If the Company fails to meet the due diligence deadlines, the Regents may terminate the agreement or reduce the exclusive licenses to nonexclusive licenses. The Company is entitled to a one-time extension of the due diligence deadlines upon payment of certain fees. In the event of a material breach of any of these agreements by the Company, which material breach remains uncured for 60 days, the agreement that was breached may be terminated by the Regents.

    UNIVERSITY OF CALIFORNIA RESEARCH AGREEMENT


    In February 1998, the Company entered into an agreement with the Regents to conduct research into the study of angiogenesis in the failing heart. The Company agreed to support the research project with a grant of $71,969 of which all but $7,197 has already been paid. All rights to inventions and discoveries arising from the research project conducted under said agreement shall be owned by the Regents. The Company has a right of first negotiation, within 60 days of disclosure by the Regents of any invention to the Company, to enter into an agreement with the Regents to exclusively license any patentable inventions that might arise from the research project. The term of this agreement is through June 30, 1998. The Company is currently considering the possible extension of this agreement for an additional six-month period. This agreement may be terminated by the Company for any reason, or by the Regents for non-payment, upon 30 days prior written notice to the other party.


    NEW YORK UNIVERSITY RESEARCH AND LICENSE AGREEMENT


    In March 1997, the Company entered into an agreement with New York University ("NYU") pursuant to which NYU granted to the Company an exclusive worldwide license (with the right to sublicense) to certain technology covering development, manufacture, use and sale of gene therapy products based on FGF-4 for the treatment of coronary artery disease, peripheral vascular disease and congestive heart failure. This agreement provides the Company with exclusive rights in such fields to develop and commercialize technology covered by an issued patent and patent applications that have been filed in the United States and in foreign countries. Pursuant to such agreement, the Company has agreed to pay NYU license fees through the completion of the first full year of sales of licensed product which, if made through the year 2002, would aggregate up to $225,000. Should the Company pursue development of licensed products under this agreement, the Company could be obligated to pay up to an aggregate amount of $1.8 million for each product in milestone payments. In addition, beginning in the year in which the Company completes one full year of sales of licensed products and continuing thereafter until the agreement terminates or expires, the Company could also be obligated to pay minimum annual royalty fees of up to $500,000 offsettable against annual royalty fees based on net sales of licensed products during each calendar year. The Company is also funding a three-year Company-directed research program using the technology covered by the patents and applications. Under the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by patents thereunder. Failure to meet any due diligence requirements could result in the termination of the agreement unless the Company and NYU mutually agree otherwise or the Company pays NYU an additional fee to extend the due diligence deadline. NYU may terminate the agreement upon a failure to pay any amounts due thereunder which remains uncured for 30 days or upon any other material breach of the agreement by the Company which remains uncured for 60 days. On April 28, 1998, the Company and NYU amended this agreement to expand the scope of the research conducted under this agreement and to provide for the payment of additional funds by the Company to NYU in connection therewith. In connection with this research program, the Company is obligated to pay up to $675,000 in research funding, of which $200,000 had been paid as of March 31, 1998.


    AMRAD DEVELOPMENT PTY LTD. AND LUDWIG INSTITUTE FOR CANCER RESEARCH LICENSE
     AGREEMENT

    In March 1997, the Company entered into an agreement with AMRAD Development Pty Ltd. and Ludwig Institute for Cancer Research ("AMRAD/Ludwig") pursuant to which AMRAD/Ludwig granted to the Company an exclusive worldwide license to certain technology relating to the Company's use of certain VEGF genes for gene therapy products developed and commercialized by the Company, or its licensees, for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease and congestive heart failure. This agreement provides the Company with exclusive rights to develop and commercialize technology covered by patents that have been filed for by AMRAD/Ludwig in the United States and in foreign countries. Pursuant to such agreement, the Company has agreed to pay

AMRAD/Ludwig a one-time license fee of $1.15 million. Should the Company pursue development of products incorporating technology licensed under this agreement, the Company could also be obligated to pay up to an aggregate amount of $4.75 million in milestone payments based on the Company's successful achievement of certain product development benchmarks and $1.0 million for each additional medical indication. In addition, on January 1, 2002, and upon each successive anniversary, the Company could be obligated to pay a license fee of up to $1.5 million to be offset against any annual royalties based on net sales of licensed products payable to AMRAD under the agreement. In addition, on the earlier of either September 25, 1998 or 30 days after the completion of any initial public offering for the purchase of shares of the Company being listed on any stock exchange in the United States, the Company will pay AMRAD/ Ludwig $1.0 million. If the Company fails to make this payment within 10 days of the date due, this agreement will be deemed terminated. The Company has the right to sublicense any of the rights granted under this agreement to Schering AG or its affiliates and may sublicense rights to any other third party only with AMRAD/Ludwig's prior written consent. Pursuant to the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the achievement of certain benchmarks. If the Company fails to achieve certain of the benchmarks, the agreement may be deemed terminated. In respect to some of the selected benchmarks the Company may pay additional fees to extend the benchmark deadlines by two three-month extensions, one of which the Company has exercised. AMRAD/Ludwig may terminate the agreement in the event of a material breach of the agreement by the Company which remains uncured for 30 days. At its option, the Company may terminate the agreement upon 30 days notice.


    DIMOTECH LTD. AND TECHNION RESEARCH & DEVELOPMENT FOUNDATION LICENSE
     AGREEMENT


    In October 1996, the Company entered into an agreement with Dimotech Ltd., a wholly-owned subsidiary of Technion Research and Development Foundation, located at the Gurtwith Science Based Industrial Center in Haifa, Israel and the inventor of the licensed technology who is employed by Technion Research and Development Foundation (collectively, "Technion") pursuant to which Technion granted to the Company an exclusive worldwide license (with the right to sublicense) to make, use and sell products for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease and congestive heart failure which would fall within any patents that may issue which claim VEGF-145, a vector comprising VEGF-145 or the use of VEGF-145. This agreement provides the Company with exclusive rights to develop and commercialize technology covered by patents that have been filed for in the United States and in foreign countries. To date, no such patents have issued. Should the Company pursue development of products or processes incorporating technology licensed under this agreement, then, in addition to a $16,000 non-refundable license fee, the Company would be obligated for up to an aggregate of $450,000 in milestone payments per product or process upon successful achievement of certain product development benchmarks and, beginning the later of (a) the year 2004 or (b) the issuance in the United States and/or the European Union of a patent covering certain patentable material licensed to the Company under the agreement, the Company could be obligated to pay minimum annual royalties up to an aggregate amount of $1.2 million through the year 2008. In each succeeding calendar year after 2008, the Company could be obligated to pay a minimum annual royalty of $500,000 for the life of the agreement. These minimum annual royalties are offsettable against annual royalty fees payable by the Company based on net sales of any products covered by any patents that may issue. Under the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by any patents thereunder. If the due diligence deadlines are not met, the Company may extend the due diligence deadline for 12 months upon payment of an additional fee. Technion may terminate the agreement in the event of a material breach of the agreement by the Company which remains uncured for 60 days. At its option, the Company may terminate the agreement upon 60 days written notice and payment of a termination fee.

    VETERANS MEDICAL RESEARCH FOUNDATION RESEARCH AGREEMENTS

    Since 1995, the Company has contracted with the Veterans Medical Research Foundation (the "Medical Research Foundation") located in San Diego, California and operating at the Veterans' Affairs Medical Center to conduct certain research activities. In March 1998 the Company entered into another one year term agreement with the Medical Research Foundation. Under the terms and conditions of this agreement, Dr. Hammond, who serves as the investigator for such studies, and the Medical Research Foundation agree to utilize their best efforts to conduct studies in the field of cardiovascular disease. In consideration for such services, the Company has agreed to pay the Medical Research Foundation monthly fees based on the overall level of expenditures for research and development, plus certain administrative overhead charges. Dr. Hammond and the Medical Research Foundation agree that all ideas, developments and inventions, whether or not patentable, conceived or reduced to practice by Dr. Hammond or the Medical Research Foundation as a result of the studies conducted under this agreement shall be the property of the Company. Dr. Hammond and the Medical Research Foundation agree to assign to the Company the entire right, title and interest, both in the United States and abroad, to such ideas, developments and inventions. All parties to said agreement acknowledge that insofar as U.S. government resources are utilized in connection with the work done therein, the U.S. government may have certain rights as defined by U.S. law and may choose to exercise those rights.

    In August 1997, the Company entered into an agreement with the Medical Research Foundation relating to experiments to determine whether the adenovirus vector can transfect brain cells. Under the terms and conditions of this agreement, Dr. Patrick D. Lyden, who serves as the investigator for such studies, and the Medical Research Foundation agree to utilize their best efforts to conduct such experiments. The term of this agreement is through August 1998. In consideration for such services, the Company has agreed to pay the Medical Research Foundation certain fees based on the overall level of expenditures for research and development, plus certain administrative overhead charges. Dr. Lyden and the Medical Research Foundation agree that all ideas, developments and inventions, whether or not patentable, conceived or reduced to practice by Dr. Lyden or the Medical Research Foundation as a result of the studies conducted under this agreement shall be the property of the Company. Dr. Lyden and the Medical Research Foundation agree to assign to the Company the entire right, title and interest, both in the United States and abroad, to such ideas, developments and inventions. All parties to said agreement acknowledge that insofar as U.S. government resources are utilized in connection with the work done therein, the U.S. government may have certain rights as defined by U.S. law and may choose to exercise those rights.

    UNIVERSITY OF WASHINGTON RESEARCH AGREEMENT


    In April 1997, the Company entered into an agreement with the University of Washington, Seattle, School of Medicine, Department of Pathology ("University of Washington") to conduct Company-directed discovery research into the study of repair of damage resulting from a heart attack using therapeutic genes to initiate and control regeneration of heart muscle tissue. Under this agreement, the Company has a right of first negotiation to enter into an agreement with the University of Washington to exclusively license all technology that may result from such research. The term of this agreement ended on April 30, 1998 and is currently being considered for a one-year extension. Either party may terminate this agreement at any time upon 30 days prior written notice. Under this agreement, the Company could be obligated to pay up to an aggregate amount of $176,789 in funding support of which $59,999 has been paid as of March 31, 1998.


    UNIVERSITY OF MISSOURI SPONSORED RESEARCH CONTRACT

    In October 1997, the Company entered into an agreement with the Curators of the University of Missouri--Columbia ("University of Missouri") pursuant to which the University of Missouri would conduct Company-directed discovery research into the study of collateral blood flow. Pursuant to the terms of this agreement, the Company has agreed to provide the University of Missouri with research funding for

Company-directed research done in accordance with the statement of work under the agreement. Under this agreement, the Company has a six month option from the date of notice by University of Missouri to exclusively license all technology that may result from such research. The term of this agreement is through July 15, 1998. On June 11, 1998, the Company and the University of Missouri amended this agreement to extend the term of the agreement through December 31, 1998. Either party may terminate this agreement at any time upon 30 days prior written notice. Under this agreement, the Company could be obligated to pay up to an aggregate funding amount of $76,083 of which $45,650 has been paid as of March 31, 1998.


    TARGETED GENETICS CORPORATION BIOLOGICAL MATERIALS AGREEMENT

    In January 1998, the Company entered into a biological materials transfer agreement with Targeted Genetics Corporation ("Targeted Genetics") for purposes of evaluating Targeted Genetics' recombinant adeno-associated viral ("rAAV") vector for application in the field of cardiovascular gene therapy. Under the terms of said agreement, the Company and Targeted Genetics each have the option to collaborate further to use Targeted Genetics' rAAV vector to treat congestive heart failure, whereby Targeted Genetics would be responsible for constructing and manufacturing the vector and the Company would be responsible for, among other things, funding the costs of the future collaboration. Either party may terminate said agreement at any time upon 30 days prior written notice.

PATENTS AND PROPRIETARY RIGHTS

    Genes which regulate biological activity in the cardiovascular system are key enabling components of the Company's core technology. Collateral has developed a portfolio of 11 proprietary human genes in the FGF and VEGF gene families to be used in the commercialization of products centered around the Company's angiogenesis technology. The Company's gene portfolio includes genes that have been exclusively licensed by the Company for application in the field of cardiovascular gene therapy and genes that have been invented by the Company for which patent applications have been filed with the PTO. The Company's portfolio of genes includes: FGF-4, FGF-4f, VEGF-B(112), VEGF-B(166), VEGF-B(167), VEGF-B(173), VEGF-B(186), VEGF-145, VEGF-145-I, VEGF-145-II,
VEGF-145-III, VEGF-138, and others. In addition, pursuant to a pending patent application filed by the Company with the PTO entitled "Truncated VEGF-Related Proteins," the Company believes that it has a proprietary position with respect to other invented genes that code for other potentially angiogenic proteins. These genes include: (des 1-7) VEGF-B, (des 1-12) VEGF-B, (des 1-15) VEGF-B, (des 1-17) VEGF-B, (des 1-20) VEGF-B, (des 1-22) VEGF-B; (des 1-7) VRF-2, (des 1-12) VRF-2, (des 1-20) VRF-2, (des 22) VRF-2; (des 1-7) VEGF-3, (des 1-12)
VEGF-3, (des 1-17) VEGF-3, (des 22) VEGF-3; (des 1-92) VEGF-C, (des 1-97)
VEGF-C, (des 1-102) VEGF-C, (des 1-107) VEGF-C, (des 1-17) pVORF1, (des 1-22)
pVORF1, (des 1-27) pVORF1, (des 1-32) pVORF1; (des 1-27) pVORF2, (des 1-32) pVORF2, (des 1-37) pVORF2 and (des 1-42) pVORF2. In addition, the Company has a patent application pending for the use of, or public domain access to, certain other therapeutic genes that will be required for its myocardial adrenergic signaling and heart muscle regeneration technologies.

    Collateral is using the human adenovirus gene delivery vector, rendered replication-incompetent by deleting some of its DNA and replacing it with a particular therapeutic gene. The Company is attempting to build a proprietary position in gene-delivery vectors through the development or acquisition of exclusive rights to inventions that may provide important enhancements to the Company's methods of gene therapy.

    The Company's success will depend on the ability of the Company and its licensors to obtain patent protection with respect to its technology, to defend patents once obtained, to maintain trade secrets and operate without infringing upon the patents and proprietary rights of others and to obtain appropriate licenses to patents or proprietary rights held by third parties, if any, that may relate to its technology, both in the United States and in foreign countries. As of March 1, 1998, the Company had licenses covering one issued patent and rights to technology covered by over 10 patent applications which are pending in the PTO and certain corresponding foreign applications. The Company's policy is to file patent applications to protect technology, inventions and improvements to inventions that are considered important to the development of its business. The Company also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.

    The patent positions of pharmaceutical and biotechnology firms, including the Company, are often uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, whether they will provide significant proprietary protection or will be held unenforceable, circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until up to 18 months after they are first filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications for such inventions.

    A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflict could limit the scope of the patents, if any, that the Company may be able to obtain or result in denial of the Company's or its licensor's patent applications. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that the Company would be able to develop or obtain alternative technology.

    Furthermore, as the biotechnology industry expands and more patents are issued, the risk increases that the Company's processes and potential products may give rise to claims that they infringe on the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or use of the affected process. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of proprietary rights of others. If the Company becomes involved in such litigation, it could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. If there were an adverse outcome of any such litigation, the Company's business could be materially adversely affected. In addition to any potential liability for significant damages, the Company could be required to obtain a license to continue to manufacture or market the affected product or use the affected process. Costs associated with any licensing arrangement may be substantial and could include ongoing royalties. There can be no assurance that any license required under any such patent would be made available to the Company on acceptable terms, if at all.

    In addition to patent protection, the Company also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, the Company requires its employees, consultants, scientific advisors and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration with the Company. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while in the employ of the Company will be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

    See "Risk Factors--Uncertainty of Patent Protection; Dependence on Proprietary Technology."

GOVERNMENT REGULATION

    All of the Company's potential products will require regulatory approval by U.S. and foreign governmental agencies prior to commercialization in such countries. Human therapeutic products are subject to rigorous preclinical and clinical testing and other premarket approval procedures administered by the FDA and similar authorities in foreign countries. The FDA exercises regulatory authority over the development, testing, formulation, manufacture, labeling, storage, record keeping, reporting, quality control, advertising, promotion, export and sale of the Company's potential products. Similar requirements are imposed by government agencies in foreign countries. In some cases, local and state requirements also apply.

    Gene therapy and cell therapy are relatively new technologies and have not been extensively tested in humans. The regulatory requirements governing gene and cell therapy products and related clinical procedures are uncertain and are subject to change. Obtaining approval from the FDA and other regulatory authorities for a new therapeutic product is likely to take several years, if it is ever obtained, and is likely to involve substantial expenditures. Moreover, ongoing compliance with applicable requirements can entail the continued expenditure of substantial resources. Difficulties or unanticipated costs may be encountered by the Company in its efforts to secure necessary governmental approvals, which could delay or preclude the Company from marketing its products.

    The activities required before a new therapeutic agent may be marketed in the United States begin with preclinical pharmacology and toxicology testing. Preclinical testing includes laboratory evaluation and requires animal studies to assess the product's potential safety and efficacy. Animal safety studies must be conducted in accordance with the FDA's Good Laboratory Practice regulations. The results of these studies must be submitted to the FDA as part of an IND, which must be reviewed and cleared by the FDA before proposed clinical testing can begin. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the trial, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each clinical protocol must be submitted to the FDA as part of the IND. The FDA's review or approval of a study protocol does not necessarily mean that, if the trial is successful, it will constitute proof of efficacy or safety. Further, each clinical trial must be approved by and conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the trial will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. The IRB is also responsible for continuing oversight of the approved protocols in active trials. An IRB may require changes in a protocol, and there can be no assurance that an IRB will permit any given trial to be initiated or completed.

    Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, gene therapy clinical trials generally are conducted with a small number of patients, who may or may not be afflicted with a specific disease, to determine the preliminary safety profile. In Phase II, clinical trials are conducted with larger groups of patients afflicted with a specific disease in order to determine preliminary efficacy and optimal dosages and to obtain expanded evidence of safety. In Phase III, large-scale, multicenter, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others for market approval. The FDA receives reports on the progress of each phase of clinical testing, and it may require the modification, suspension or termination of clinical trials if an unwarranted risk is presented to patients. Because gene therapy products are a new category of therapeutics, there can be no assurance as to the length of the clinical trial period or the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of such products.

    FDA marketing approval must be obtained after completion of clinical trials of a new product. The Company expects that its products will be regulated as biological products. According to the FDA's 1993 notice outlining its regulatory approach to somatic and gene therapy products, these products are also subject to the drug provisions of the Federal Food, Drug, and Cosmetic Act. This notice also stated, however, that the FDA's regulatory approach may evolve as scientific knowledge increases in the area of somatic and gene therapy. Current regulations relating to biologic drugs will require the Company to submit to the FDA both a PLA and an ELA, which must be approved by the FDA before commercial marketing is permitted. The PLA/ELA must include results of product development activities, preclinical studies and clinical trials, in addition to detailed manufacturing information. FDA approval of PLA/ELAs generally takes at least one year. The process may take substantially longer if the FDA has questions or concerns about a product. The FDA may also request additional data relating to safety and efficacy. Notwithstanding the submission of relevant data, the FDA may ultimately decide that a PLA/ELA does not satisfy its regulatory criteria for approval. The FDA may modify the scope of the desired claims or require the addition of warnings or other safety-related information and require additional clinical tests following approval based upon product safety data and, accordingly, the product remains subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on marketing a product or in withdrawal of the product from the market, as well as possible civil or criminal sanctions.

    The FDA recently amended its regulations to eliminate the ELA requirement for therapeutic DNA plasmid products, therapeutic synthetic peptide products of 40 or fewer amino acids, monoclonal antibody products for IN VIVO use, and therapeutic recombinant DNA-related products. Manufacturers of these products, including the Company's collaborators and any third party manufacturers contracted by the Company, will instead be required to submit a biologics license application, which will include, among other information, nonclinical and clinical data demonstrating that the manufactured product meets prescribed standards for safety, purity and potency and information pertaining to manufacturing methods. It is unclear whether any of the Company's products will fall within the category of products for which the ELA requirement has been eliminated, or what effect such elimination may have on product development for FDA review.

    The FDA requires that manufacturers of a product comply with current Good Manufacturing Practices ("cGMP") regulations, both as a condition for performing clinical studies and for product approval. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing facilities are subject to periodic inspections by the FDA to ensure compliance. Failure to pass such inspections may subject the manufacturer to possible FDA action such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA may also require the manufacturer to recall a product.

    In addition to regulations enforced by the FDA, the Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by local, state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources.

    See "Risk Factors--Extensive Government Regulation; No Assurance of Regulatory Approval," "Risk Factors--Lack of Manufacturing Capability," "Risk Factors--Hazardous Materials" and "--Manufacturing."

COMPETITION

    The Company is aware of a number of companies and institutions that are developing or considering the development of potential gene therapy, cell therapy treatments and angiogenic protein infusion therapies, including early-stage gene therapy companies, fully integrated pharmaceutical companies, universities, research institutions, governmental agencies and other healthcare providers. Additionally, there are a number of medical device companies which are developing innovative surgical procedures including: (i) laser-based systems to perform transmyocardial revascularization to stimulate coronary angiogenesis and (ii) surgical devices and systems to perform minimally invasive cardiothoracic surgery to simplify traditional mechanical revascularization techniques, such as Coronary Bypass Surgery and less invasive procedures such as catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. In addition, the Company's potential products will be required to compete with existing pharmaceutical products, or products developed in the future, that are based on new or established technologies.

    Many of the Company's competitors have substantially more financial and other resources, larger research and development staffs and more experience and capability in researching, developing and testing products in clinical trials, in obtaining FDA and other regulatory approvals and in manufacturing, marketing and distribution than the Company. In addition, the competitive positions of other early-stage companies may be enhanced significantly through their collaborative arrangements with large pharmaceutical companies, biotechnology companies or academic institutions. The Company's competitors may succeed in developing, obtaining patent protection for, receiving FDA and other regulatory approvals for, or commercializing products more rapidly than the Company. If the Company is successful in commercializing its products, it will be required to compete with respect to manufacturing efficiency and marketing capabilities, areas in which it has no experience.

    The Company also competes with others in acquiring products or technology from research institutions or universities. The Company's competitors may develop or acquire new technologies and products that are available for sale prior to the Company's potential products or that are more effective than the Company's potential products. In addition, competitive products may be manufactured and marketed more successfully than the Company's potential products. Such developments could render the Company's potential products less competitive or obsolete, and could have a material adverse effect on the Company.

    See "Risk Factors--Early Stage of Product Development and of Gene Therapies; Risk of Technological Obsolescence" and "Risk Factors--Competition."

MANUFACTURING

    The Company does not have manufacturing capacity and currently plans to seek to establish relationships with third party manufacturers for the manufacture of clinical trial material and the commercial production of any products it may successfully develop. Schering AG is responsible for all activities relating to the manufacture of products developed under the Schering Agreement. There can be no assurance that the Company will be able to establish relationships with third party manufacturers on commercially acceptable terms or that third party manufacturers will be able to manufacture products in commercial quantities under good manufacturing practices as mandated by the FDA on a cost-effective basis. The Company's dependence on third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and commercialize products on a timely and competitive basis. Further, there can be no assurance that manufacturing or quality control problems will not arise in connection with the manufacture of the Company's products or that third party manufacturers will be able to maintain the necessary governmental licenses and approvals to continue manufacturing the Company's products. Any failure to establish relationships with third parties for its manufacturing requirements on commercially acceptable terms would have a material adverse effect on the Company. See "Risk Factors--Lack of Manufacturing Capability."

SALES AND MARKETING

    The Company does not plan to develop its own sales and marketing capability for products developed by the Company. The Company plans to rely solely upon its strategic partners to market and sell such products. Schering AG is responsible for all activities relating to the marketing and sale of products developed under the Schering Agreement. See "Risk Factors--Reliance on Collaborative Relationships," "Risk Factors--Lack of Manufacturing Capability" and "Risk Factors--Lack of Sales and Marketing Capability."

HUMAN RESOURCES

    As of March 31, 1998, the Company had 27 full-time employees, including 14 in research and development and 13 in finance and administration. Of these employees, 12 hold advanced degrees, of which seven are M.D.s or Ph.D.s. The Company's success will depend in large part on its ability to attract and retain key employees and scientific advisors. Competition among biotechnology and pharmaceutical companies for highly skilled scientific and management personnel is intense. There can be no assurance that the Company will be successful in retaining its existing personnel or advisors, or in attracting qualified employees. See "Risk Factors--Dependence on Key Personnel and Advisors."

FACILITIES


    Collateral currently occupies approximately 6,000 square feet of administrative space in San Diego, California. The lease covering these administrative offices will expire on December 31, 1998. The Company has entered into a real estate lease for approximately 17,000 square feet of administrative office space in San Diego, California and expects to occupy this space in December 1998. This lease has a six-year term with one five-year renewal option. In addition, the Company is completing construction of a new 11,000 square foot preclinical research center in San Diego, California. The Company has begun to occupy this new preclinical research center and expects to commence research activities in this new facility in the second quarter of 1998. This lease has an initial five-year term and has two five-year renewal options. The Company believes its facilities, including the administrative and research facilities it is occupying over the course of 1998, will be adequate to meet its near-term space requirements. The Company believes that suitable additional space will be available to it, when needed, on commercially reasonable terms.


LEGAL PROCEEDINGS

    As of the date of this Prospectus, the Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

    The executive officers, directors and key employees of the Company as of March 31, 1998 are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Jack W. Reich, Ph.D. (1).............................          49   Director, President and Chief Executive Officer and
                                                                    Co-Founder

Christopher J. Reinhard (2)..........................          44   Director, Chief Operating and Chief Financial Officer
                                                                    and Co-Founder

Craig S. Andrews (1).................................          45   Director, Secretary and Co-Founder

Robert L. Engler, M.D................................          53   Director, Vice President, Medical Director and
                                                                    Co-Founder

H. Kirk Hammond, M.D.................................          48   Director, Vice President, Research and Co-Founder

Kathleen E. Rooney...................................          49   Vice President, Administration

Ruth Wikberg-Leonardi................................          57   Vice President, Regulatory Affairs and Quality
                                                                    Assurance

George Chuppe, II....................................          40   Controller

David F. Hale (2)....................................          49   Director

David E. Robinson (1)................................          49   Director

Elise G. Klein.......................................          43   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JACK W. REICH, PH.D. is a co-founder of the Company and has served as a director and as President and Chief Executive Officer of the Company since April 1995. In May 1995, Dr. Reich co-founded MyoTech, Inc., a newly established venture based upon a novel clinical service model and drug therapy to treat chronic muscle injury, which was sold in November 1996. From October 1994 to January 1995, Dr. Reich was Senior Vice President of Enterprise Partners, a Southern California-based venture capital firm that has played a key role in developing biotechnology and medical technology companies. From September 1987 to October 1994, Dr. Reich was Vice President, Regulatory Affairs and Quality Operations of Gensia, Inc. (now Gensia Sicor, Inc.) ("Gensia"), a biopharmaceutical company formed to discover, develop, manufacture and market novel pharmaceutical products for the diagnosis and treatment of human disease. Dr. Reich received a B.A. in Biology from Washington and Jefferson College, a B.S. in Pharmacy from Creighton University, an M.S. in Hospital Pharmacy Administration from Temple University and a Ph.D. in Pharmaceuticals-International Pharmaceutical Administration from Temple University.

    CHRISTOPHER J. REINHARD is a co-founder of the Company and has served as a director of the Company and as Chief Financial Officer since April 1995 and as Chief Operating Officer since July 1997. From 1990 to 1995, Mr. Reinhard was President of the Colony Group Inc., a business and corporate development company, and Reinhard Associates, an investor relations consulting company. From 1986 to 1990, Mr. Reinhard served as Vice President and Managing Director of the Henley Group, a diversified industrial and manufacturing group, and as Vice President of various public and private companies created by the Henley Group, including Fisher Scientific Group, a leading international distributor of laboratory equipment and test apparatus for the scientific community, Instrumentations Laboratory, IMED Corporation, a medical device company, Wheelabrator Technologies, an energy and environmental services company, and Henley Properties Inc., a real estate company. From 1980 to 1985, prior to the formation of the Henley Group, Mr. Reinhard was Assistant Treasurer of the Signal Companies Inc., which in 1986 was merged with Allied Corporation to form Allied-Signal, a diversified manufacturing company. Mr. Reinhard is a director of Water Management Services, Inc., a private engineering services company which was formerly an operating unit of American Standard, and Advanced Access Inc., an information technology company. Mr. Reinhard received a B.S. in Finance and an M.B.A. from Babson College.

    CRAIG S. ANDREWS, J.D. is a co-founder of the Company and has served as a director of the Company since April 1995 and Secretary since July 1997. Since March 1987, Mr. Andrews has been a partner in the law firm of Brobeck, Phleger & Harrison LLP and has specialized in representing emerging growth companies. Mr. Andrews has broad experience in founding companies and in financing transactions as well as general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous start-up biotechnology companies. Mr. Andrews is a director of Encad, Inc, a public company that designs and manufactures wide-format color inkjet printers. Mr. Andrews received a B.A. from the University of California at Los Angeles and a J.D. from the University of Michigan.

    ROBERT L. ENGLER, M.D. is a co-founder of the Company and has served as a director of the Company and as Vice President, Medical Director since April 1995. Dr. Engler has been Professor of Medicine at the University of California at San Diego ("UCSD") since 1988, Associate Chief of Staff for Research and Development at the Veterans' Affairs Medical Center since 1989, and a faculty member of the Institute for Biomedical Engineering, UCSD since 1991. Dr. Engler is a clinical cardiologist practicing at the San Diego Veterans' Affairs Healthcare System. From its founding in 1985 to 1997, Dr. Engler was a Scientific Advisor to Gensia. Dr. Engler received a B.A. in Physics from the University of North Carolina and an M.D. from Georgetown University.

    H. KIRK HAMMOND, M.D., the Company's chief scientist, is a co-founder of the Company and has served as a director of the Company since April 1995 and as Vice President, Research since April 1995. Since July 1994, Dr. Hammond has been Associate Professor of Medicine at UCSD. From 1987 to June 1994, Dr. Hammond was Clinical Assistant Professor of Medicine at UCSD. Since 1983, Dr. Hammond has been an active basic research scientist and cardiologist at the San Diego Veterans' Affairs Healthcare System. Dr. Hammond's laboratory at UCSD has recently focused on the development of gene therapy to treat cardiovascular disease and Dr. Hammond was the primary co-inventor of the technology that served as the basis for the formation of Collateral. Dr. Hammond received an M.D. from Indiana University in 1980 and is board certified in internal medicine
(1983) and cardiovascular diseases (1987).

    KATHLEEN E. ROONEY has served as Vice President, Administration since August 1996. From November 1995 to August 1996, Ms. Rooney was Director of Project Planning at Sequana Therapeutics Inc., a genomics company focused on positional cloning and functional assessment of human genes. From October 1987 to November 1995, Ms. Rooney was Director of Project Planning and Administration at Gensia coordinating the discovery, development and manufacturing of several novel drug candidates from preclinical research through to the submission of NDAs with the FDA. From 1975 to 1987, Ms. Rooney held various positions at the Scripps Clinic and Research Foundation including Chief Medical Technologist, Administrative Director of Pathology Services and Ancillary Services Administrator. Ms. Rooney received a B.S. in Medical Technology from the University of Wisconsin and an M.B.A. from San Diego State University.

    RUTH WIKBERG-LEONARDI has served as Vice President, Regulatory Affairs and Quality Assurance since May 1996. From March 1991 to May 1995, Ms. Wikberg-Leonardi was Director of Regulatory Affairs at Gensia. Ms. Wikberg-Leonardi has 30 years of experience in the pharmaceutical industry, including 15 years at Kabi, a Swedish pharmaceutical company, with responsibilities in pharmaceutical drug development and pilot plant production of tablets, small volume parenterals and oral liquids. Ms. Wikberg-

Leonardi's regulatory affairs responsibilities in Sweden included work with conventional biologics and drugs such as plasma products, growth factors and thrombolytics, subsequently working with recombinant DNA products such as monoclonal antibodies and growth hormone. In the United States, Ms. Wikberg-Leonardi has spent more than 10 years working in the regulatory area with recombinant proteins and conventional drugs, obtaining approvals for products both in Europe and the United States through filing of Marketing Applications, PLAs and NDAs. Ms. Wikberg-Leonardi received a B.S. in Pharmacy from Royal Pharmaceutical Institute, Stockholm.

    GEORGE CHUPPE, II has served as Controller of the Company since October 1997. Mr. Chuppe was Director of Finance at Alliance Pharmaceutical Corp. from March 1994 to September 1997. From August 1989 to February 1994 Mr. Chuppe held various positions at General Instrument Corporation, VideoCipher Division, including Manager of Accounting. Mr. Chuppe was a Senior Auditor at Ernst & Young from January 1987 to July 1989. Mr. Chuppe is a Certified Public Accountant and received a B.A. in Business--Economics from the University of California at Santa Barbara and an M.S. in Accountancy from San Diego State University.

    DAVID F. HALE has served as a director of the Company since August 1995. Mr. Hale is currently President and CEO of Women First HealthCare. Prior to that, Mr. Hale served as President and CEO of Gensia from June 1987 to December 1997 and President of Hybritech Incorporated from 1982 to 1987. Mr. Hale was Vice President and General Manager of BBL Microbiology Systems, a division of Becton Dickinson & Company from 1980 to 1982 and held a number of positions with Johnson & Johnson from 1971 to 1980. He serves as a Director of Dura Pharmaceuticals, Inc., a respiratory pharmaceutical company, Gensia, the California Healthcare Institute, Biocom San Diego, the VESO Foundation and several private healthcare companies. Mr. Hale received a B.A. in Biology and Chemistry from Jacksonville State University.

    DAVID E. ROBINSON has served as a Director of the Company since December 1995. Mr. Robinson has served as President and Chief Executive Officer of Ligand Pharmaceuticals Inc. since 1991 and as Chairman of the Board since 1996. Mr. Robinson is a Director of the Cancer Center Foundation of the University of California at San Diego, the California Healthcare Institute, the Biotechnology Industry Organization, Neurocrine Biosciences Inc., a public biotechnology company, as well as several private healthcare companies. Mr. Robinson received a B.A. in political science and history from MacQuaire University and an M.B.A. from the University of South Wales, Australia.

    ELISE G. KLEIN has served as a Director of the Company since November 1997. Ms. Klein has served as Vice President of Sales and Corporate Development of Berlex Laboratories Inc. since June 1997 and as Vice President and General Manager, Diagnostic Imaging since July 1993. Ms. Klein has over 20 years of experience in the pharmaceutical industry with Berlex Laboratories Inc., a subsidiary of Schering AG of Berlin, Germany. Ms. Klein received a B.A. in Sociology from Franklin and Marshall College and an M.S. in Zoology from Rutgers University.

    Members of the Board currently hold office and serve until the next annual meeting of the stockholders of the Company or until their respective successors have been elected and qualified. The Board is currently comprised of eight directors. All executive officers are elected annually by and serve at the discretion of the Board. All of the Company's executive officers are employed by the Company at will.

    Pursuant to the 1998 Plan, to be effective on the date that the Underwriting Agreement for the Offering is executed (the "Underwriting Date"), directors who are not officers or employees of the Company are eligible to receive periodic option grants under an Automatic Option Grant Program. See "--Director Compensation" and "--Benefit Plans--1998 Stock Incentive Plan."

COMMITTEES OF THE BOARD OF DIRECTORS

    On March 11, 1996, the Board established a Compensation Committee and, on July 15, 1997, the Board established an Audit Committee. The Compensation Committee, currently consisting of Messrs. Andrews and Robinson and Dr. Reich, is responsible for recommending salaries and incentive compensation for executive officers and key personnel, including stock options. Mr. Robinson is Chairman of the Compensation Committee. The Audit Committee, currently consisting of Messrs. Hale and Reinhard, is responsible for recommending the Company's independent auditors and reviewing the results and scope of audit and other services provided by such auditors. Prior to March 11, 1996, the functions of the Compensation Committee were performed by the entire Board and, prior to July 15, 1997, the functions of the Audit Committee were performed by the entire Board. Dr. Reich, a director and the Company's President and Chief Executive Officer, and Mr. Reinhard, a director and the Company's Chief Operating and Chief Financial Officer, both participated in the deliberations of the Board regarding executive compensation since April 1995, but neither participated in the deliberations regarding his own compensation. Upon the effectiveness of this registration statement, Dr. Reich will no longer be on the Compensation Committee.

SCIENTIFIC ADVISORY BOARD

    The Company has retained a group of scientific advisors to serve on its Scientific Advisory Board. The Scientific Advisory Board provides Collateral with specific expertise in the areas of molecular biology, immunology, cell biology and clinical medicine relevant to the product and technology development efforts now underway at the Company. The Scientific Advisory Board meets periodically with the Company's scientific personnel and management to discuss the Company's present research and development activities and long-term strategies. The following individuals are currently members of the Scientific Advisory Board:

Andrew Baird, Ph.D. .......  Vice President, Research and Development, Ciblex
                             Corporation

Claudio Basilico, M.D. ....  Professor and Chairman, New York University School of
                             Medicine

Peter Bohlen, Ph.D. .......  Vice President, Research, ImClone Systems Incorporated

Paul Insel, M.D. ..........  Professor of Medicine and Pharmacology, UCSD

Eric Olson, Ph.D. .........  Professor and Chairman, University of Texas,
                             Southwestern Medical Center

    Each member of the Scientific Advisory Board has entered into a scientific advisor consulting agreement, or similar consulting agreement, with the Company in the fields of interest to the Company, whereby the member agrees to provide advice and occasional scientific counsel to the Company. Each member receives cash compensation for attending the Scientific Advisory Board meetings. In addition, most of the Scientific Advisory Board members were granted options to purchase shares of Common Stock at exercise prices between approximately $0.05 and $0.28 per share that in general are subject to four-year vesting schedules. The scientific advisors are also employed by employers other than the Company and may have commitments to, or consulting contracts with, other entities that may limit their availability to the Company. Although generally each scientific advisor has agreed not to perform services for another entity that would create a conflict of interest with the scientific advisor's services for the Company, there can be no assurance that such a conflict will not arise. Inventions or processes discovered by a scientific advisor while serving in the capacity as a member of the Scientific Advisory Board will become the property of the Company; however, any inventions or processes discovered by a scientific advisor at any other time will not become the property of the Company. The scientific advisor and consulting agreements contain confidentiality and non-use provisions.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information concerning the aggregate compensation paid by the Company to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose salary and bonus for 1997 exceeded $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for the fiscal year ended December 31, 1997:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                          LONG-TERM COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION               ----------------------------------
                                         ---------------------------------------------                       SECURITIES
                                                                          OTHER            RESTRICTED        UNDERLYING
                                                                         ANNUAL               STOCK           OPTIONS/
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)(2)  BONUS($)    COMPENSATION($)(3)      AWARD(S)($)         SARS(#)
----------------------------  ---------  -----------  -----------  -------------------  -----------------  ---------------

Jack W. Reich, Ph.D.........       1997   $ 298,712    $  70,000           --                  --                --
  President, Chief Executive
  Officer and Director

Christopher J. Reinhard.....       1997   $ 213,713    $  70,000           --                  --                --
Chief Operating Officer,
  Chief Financial Officer
  and Director

Robert L. Engler, M.D.......       1997   $ 100,000    $  35,000        $ 140,000(4)           --                --
  Vice President, Medical
  Director and Director

H. Kirk Hammond, M.D........       1997   $ 145,936    $  35,000           --                  --                --
  Vice President, Research
  and Director

Ruth Wikberg-Leonardi.......       1997   $ 127,744    $  25,000           --                  --                --
  Vice President, Regulatory
  Affairs and Quality
  Assurance

                                  ALL OTHER
NAME AND PRINCIPAL POSITION    COMPENSATION($)
----------------------------  -----------------
Jack W. Reich, Ph.D.........      $   6,532
  President, Chief Executive
  Officer and Director
Christopher J. Reinhard.....      $   4,003
Chief Operating Officer,
  Chief Financial Officer
  and Director
Robert L. Engler, M.D.......         --
  Vice President, Medical
  Director and Director
H. Kirk Hammond, M.D........         --
  Vice President, Research
  and Director
Ruth Wikberg-Leonardi.......         --
  Vice President, Regulatory
  Affairs and Quality
  Assurance

------------------------

(1) Pursuant to Instruction to Item 402(b) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission"), information with respect to fiscal years prior to 1997 have not been included as the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information has not been previously reported to the Commission in response to a filing requirement.

(2) Includes amounts deferred pursuant to the Company's 401(k) Plan.

(3) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(4) Amount paid to Dr. Engler during 1997 as a special allowance in connection with his full-time employment with the Company during his 18-month sabbatical leave from the San Diego Veterans' Affairs Healthcare System.

    STOCK OPTIONS

    The Company granted no stock options or stock appreciation rights ("SARs") during the Company's prior fiscal year to the Named Executive Officers. On April 17, 1998, the Company granted incentive stock options to Ms. Wikberg-Leonardi, a Named Executive Officer and the Company's Vice President, Regulatory Affairs and Quality Assurance, to purchase 17,100 shares of the Common Stock. The exercise price per share in effect under such options is $4.92, the fair value per share of the Common Stock on the grant date. Such options are subject to vesting in equal monthly installments over a four-year period measured from the vesting commencement date of April 17, 1998 and are exercisable for a 10-year term from the date of grant.

OPTION EXERCISES AND HOLDINGS

    There were no option exercises by the Named Executive Officers during the 1997 fiscal year. No SARs were exercised during the 1997 fiscal year or were outstanding as of March 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS

    During the year ended December 31, 1997, the Compensation Committee of the Company's Board established the levels of compensation for the Company's executive officers. The current members of the Company's Compensation Committee are Messrs. Andrews and Robinson and Dr. Reich. Dr. Reich did not participate in deliberations regarding his own compensation. Upon the effectiveness of this registration statement, Dr. Reich will no longer be on the Compensation Committee.

EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    The Company does not have employment agreements with any of its Named Executive Officers although certain key members of the Company's scientific staff, including Drs. Engler and Hammond, have entered into Scientific Advisory Consulting Agreements with the Company. Such agreements may be terminated at any time by either party, with or without cause. See "--Director Compensation."

DIRECTOR COMPENSATION

    The Company reimburses its Directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Directors are not currently compensated for serving on the Board. Pursuant to the 1998 Plan, to be effective upon the effectiveness of this Offering, directors who are not officers or employees of the Company will receive periodic option grants under the Automatic Option Grant Program. The Automatic Option Grant Program will become effective on the Underwriting Date. Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically receive an option grant for 15,000 shares of Common Stock on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting held after the Underwriting Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock, provided such individual has served on the Board for at least six months.

    Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 15,000-share automatic option grant will vest in successive equal annual installments upon the individual's completion of each year of Board service over the three-year period measured from the option grant date. Each 5,000-share automatic option grant will vest in equal monthly installments over a one-year period measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member. See "--Benefit Plans--1998 Stock Incentive Plan."

    In 1995, the Company sold 942,020 shares of the Company's Common Stock at an aggregate purchase price of $495.80 to Dr. Engler pursuant to a certain Restricted Stock Issuance Agreement (the "Engler Restricted Stock Issuance Agreement"). The shares issued under the Engler Restricted Stock Issuance Agreement are subject to a right of repurchase which lapses in a series of installments upon completion of services by Dr. Engler in accordance with the terms of a Scientific Advisor Consulting Agreement. Such Scientific Advisor Consulting Agreement was entered into by the Company with Dr. Engler, a Company Director, Vice President, and Medical Director in October 1995. This Scientific Advisor Consulting Agreement may be terminated by either party at any time, with or without cause.

    In 1995, the Company sold 1,768,520 shares of the Company's Common Stock at an aggregate purchase price of $930.80 to Dr. Hammond pursuant to a certain Restricted Stock Issuance Agreement (the "Hammond Restricted Stock Issuance Agreement"). The shares issued under the Hammond Restricted Stock Issuance Agreement are subject to a right of repurchase which lapses in a series of installments upon completion of services by Dr. Hammond in accordance with the terms of a Scientific Advisor Consulting Agreement. Such Scientific Advisor Consulting Agreement was entered into by the Company with Dr. Hammond, a Company Director and the Company's Vice President, Research in October 1995. This Scientific Advisor Consulting Agreement may be terminated by either party at any time, with or without cause.

    In 1995, the Company sold 248,520, 247,760, 343,520, 190,000 and 1,322,020 shares of its Common Stock to Messrs. Andrews, Hale, Reinhard and Robinson and Dr. Reich, respectively, at an aggregate purchase price of $130.80, $130.40, $180.80, $100.00 and $695.80, respectively (together with the shares sold to Drs. Engler and Hammond pursuant to the Engler Restricted Stock Issuance Agreement and the Hammond Restricted Stock Issuance Agreement, the "Restricted Shares") pursuant to certain Restricted Stock Issuance Agreements (along with the Engler Restricted Stock Issuance Agreement and the Hammond Restricted Stock Issuance Agreement, collectively, the "Founder Restricted Stock Issuance Agreements").

    The Founder Restricted Stock Issuance Agreements provide that one-half of the Restricted Shares sold pursuant to such agreements shall be immediately vested and the Company shall have no repurchase right with respect to such shares. The remaining one half of the Restricted Shares shall vest, and the Company's repurchase right shall lapse, in a series of successive equal monthly installments over the 36 month period following August 9, 1995. That portion of the Restricted Shares subject to the Company's repurchase right are also subject to certain restrictions which prohibit the transfer, assignment, encumbrance or other disposition of such shares.

    In March 1996, the Company sold 22,585, 20,685, 22,587, 20,685, 20,687,
20,687 and 20,687 shares of Common Stock to Messrs. Andrews, Hale, Reinhard and Robinson and Drs. Reich, Hammond and Engler at an aggregate purchase price of $118.87, $108.87, $118.88, $108.87, $108.88, $108.88 and $108.88, respectively, per share (collectively, the "Nonrestricted Shares") pursuant to certain Stock Issuance Agreements (collectively, the "Director Stock Issuance Agreements"). The Nonrestricted Shares are fully vested.

    On December 15, 1997, Ms. Klein, who has been a director of the Company since November 1997, received options to purchase 19,000 shares of Common Stock at an exercise price of $0.74 per share. Such options are subject to vesting in equal monthly installments over a four-year period, provided that no shares shall vest until Ms. Klein completes one year of service to the Company, as measured from her vesting commencement date of November 4, 1997.

    On April 17, 1998, the Company granted stock options to certain directors and executive officers of the Company. These include options granted to Mr. Reinhard to purchase an aggregate of 82,650 shares of Common Stock. The latter options include non-qualified options to purchase 62,325 shares of Common Stock and to the extent they qualify as such, incentive stock options to purchase 20,325 shares of Common Stock. All of the options granted to Mr. Reinhard have an exercise price of $4.92, the fair value per share of the Common Stock on the grant date, and are exercisable for a 10-year term following the grant date. The Company also granted to each of Drs. Reich, Hammond and Engler options to purchase 2,850 shares of Common Stock. The options granted to Dr. Reich are intended as incentive stock options to the extent they qualify as such. The exercise price per share under each such option is $5.41, 110% of the fair value per share of the Common Stock on the grant date and the respective options are exercisable for a five-year term following the date of grant. The options granted to Drs. Hammond and Engler are non-qualified options. The exercise price per share under such options is $4.92, the fair value per share of the Common Stock on the grant date and the respective options are exercisable for a 10-year term following the date of grant. All of the above options are subject to vesting in equal monthly installments over a four-year period measured from the vesting commencement date of April 17, 1998.

BENEFIT PLANS
  1998 STOCK INCENTIVE PLAN

    The Company's 1998 Stock Incentive Plan is intended to serve as the successor equity incentive program to the Company's 1995 Stock Option Plan, as amended (the "Predecessor Plan"). The 1998 Plan was adopted by the Board on April 20, 1998 and the shareholders on April 22, 1998. The Discretionary Option Grant and Stock Issuance Programs under the 1998 Plan shall be effective as of the Board's adoption of the Plan (the "Plan Effective Date"). The Automatic Option Grant Program will become effective on the Underwriting Date.

    A total of 2,296,835 shares of Common Stock have been authorized for issuance under the 1998 Plan. Such share reserve consists of (i) the number of shares available for issuance under the Predecessor Plan on the Plan Effective Date, including the shares subject to outstanding options, and (ii) an additional increase of approximately 1,500,000 shares. To the extent any unvested shares of Common Stock issued under the Predecessor Plan are repurchased by the Company after the Underwriting Date, at the exercise price paid per share, in connection with the holder's termination of service, those repurchased shares will be added to the reserve of Common Stock available for issuance under the 1998 Plan, but in no event will more than 437,100 shares be added to the reserve from such repurchases. In no event, however, may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights and direct stock issuances for more than 250,000 shares of Common Stock in the aggregate per calendar year.

    On the Underwriting Date, outstanding options and unvested shares issued under the Predecessor Plan will be incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

    The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of any annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

    The exercise price for the shares of Common Stock subject to option grants made under the 1998 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

    The Plan Administrator will have the authority to effect, with the consent of the affected option holders, the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. None of the incorporated options from the Predecessor Plan contain any stock appreciation rights.

    In the event that the Company is acquired by merger or sale of substantially all of its assets or securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable on an accelerated basis for all of the option shares upon (i) an acquisition or other change in control of the Company, whether or not those options are assumed or continued in effect, or (ii) the termination of the optionee's service within a designated period following an acquisition or other change in control in which those options are assumed or continued in effect. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in the majority of the Board by reason of one or more contested elections for Board membership, with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control. The options incorporated from the Predecessor Plan will also vest on an accelerated basis upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the successor entity. The Plan Administrator will have the discretion to extend one or more of the other acceleration provisions of the 1998 Plan to those options.

    In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

    Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically receive an option grant for 15,000 shares of Common Stock on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting held after the Underwriting Date, each non-employee Board member who is to continue to serve as a non-employee Board member (including individuals who joined the Board prior to the Underwriting Date, if any) will automatically be granted an option to purchase 5,000 shares of Common Stock, provided such individual has served on the Board for at least six months.

    Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 15,000-share automatic option grant will vest in successive equal annual installments upon the individual's completion of each year of Board service over the three-year period measured from the option grant date. Each 5,000-share automatic option grant will vest in equal monthly installments over a one-year period measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

    Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

    The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

    Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

    The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of
(i) April 20, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

1998 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1998 Employee Stock Purchase Plan was adopted by the Board on April 20, 1998 and the shareholders on April 22, 1998. The Purchase Plan will become effective immediately upon the Underwriting Date. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 50,000 shares of Common Stock has been established for this purpose.

    The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration for 24 months. However, the initial offering period will begin on the Underwriting Date and will end on the last business day in July 2000. The next offering period will commence on the first business day in August 2000, and subsequent offering periods will commence as designated by the Plan Administrator.

    Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than five calendar months per year) on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of February or August each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that offering period.

    Payroll deductions may not exceed 10% of base salary, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or
(ii) the fair market value on the semi-annual purchase date. In no event, however, may any one participant purchase more than 1,000 shares, nor may all participants in the aggregate purchase more than 12,500 shares on any one semi-annual purchase date.

    Should the fair market value per share of Common Stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

    In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

    The Purchase Plan will terminate on the earlier of (i) the last business day of July 2008, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company by merger or asset sale.

    The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require stockholder approval.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Restated Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted under the General Corporation Law of Delaware. In addition, the Company has entered or will enter into indemnification agreements with its directors and officers that provide for indemnification in addition to the indemnification provided in the Company's Restated Bylaws. The indemnification agreements contain provisions that may require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company has obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

                              CERTAIN TRANSACTIONS

    Since its inception in April 1995, the Company has issued, in private placement transactions, shares of its Preferred Stock as follows: 374,532 shares of Series A Preferred Stock at a price of $6.675 per share; 374,532 shares of Series B Preferred Stock at a price of $6.675 per share; and 472,476 shares of Series C Preferred Stock at a price of $8.00 per share. The purchasers of Preferred Stock include, among others, the following executive officers, directors and holders of more than 5% of the Company's outstanding stock and their respective affiliates (all shares of Preferred Stock will be convertible into Common Stock on a 1.9-for-one basis at the time of the Offering):

                                                                            PREFERRED STOCK
                                                                    -------------------------------      TOTAL
EXECUTIVE OFFICERS, DIRECTORS AND 5% STOCKHOLDERS                   SERIES A   SERIES B   SERIES C   CONSIDERATION
------------------------------------------------------------------  ---------  ---------  ---------  -------------
Schering Berlin Venture Corp......................................    374,532    374,532     84,976   $ 5,679,810
The Wellcome Trust................................................     --         --        375,000   $ 3,000,000

    Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

    The Company issued two Secured Promissory Notes dated August 12, 1995 and October 12, 1995 (collectively, the "Notes") in the aggregate amount of $500,000 to Schering Berlin Venture Corp., a holder of more than 5% of the Company's securities. Both the Notes were amended and restated on May 16, 1996 (collectively, the "Amended Notes"). The Amended Notes bear interest at 1% below the prime rate; at March 31, 1998, the Amended Notes bore interest at 7.5%. Such notes are secured by the assets of the Company (with the exception of certain equipment purchased from February 15, 1998 through November 15, 1998 which is pledged on a first priority basis under the Company's $400,000 bank loan). Principal and interest on the notes are due and payable upon demand on or after June 30, 1999. See "Business-- Collaborative and Licensing Arrangements."

    Mr. Andrews, a Director, Secretary and Co-founder of the Company, is a partner in the law firm of Brobeck, Phleger & Harrison LLP, which will provide legal services to the Company in its current year and has provided legal services in connection with corporate matters to the Company since the Company's inception in April 1995.

    There are no formal employment arrangements between the Company and any of its officers, all of whom are employed by the Company at will. The Company has entered into specific consulting agreements with Dr. Hammond and Dr. Engler, two of the Company's Named Executive Officers. Such agreements may be terminated at any time by either party. The Company has also entered or will enter into indemnification agreements with each of its directors and officers. See "Management--Employment Arrangements and Change of Control Provisions," "Management--Director Compensation," and "Management--Limitations on Liability and Indemnification Matters."

    In 1997, the Company paid Dr. Engler $140,000 as a special allowance in connection with his full-time employment with the Company during his 18-month sabbatical leave from the San Diego Veterans Affairs Medical Center. See "Management--Executive Compensation."

    On April 17, 1998, the Company granted to each of Ms. Wikberg-Leonardi, Vice President, Regulatory Affairs and Quality Assurance, and Ms. Rooney, Vice President, Administration, options to purchase 17,100 shares of Common Stock. These options are intended as incentive stock options to the extent they qualify as such. The exercise price per share in effect under each such option is $4.92, the fair value per share of the Common Stock on the grant date, and the respective options are exercisable for a 10-year term following the date of grant.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998, as adjusted to reflect the sale of the shares of Common Stock offered in the Offering, by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:

                                                                                                     PERCENTAGE
                                                                                               BENEFICIALLY OWNED(2)
                                                                               NUMBER OF      ------------------------
                           NAME AND ADDRESS OF                                BENEFICIALLY      BEFORE        AFTER
                           BENEFICIAL OWNER (1)                             OWNED SHARES (1)   OFFERING     OFFERING
--------------------------------------------------------------------------  ----------------  -----------  -----------
Schering Berlin Venture Corp..............................................       1,584,676          19.1%        13.6%
  110 East Hanover Avenue
  Cedar Knolls, New Jersey 07929
The Wellcome Trust........................................................         712,500           8.6%         6.1%
  183 Euston Road
  London, England NW1 2BE
Jack W. Reich(3)..........................................................       1,339,857          16.2%        11.5%
Christopher J. Reinhard(4)................................................         601,857           7.2%         5.1%
Craig S. Andrews(5).......................................................         238,045           2.9%         2.0%
Robert L. Engler(6).......................................................         965,557          11.6%         8.3%
H. Kirk Hammond(7)........................................................       1,792,057          21.6%        15.4%
Ruth Wikberg-Leonardi(8)..................................................         131,100           1.6%         1.1%
David F. Hale.............................................................         265,785           3.2%         2.3%
David E. Robinson.........................................................         210,685           2.5%         1.8%
Elise G. Klein(9).........................................................          19,000             *            *
All directors and executive officers as a group
  (10 persons)(3)--(9)....................................................       5,695,045          67.5%        48.4%

------------------------

*   Less than 1%

(1) Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address of all stockholders listed in the table is 9360 Towne Center Drive, Suite 110, San Diego, California 92121. Share ownership in each case includes shares issuable upon exercise of certain outstanding options as described in the footnotes below.

(2) Percentage of ownership is based on 8,292,573 shares of Common Stock outstanding on March 31, 1998, and is calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(3) Includes 76,000 shares beneficially owned by the Jordon A. Reich Trust dated 1/31/92, Mary P. Reich, Trustee and 76,000 shares beneficially owned by the Jason D. Reich Trust dated 1/31/92, Mary P. Reich, Trustee. Dr. Reich disclaims beneficial ownership of these shares. Also includes 2,850 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(4) Includes 38,000 shares beneficially owned by Griffin J. Reinhard, a minor son of Mr. Reinhard. Also includes 82,650 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(5) Includes 28,500 shares and 28,500 shares of Common Stock beneficially owned by two family trusts for the benefit of Lisa C. Andrews and Daniel C. Andrews, respectively. Mr. Andrews exercises shared voting and investment power with respect to all such shares. Mr. Andrews disclaims beneficial ownership of these shares.

(6) Includes 867,707 shares beneficially owned by the Robert L. Engler Separate Property Trust. Also includes 47,500 shares beneficially owned by Mathew Lawrence Engler and 47,500 shares beneficially owned by Eric Hershel Engler. Dr. Engler disclaims beneficial ownership of these shares. Also includes 2,850 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(7) Includes 72,200 shares of Common Stock held in a family trust for the benefit of Dr. Hammond's children, 142,500 shares of Common Stock held in a trust for the benefit of Talisin T. Hammond and 142,500 shares of Common Stock held in a trust for the benefit of Shura X. Hammond. Dr. Hammond exercises shared voting and investment power with respect to all such shares. Dr. Hammond disclaims beneficial ownership of these shares. Also includes 2,850 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(8) Includes 17,100 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998.

(9) Includes 19,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1998. Ms. Klein is Vice President of Sales and Corporate Development of Berlex Laboratories Inc., a subsidiary of Schering AG.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of the Offering, the Company will be authorized to issue 40,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share ("preferred stock").

COMMON STOCK

    At March 31, 1998, after giving effect to a 1.9-for-one forward stock split of the Company's Common Stock and the conversion, upon the sale of Common Stock in the Offering, of all shares of Preferred Stock into shares of Common Stock, there were 8,292,573 shares of Common Stock outstanding and held of record by approximately 36 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock issued following the Offering, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available. See "Dividend Policy." All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Board will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting and other rights of the holders of Common Stock. There are currently no shares of preferred stock outstanding and the Company has no current plans to issue any preferred stock.

REGISTRATION RIGHTS

    The Company and the holders (the "Holders") of approximately 2.3 million shares of Common Stock to be issued upon conversion of shares of Preferred Stock (the "Registrable Securities") are parties to a certain Amended and Restated Investors' Rights Agreement pursuant to which the Holders are entitled to certain rights with respect to the registration of such Registerable Securities under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other stockholders exercising registration rights, such Holders are entitled to notice of such registration and are entitled to include such Registerable Securities therein. A majority of such Holders of the Registrable Securities are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, the Holders of such Registrable Securities may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of Registrable Securities included in such registration and the right of the Company not to effect a requested registration within 120 days following an offering of the Company's securities, including the Offering. The Company is required to bear all expenses, other than underwriting discounts and commissions, in connection with any registration of the Registrable Securities. The Company is also required to indemnify the Holders and the underwriters for the Holders, if any, under certain circumstances.

    All of the registration rights granted by the Company expire on the earlier of (i) the fifth anniversary of the closing of the Offering or (ii) the date after which all shares of Common Stock for which registration rights have been granted may be immediately sold under Rule 144(k) during any 90-day period under the Securities Act.

ANTITAKEOVER EFFECTS OF PROVISIONS OF SECOND RESTATED CERTIFICATE OF
  INCORPORATION, RESTATED BYLAWS AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND RESTATED BYLAWS

    Collateral's Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. The Restated Bylaws will not permit stockholders of the Company to call a special meeting of stockholders. Under the Restated Bylaws, special meetings may only be called by the Company's Chief Executive Officer, President, or Chairman of the Board, and shall be called by the President or Secretary at the written request of a majority of the Board. The Restated Bylaws will also require that stockholders give advance notice to the Company's secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and will require a supermajority vote of members of the Board and/or stockholders to amend certain Restated Bylaw provisions. These provisions and other charter and bylaw provisions may have the effect of discouraging, delaying or preventing certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over the then current market prices, and may limit the ability of the stockholders to consider transactions that they may deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of the Company. In addition, the Board of Directors has the authority to fix the rights and preferences of and issue shares of preferred stock without action by the stockholders, which, if issued, may have the effect of delaying or preventing a change in control of the Company. See "Risk Factors--Effect of Certain Anti-Takeover Provisions."

    DELAWARE TAKEOVER STATUTE

    The following description is applicable assuming the shareholders approve the reincorporation of the Company in Delaware. The Company is subject to
Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Based upon the number of shares outstanding as of March 31, 1998 and upon completion of this Offering, there will be 11,622,573 shares of Common Stock of the Company outstanding. There were also approximately 288,060 shares covered by vested options outstanding, which are not considered to be outstanding shares. Of the outstanding shares, approximately 3,391,220 shares, including the 3,330,000 shares of Common Stock sold in this Offering, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this Offering by affiliates of the Company ("Affiliates"), as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be resold in compliance with applicable provisions of Rule 144. In addition, approximately 2,320,926 shares are subject to registration rights that will be exercisable 120 days after the effective date of the Offering. Beginning approximately 90 days after the date of this Prospectus, approximately 122,461 additional shares of Common Stock (including approximately 35,644 additional shares covered by options which will vest within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market, subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701.


    The Company, the executive officers and directors of the Company and certain security and option holders have agreed pursuant to lock-up agreements not to offer for sale, contract to sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters for a period of 180 days after the effective date of the registration statement of which this Prospectus is a part.

At the end of such 180-day period, approximately 8,682,508 shares of Common Stock (including approximately 389,935 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701. The remainder of the approximately 218,540 shares of Common Stock outstanding or issuable upon exercise of options held by existing stockholders or option holders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights or upon vesting pursuant to the Company's standard four-year vesting schedule.

    In general, under Rule 144, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 116,226 shares immediately after the offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

    Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted prior to this offering) are also restricted securities and, beginning 90 days after the date of this Prospectus, may be sold by stockholders other than an Affiliate of the Company subject only to the manner of sale provisions of Rule 144 and by an Affiliate under Rule 144 without compliance with its one-year holding period requirement.

    Prior to this Offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

    In addition, the Company intends to register on the effective date of this Offering 2,296,835 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1998 Plan plus 50,000 shares of Common Stock reserved for issuance under its Purchase Plan. Further, upon expiration of lock-up agreements described above, holders of approximately 2,320,926 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Common Stock.

                                  UNDERWRITING


    The Underwriters named below, represented by Bear, Stearns & Co. Inc., Raymond James & Associates, Inc. and Vector Securities International, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the aggregate number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus:


                                                                                                         NUMBER
UNDERWRITERS                                                                                           OF SHARES
-----------------------------------------------------------------------------------------------------  ----------
Bear, Stearns & Co. Inc..............................................................................
Raymond James & Associates, Inc......................................................................
Vector Securities International, Inc.................................................................
                                                                                                       ----------
        Total........................................................................................   3,330,000
                                                                                                       ----------
                                                                                                       ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to approval of certain legal matters by counsel and to certain other conditions precedent. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than shares of Common Stock covered by the over-allotment option described below) must be so purchased.

    The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $         per share, and the Underwriters may allow,
and such dealers may reallow, a concession of not more than $         per share
to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 499,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 3,330,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the initial public offering.

    The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Representatives have advised the Company that the Underwriters do not expect to confirm sales to any accounts over which they exercise discretionary authority.

    The Company has retained Vector Securities International, Inc. ("Vector"), one of the Representatives, for a period of one year commencing in February 1998 to provide the Company with information regarding biotechnology companies and the condition of the equity markets. The Company has agreed to pay Vector a retainer fee, payable in quarterly installments, as well as Vector's reasonable out-of-pocket expenses incurred in connection with providing such information.

    The executive officers and directors of the Company and certain stockholders have agreed not to offer for sale, contract to sell, sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters, for a period of 180 days from the effective date of the registration statement of which this Prospectus is a part. After such 180-day period, such persons will be entitled to sell, distribute or otherwise dispose of the Common Stock that they hold subject to the provisions of applicable securities laws.


    The Company has agreed that it will not offer for sale, contract to sell, issue, sell, grant any option, warrant or other right to purchase or otherwise sell or dispose of (or announce any offer of sale, contract of sale, sale, grant of any option, warrant or other right to purchase or other sale or disposition
of), directly or indirectly, any shares of its Common Stock or securities convertible into or exercisable or exchangeable for shares of its Common Stock, except for the issuance by the Company of shares of Common Stock pursuant to the Purchase Plan or pursuant to the exercise of options outstanding under the 1998 Plan at the time of the closing of the Offering (provided that the Company will only so issue shares to persons who are not, at the time of the closing of the Offering, officers or directors of the Company or stockholders having beneficial ownership of at least 1% of the outstanding Common Stock of the Company), for a period of 180 days from the effective date of the registration statement of which this Prospectus is a part without the prior written consent of Bear, Stearns & Co. Inc.


    Prior to the initial public offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock will be prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

    In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California. Members of such firm own a total of 238,045 shares of the Company's Common Stock. Mr. Andrews, a member of such firm, is a co-founder of the Company and has served as a director of the Company since April 1995. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Coudert Brothers, New York, New York.

                                    EXPERTS

    The financial statements of the Company for the period from inception (April 3, 1995) to December 31, 1995 and for the years ended December 31, 1996 and 1997, included in this Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The statements in this Prospectus under the captions "Risk Factors--Uncertainty of Patent Protection; Dependence on Proprietary Technology," "Risk Factors--Reliance on Collaborative Relationships," "Business--Collaborative and Licensing Arrangements" and "Business--Patents and Proprietary Rights" have been reviewed and approved by Lyon & Lyon LLP, patent counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval. Mr. Bradford J. Duft, Of Counsel to Lyon & Lyon LLP, owns 210,685 shares of the Company's Common Stock.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission the Registration Statement under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Ernst & Young LLP, Independent Auditors..........................................................        F-2
Balance Sheets at December 31, 1996 and 1997 and at March 31, 1998 (unaudited).............................        F-3
Statements of Operations for the period from April 3, 1995 (inception) through December 31, 1995, the years ended December 31, 1996 and 1997, and the three months ended March 31, 1997 (unaudited) and 1998
  (unaudited)..............................................................................................        F-4
Statement of Shareholders' Equity for the period from April 3, 1995 (inception) through December 31, 1995,
  the years ended December 31, 1996 and 1997, and the three months ended March 31, 1998 (unaudited)........        F-5
Statements of Cash Flows for the period from April 3, 1995 (inception) through December 31, 1995, the years ended December 31, 1996 and 1997, and the three months ended March 31, 1997 (unaudited) and 1998
  (unaudited)..............................................................................................        F-6
Notes to Financial Statements..............................................................................        F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Collateral Therapeutics, Inc.

We have audited the accompanying balance sheets of Collateral Therapeutics, Inc. as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity, and cash flows for the period from April 3, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collateral Therapeutics, Inc. at December 31, 1996 and 1997 and the results of its operations and its cash flows for the period from April 3, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

San Diego, California
January 15, 1998
except for Notes 4 and 5, as to which the dates are April 6, 1998 and May 29, 1998, respectively.

                         COLLATERAL THERAPEUTICS, INC.

                                 BALANCE SHEETS

                                                                                                     UNAUDITED
                                                                                                     PRO FORMA
                                                                                                   SHAREHOLDERS'
                                                                   DECEMBER 31,                      EQUITY AT
                                                              ----------------------   MARCH 31,     MARCH 31,
                                                                 1996        1997        1998          1998
                                                              ----------  ----------  -----------  -------------
                                                                                      (UNAUDITED)    (NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $2,429,657  $5,605,361   $5,676,330
  Restricted cash--current..................................      --          --         600,000
  Milestone receivable from a related party.................      --       2,000,000      --
  Prepaid expenses and other current assets.................      94,573     170,951     449,089
                                                              ----------  ----------  -----------
Total current assets........................................   2,524,230   7,776,312   6,725,419
Restricted cash--noncurrent.................................      --          --          72,600
Property and equipment, net.................................      91,516     293,447     559,844
                                                              ----------  ----------  -----------
                                                              $2,615,746  $8,069,759   $7,357,863
                                                              ----------  ----------  -----------
                                                              ----------  ----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  442,059  $  683,012   $ 746,535
  Deferred revenue..........................................     214,732     155,043     315,665
                                                              ----------  ----------  -----------
Total current liabilities...................................     656,791     838,055   1,062,200
Notes payable to a related party............................     500,000     500,000     500,000
Commitments
Shareholders' equity:
  Series A Convertible Preferred Stock, par value $.001;
    374,532 shares authorized, issued and outstanding at
    December 31, 1996 and 1997 and at March 31, 1998 (no
    shares authorized, issued and outstanding pro forma),
    liquidation preference of $2,625,000....................         375         375         375    $   --
  Series B Convertible Preferred Stock, par value $.001;
    374,532 shares authorized, issued and outstanding at
    December 31, 1997 and March 31, 1998 (no shares
    authorized, issued and outstanding pro forma),
    liquidation preference of $2,500,000....................      --             375         375        --
  Series C Convertible Preferred Stock, par value $.001;
    472,476 shares authorized, issued and outstanding at
    December 31, 1997 and March 31, 1998 (no shares
    authorized, issued and outstanding pro forma),
    liquidation preference of $3,779,808....................      --             472         472        --
  Common Stock, par value $.001; 19,000,000 shares
    authorized; 5,889,050 shares issued and outstanding at
    December 31, 1996 and 5,971,647 issued and outstanding
    at December 31, 1997 and March 31, 1998 (40,000,000
    shares authorized and 8,292,573 shares issued and
    outstanding pro forma)..................................       5,889       5,972       5,972          8,293
  Additional paid-in capital................................   2,522,168   9,900,789  10,081,749     10,080,650
  Deferred compensation.....................................      --        (838,206)   (811,834)      (811,834)
  Note receivable secured by common stock...................      --        (150,000)   (150,000)      (150,000)
  Accumulated deficit.......................................  (1,069,477) (2,188,073) (3,331,446)    (3,331,446)
                                                              ----------  ----------  -----------  -------------
Total shareholders' equity..................................   1,458,955   6,731,704   5,795,663    $ 5,795,663
                                                              ----------  ----------  -----------  -------------
                                                                                                   -------------
                                                              $2,615,746  $8,069,759   $7,357,863
                                                              ----------  ----------  -----------
                                                              ----------  ----------  -----------

                            See accompanying notes.

                         COLLATERAL THERAPEUTICS, INC.

                            STATEMENTS OF OPERATIONS

                                            PERIOD FROM
                                           APRIL 3, 1995           YEAR ENDED               THREE MONTHS
                                            (INCEPTION)           DECEMBER 31,            ENDED MARCH 31,
                                              THROUGH       ------------------------  ------------------------
                                         DECEMBER 31, 1995     1996         1997         1997         1998
                                         -----------------  -----------  -----------  -----------  -----------
                                                                                            (UNAUDITED)
Revenues under collaborative research
  and development agreement with a
  related party........................     $   --          $ 1,679,462  $ 5,647,189  $   814,732  $   989,378

Expenses:
  Research and development.............         398,481       1,142,669    5,164,982    1,140,053    1,454,615
  General and administrative...........         270,852         951,239    1,767,632      388,063      759,260
                                         -----------------  -----------  -----------  -----------  -----------
Total operating expenses...............         669,333       2,093,908    6,932,614    1,528,116    2,213,875
                                         -----------------  -----------  -----------  -----------  -----------
Loss from operations...................        (669,333)       (414,446)  (1,285,425)    (713,384)  (1,224,497)
Interest income (expense), net.........         (10,136)         24,438      166,829       13,739       81,124
                                         -----------------  -----------  -----------  -----------  -----------
Net loss...............................     $  (679,469)    $  (390,008) $(1,118,596) $  (699,645) $(1,143,373)
                                         -----------------  -----------  -----------  -----------  -----------
                                         -----------------  -----------  -----------  -----------  -----------
Pro forma net loss per share (Basic and
  Diluted).............................                                  $     (0.18)              $     (0.15)
                                                                         -----------               -----------
                                                                         -----------               -----------
Weighted average shares used in
  computing pro forma net loss per
  share (Basic and Diluted)............                                    6,301,472                 7,634,162
                                                                         -----------               -----------
                                                                         -----------               -----------

                            See accompanying notes.

                         COLLATERAL THERAPEUTICS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                CONVERTIBLE                                                                NOTE
                              PREFERRED STOCK           COMMON STOCK       ADDITIONAL                   RECEIVABLE
                           ----------------------  ----------------------   PAID-IN      DEFERRED       SECURED BY    ACCUMULATED
                            SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL    COMPENSATION    COMMON STOCK     DEFICIT
                           ---------  -----------  ---------  -----------  ----------  -------------  --------------  ------------
  Issuance of Common
    Stock at $.0005 per
    share for cash.......     --       $  --       5,215,120   $   5,215   $   (2,470)  $   --          $   --         $   --
  Net loss...............     --          --          --          --           --           --              --           (679,469)
                           ---------  -----------  ---------  -----------  ----------  -------------  --------------  ------------
Balance at December 31,
  1995...................     --          --       5,215,120       5,215       (2,470)      --              --           (679,469)
  Issuance of Series A
    Convertible Preferred
    Stock at $6.675 per
    share................    374,532         375      --          --        2,499,625       --              --             --
  Issuance of Common
    Stock at $.005 per
    share for cash.......     --          --         206,530         207          880       --              --             --
  Stock options exercised
    for cash.............     --          --         467,400         467       24,133       --              --             --
  Net loss...............     --          --          --          --           --           --              --           (390,008)
                           ---------  -----------  ---------  -----------  ----------  -------------  --------------  ------------
Balance at December 31,
  1996...................    374,532         375   5,889,050       5,889    2,522,168       --              --         (1,069,477)
  Issuance of Series B
    Convertible Preferred
    Stock at $6.675 per
    share................    374,532         375      --          --        2,499,625       --              --             --
  Issuance of Series C
    Convertible Preferred
    Stock at $8.00 per
    share, net of
    expenses of
    $76,539..............    472,476         472      --          --        3,702,797       --              --             --
  Stock options exercised
    for cash.............     --          --          82,597          83       18,789       --              --             --
  Deferred compensation
    related to stock
    options..............     --          --          --          --        1,157,410    (1,157,410)        --             --
  Amortization of
    deferred
    compensation.........     --          --          --          --           --           319,204         --             --
  Note receivable secured
    by Common Stock......     --          --          --          --           --           --            (150,000)        --
  Net loss...............     --          --          --          --           --           --              --         (1,118,596)
                           ---------  -----------  ---------  -----------  ----------  -------------  --------------  ------------
Balance at December 31,
  1997...................  1,221,540       1,222   5,971,647       5,972    9,900,789      (838,206)      (150,000)    (2,188,073)
  Deferred compensation
    related to stock
    options
    (unaudited)..........     --          --          --          --          180,960      (180,960)        --             --
  Amortization of
    deferred compensation
    (unaudited)..........     --          --          --          --           --           207,332         --             --
  Net loss (unaudited)...     --          --          --          --           --           --              --         (1,143,373)
                           ---------  -----------  ---------  -----------  ----------  -------------  --------------  ------------
Balance at March 31, 1998
  (unaudited)............  1,221,540   $   1,222   5,971,647   $   5,972   $10,081,749  $  (811,834)    $ (150,000)    $(3,331,446)
                           ---------  -----------  ---------  -----------  ----------  -------------  --------------  ------------
                           ---------  -----------  ---------  -----------  ----------  -------------  --------------  ------------

                               TOTAL
                           SHAREHOLDERS'
                              EQUITY
                             (DEFICIT)
                           -------------
  Issuance of Common
    Stock at $.0005 per
    share for cash.......   $     2,745
  Net loss...............      (679,469)
                           -------------
Balance at December 31,
  1995...................      (676,724)
  Issuance of Series A
    Convertible Preferred
    Stock at $6.675 per
    share................     2,500,000
  Issuance of Common
    Stock at $.005 per
    share for cash.......         1,087
  Stock options exercised
    for cash.............        24,600
  Net loss...............      (390,008)
                           -------------
Balance at December 31,
  1996...................     1,458,955
  Issuance of Series B
    Convertible Preferred
    Stock at $6.675 per
    share................     2,500,000
  Issuance of Series C
    Convertible Preferred
    Stock at $8.00 per
    share, net of
    expenses of
    $76,539..............     3,703,269
  Stock options exercised
    for cash.............        18,872
  Deferred compensation
    related to stock
    options..............       --
  Amortization of
    deferred
    compensation.........       319,204
  Note receivable secured
    by Common Stock......      (150,000)
  Net loss...............    (1,118,596)
                           -------------
Balance at December 31,
  1997...................     6,731,704
  Deferred compensation
    related to stock
    options
    (unaudited)..........       --
  Amortization of
    deferred compensation
    (unaudited)..........       207,332
  Net loss (unaudited)...    (1,143,373)
                           -------------
Balance at March 31, 1998
  (unaudited)............   $ 5,795,663
                           -------------
                           -------------

                            See accompanying notes.

                         COLLATERAL THERAPEUTICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                  PERIOD FROM
                                                 APRIL 3, 1995
                                                  (INCEPTION)          YEAR ENDED         THREE MONTHS ENDED
                                                    THROUGH           DECEMBER 31,             MARCH 31,
                                                 DECEMBER 31,     ---------------------  ---------------------
                                                     1995           1996        1997       1997        1998
                                               -----------------  ---------  ----------  ---------  ----------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................................      $(679,469)     $(390,008) $(1,118,596) $(699,645) $(1,143,373)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..............          1,443         14,299     144,107     26,661      32,188
  Amortization of deferred compensation......         --             --         319,204     --         207,332
  Changes in operating assets and
    liabilities:
      Milestone receivable from a related
        party................................         --             --      (2,000,000)    --       2,000,000
      Prepaid expenses and other current
        assets...............................         (5,661)       (88,912)    (76,378)    60,620    (278,138)
      Accounts payable and accrued
        expenses.............................        298,805        143,254     240,953     88,519      63,523
      Deferred revenue.......................         --            214,732     (59,689)    85,268     160,622
      Restricted cash........................         --             --          --         --        (672,600)
                                               -----------------  ---------  ----------  ---------  ----------
Net cash provided by (used in) operating
  activities.................................       (384,882)      (106,635) (2,550,399)  (438,577)    369,554

INVESTING ACTIVITIES
Purchases of property and equipment..........        (10,754)       (96,504)   (346,038)  (231,783)   (298,585)
                                               -----------------  ---------  ----------  ---------  ----------
Net cash used in investing activities........        (10,754)       (96,504)   (346,038)  (231,783)   (298,585)

FINANCING ACTIVITIES
Issuance of Series A convertible preferred
  stock......................................         --          2,500,000      --         --          --
Issuance of Series B convertible preferred
  stock......................................         --             --       2,500,000     --          --
Issuance of Series C convertible preferred
  stock......................................         --             --       3,703,269     --          --
Issuance of common stock.....................          2,745          1,087      --         --          --
Proceeds from exercise of stock options......         --             24,600      18,872     --          --
Issuance of note receivable secured by common
  stock......................................         --             --        (150,000)    --          --
Proceeds from notes payable to a related
  party......................................        500,000         --          --         --          --
                                               -----------------  ---------  ----------  ---------  ----------
Net cash provided by financing activities....        502,745      2,525,687   6,072,141     --          --
                                               -----------------  ---------  ----------  ---------  ----------
Net increase (decrease) in cash and cash
  equivalents................................        107,109      2,322,548   3,175,704   (670,360)     70,969
Cash and cash equivalents at beginning of the
  period.....................................         --            107,109   2,429,657  2,429,657   5,605,361
                                               -----------------  ---------  ----------  ---------  ----------
Cash and cash equivalents at end of the
  period.....................................      $ 107,109      $2,429,657 $5,605,361  $1,759,297 $5,676,330
                                               -----------------  ---------  ----------  ---------  ----------
                                               -----------------  ---------  ----------  ---------  ----------

                            See accompanying notes.

                         COLLATERAL THERAPEUTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS

    Collateral Therapeutics, Inc. (the "Company") is focused on the discovery, development and commercialization of non-surgical gene therapy products for the treatment of cardiovascular diseases, including coronary artery disease, peripheral vascular disease, congestive heart failure and heart attack. The Company intends to focus on research and development of products while leveraging its technology through the establishment of product development, manufacturing and marketing collaborations with select pharmaceutical and biotechnology companies. The Company was incorporated in California on April 3, 1995 and reincorporated in Delaware on May 28, 1998.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in high credit quality debt instruments of corporations and financial institutions, and in U.S. government securities. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any losses on its cash and cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, ranging from three years to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term.

    IMPAIRMENT OF LONG-LIVED ASSETS

    Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121"), establishes the accounting for impairment of long-lived assets, identifiable intangibles and goodwill related to those assets. To date the Company has not identified any indicators of impairment nor recorded any impairment losses.

    UNAUDITED PRO FORMA SHAREHOLDERS' EQUITY

    In March 1998, the Board of Directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, the 1,221,540 shares of preferred stock outstanding at March 31, 1998 will automatically convert into 2,320,926 shares of common stock. Such conversion is reflected as "Unaudited Pro Forma Shareholders' Equity" at March 31, 1998 in the accompanying balance sheet.

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Additionally, if the initial public offering is closed under the terms presently anticipated, the unaudited pro forma authorized shares of the corporation will be 40,000,000 shares of common stock ($0.001 par value) and 5,000,000 shares of Preferred Stock ($0.001 par value).

    INTERIM FINANCIAL INFORMATION

    The accompanying financial statements for the three months ended March 31, 1997 and 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial information set forth therein, in accordance with generally accepted accounting principles.

    REVENUE RECOGNITION

    The Company currently generates substantially all of its revenue through a collaborative research and development agreement with a related party (Note 3). Amounts received in advance for funding of research and development, which are not refundable, are deferred. Such amounts are recognized as revenue when the related reimbursable expenses are incurred and the Company has no future performance obligations. The Company is also entitled to milestone and royalty payments upon attaining contract specified conditions. These amounts are recognized upon satisfaction of the specified conditions when the Company has no further performance obligations.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenditures are charged to expense as incurred. The Company generally expenses amounts paid to obtain patents or acquire licenses, as the ultimate recoverability of the amounts paid is uncertain.

    STOCK OPTIONS

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"), establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. SFAS 123 also permits companies to elect to continue using the implicit value accounting method specified in Accounting Principles Board Opinion No. 25 to account for stock-based compensation related to option grants and stock awards to employees and directors. The Company has elected to retain the implicit value based method for such grants and awards, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation (Note 5). Option grants to non-employees are valued using the fair value based method prescribed by SFAS 123 and expensed over the period services are provided.

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

    Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"). SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more dilutive, for all periods presented.

    In accordance with SFAS 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common shares issued in each of the periods presented for nominal consideration, if any, would be included in the calculation as if they were outstanding for all periods presented. No such shares have been issued. Diluted net loss per share, which would include additional potential common shares related to outstanding options, if dilutive, is unchanged due to the Company's net losses.

    Pro forma net loss per share (Basic and Diluted) as presented in the Statement of Operations has been computed as described above and also gives effect to the conversion of the convertible Preferred Stock that will automatically convert upon completion of the Company's initial public offering (using the as-if converted method) from the original date of issuance.

    A reconciliation of shares used in the calculation of basic and pro forma net loss per share follows:

                                                   PERIOD FROM
                                                     APRIL 3,
                                                       1995
                                                   (INCEPTION)        YEAR ENDED          THREE MONTHS ENDED
                                                     THROUGH         DECEMBER 31,              MARCH 31,
                                                   DECEMBER 31,  ---------------------  -----------------------
                                                       1995        1996        1997        1997         1998
                                                   ------------  ---------  ----------  -----------  ----------
                                                                                              (UNAUDITED)
Net loss.........................................   $ (679,469)  $(390,008) $(1,118,596)  $(699,645) $(1,143,373)

Weighted average shares of common stock
  outstanding and shares used in computing net
  loss per share (Basic and Diluted).............    1,798,878   3,599,371   4,651,094   4,212,026    5,313,236
                                                   ------------  ---------  ----------  -----------  ----------
Net loss per share (Basic and Diluted)...........   $    (0.38)  $   (0.11) $    (0.24)  $   (0.17)  $    (0.22)
                                                   ------------  ---------  ----------  -----------  ----------
                                                   ------------  ---------  ----------  -----------  ----------
Adjustment to reflect the effect of the assumed
  conversion of preferred stock..................                            1,650,378                2,320,926
                                                                            ----------               ----------
Shares used in computing pro forma net loss per
  share (Basic and Diluted)......................                            6,301,472                7,634,162
                                                                            ----------               ----------
                                                                            ----------               ----------
Pro forma net loss per share (Basic and
  Diluted).......................................                           $    (0.18)              $    (0.15)
                                                                            ----------               ----------
                                                                            ----------               ----------

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130") and Statement of Financial Accounting Standards No. 131, SEGMENT INFORMATION ("SFAS 131"). Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. SFAS 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and does not believe adoption of SFAS 131 will have a material impact on the Company's financial statements.

    RECLASSIFICATIONS

    Certain amounts in prior year financial statements have been reclassified to conform with the current year presentation.

    YEAR 2000 COMPLIANCE (UNAUDITED)

    The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 hardware and software issues. The Company intends to confirm its compliance regarding Year 2000 issues for both internal and external information systems by the end of 1998. This process will entail communications with significant suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. Expenditures required to make the Company Year 2000 compliant will be expensed as incurred and are not expected to be material to the Company's financial position or results of operations.

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

2. BALANCE SHEET INFORMATION

    Property and equipment consist of the following:

                                                               DECEMBER 31,
                                                          -----------------------  MARCH 31,
                                                             1996        1997         1998
                                                          ----------  -----------  -----------
Laboratory equipment....................................  $   52,139  $   110,908  $   131,794
Computer equipment......................................      39,799      111,881      123,801
Furniture and office equipment..........................      10,371      178,067      202,708
Leasehold improvements..................................       4,949       52,440      293,578
                                                          ----------  -----------  -----------
                                                             107,258      453,296      751,881
Accumulated depreciation
  and amortization......................................     (15,742)    (159,849)    (192,037)
                                                          ----------  -----------  -----------
                                                          $   91,516  $   293,447  $   559,844
                                                          ----------  -----------  -----------
                                                          ----------  -----------  -----------

3. COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT WITH RELATED PARTY

    In May 1996, the Company entered into a collaboration, license and royalty agreement (the "Schering Agreement") with Schering AG, Germany ("Schering AG") which established a strategic alliance covering the development and commercialization of gene therapy products to promote angiogenesis. Under the Schering Agreement, the Company agreed to conduct research and development in the field of gene therapy to promote angiogenesis solely with Schering AG during the term of the Schering Agreement. The Company granted Schering AG an exclusive worldwide license to all rights to the Company's technology in the field of angiogenic gene therapy and to certain other rights to technology developed by the Company with funding support from Schering AG during the five-year research and development program under the Schering Agreement. In exchange for such rights, Schering AG agreed to: (i) purchase up to $5.0 million of the Company's preferred stock; (ii) up to $5.0 million annually to support the Company's research and development pursuant to the Schering Agreement for an Initial Product (as defined therein), which amount may be adjusted to support research and development for additional products within the field of angiogenic gene therapy; (iii) pay the Company milestone payments totaling up to $20.5 million for each Initial Product and for each New Product (each as defined therein) based on the Company's achievement of milestones pertaining to certain regulatory filings and the development and commercialization of products under the Schering Agreement; and (iv) pay the Company a royalty rate based on worldwide net sales of each product and to pay an additional supplemental royalty based on worldwide net sales of each product and the product's cost of goods, up to a maximum specified royalty rate. To date, substantially all revenue received by the Company has been from its collaboration with Schering AG. Schering AG may terminate the collaborative agreement upon 60 days' written notice and payment of a termination fee to the Company.

    In 1996 and 1997, the Company received cash payments under the agreement totaling $1,894,000 and $3,588,000, respectively, of which $1,679,000 and $3,433,000, respectively, was earned and $215,000 and $155,000 of which was recorded as deferred revenue at December 31, 1996 and 1997, respectively. At

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

3. COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT WITH RELATED PARTY
(CONTINUED)
December 31, 1997, Schering was also committed to pay an additional $2,000,000 for the Company's achievement of a program milestone in 1997. Such payment was received in January 1998.

    For the three month period ended March 31, 1998, the Company received cash payments under the agreement totalling $1,150,000 (excluding the $2,000,000 milestone payment previously described) of which $834,000 was earned and recorded as revenue and the remaining $316,000 was recorded as deferred revenue at March 31, 1998.

    In 1995, the Company entered into two promissory notes with Schering totaling $500,000 to fund operations. Principal and interest on the notes is due and payable upon demand after June 30, 1999. The notes bear interest at 1% below the prime rate; at March 31, 1998, the notes bore interest at 7.5%. Such notes are secured by the assets of the Company (with the exception of certain equipment purchased from February 15, 1998 through November 15, 1998 which is pledged on a first priority basis under the Company's $400,000 bank loan referred to in Note 4).

4. COMMITMENTS

    LEASES

    The Company leases office facilities under an operating lease agreement that expires on December 31, 1998. In December 1997, the Company entered into a multi-year operating lease for research facilities commencing April 15, 1998, terms of which include renewal options, payment of executory costs such as a real estate taxes, insurance, and common area maintenance, and escalation clauses. In accordance with the terms of the lease agreement, in January 1998, the Company became committed to spend at least $200,000 in 1998 on building improvements at the research facility and is required to maintain restricted cash balances totaling $600,000 on behalf of the landlord until such time as all building improvements at the research facility are complete. Additionally, the Company is required to maintain restricted cash balances totaling $72,600 on behalf of the landlord as rent deposits through the end of the lease term (April
2003).

    In April 1998, the Company entered into a multi-year operating lease for administrative facilities with payments to commence on occupancy which is expected in December 1998. Terms of the lease include renewal options, payment of executory costs such as real estate taxes, insurance, and common area maintenance, and escalation clauses. The Company is required to maintain restricted cash balances totaling $693,000 on behalf of the landlord until such time as the Company completes an initial public offering.

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

4. COMMITMENTS (CONTINUED)
    Annual future minimum lease obligations for operating leases as of December 31, 1997, including the leases entered into in December 1997 and April 1998, are as follows:

                                                                OPERATING
  YEAR ENDING DECEMBER 31:                                        LEASES
-------------------------------------------------------------  ------------
  1998.......................................................  $    309,000
  1999.......................................................       694,000
  2000.......................................................       713,000
  2001.......................................................       733,000
  2002.......................................................       753,000
  Thereafter.................................................       990,000
                                                               ------------
      Total..................................................  $  4,192,000
                                                               ------------
                                                               ------------

    Rent expense was $91,000 and $106,000 for the years ended December 31, 1996 and 1997, respectively, $25,000 for the period from April 3, 1995 (inception) through December 31, 1995, and $33,000 and $215,000 for the three month periods ended March 31, 1997 and 1998, respectively.

    LICENSE AND RESEARCH AGREEMENTS


    In connection with certain license and research agreements, the Company paid fees of $379,000 and $3,108,000 for the years ended December 31, 1996 and 1997, respectively, and $707,000 and $564,000 for the three months ended March 31, 1997 and 1998, respectively. The fees were charged to research and development. The Company has future non-cancelable commitments to pay fees totaling $552,000 on research and development contracts, of which $277,000 is due in 1998 and $275,000 is due in 1999. Additionally, the Company may pay royalties upon commercial sales, if any, on certain products.


    In addition, on the earlier of either September 25, 1998 or 30 days after the completion of any initial public offering for the purchase of shares of the Company being listed on any stock exchange in the United States, the Company will pay a licensor $1.0 million. If the Company fails to make this payment within 10 days of the date due, this agreement will be deemed terminated.

    NOTE PAYABLE

    On April 6, 1998, the Company entered into a loan and security agreement with a bank under which the Company may borrow up to $400,000 to acquire equipment. Amounts borrowed bear interest at prime plus 1.25%, are secured by the equipment acquired under the agreement, and are payable in installments commencing November 1998 through April 2003. The loan is subject to certain covenants including minimum working capital levels and the requirement that the Company must obtain the lenders' consent for certain additional indebtedness.

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY

    REINCORPORATION AND STOCK SPLIT

    On May 28, 1998, the Company reincorporated in Delaware. The number of authorized shares of the new Delaware corporation are 19,000,000 shares of common stock ($0.001 par value) and 1,221,540 shares of Preferred Stock ($0.001 par value). Additionally, on May 29, 1998, the Company effected a 1.9-for-one stock split of the Company's common stock. All shares and per share amounts and stock option data have been retroactively restated in these financial statements to give effect to the reincorporation and the stock split.

    COMMON STOCK

    As of March 31, 1998, the Company had issued 5,971,647 shares of common stock at prices ranging from $.0005 to $.24 per share. In connection with certain stock purchase agreements with employees and consultants, and options exercised under the 1995 option plan, the Company has the option to repurchase, at the original issue price, unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over three or four years. At March 31, 1998, 410,767 shares were subject to repurchase by the Company.

    CONVERTIBLE PREFERRED STOCK

    In May 1996, the Company issued 374,532 shares of Series A Preferred Stock at $6.675 per share, for total proceeds of $2,500,000. In June 1997, the Company issued 374,532 shares of Series B Preferred Stock at $6.675 per share, for total proceeds of $2,500,000. Also in June 1997, the Company issued 472,476 shares of Series C Preferred Stock at $8.00 per share, for net proceeds of $3,703,269.

    The Preferred Stock is convertible, at the option of the holder, on a 1.9-for-one basis into the Company's common stock, subject to certain antidilution adjustments. Subsequent to effecting the stock split previously described, the Company has reserved 2,320,926 shares of the Company's common stock for issuance upon conversion of the 1,221,540 shares of Preferred Stock then outstanding. The Preferred Stock will convert automatically upon the sale of the Company's common stock in a firm commitment underwritten public offering with proceeds to the Company of at least $10,000,000 and at a price not less than $5.26 per share or upon the consent of a majority of the holders of the outstanding shares of the Series A, B and C Preferred Stock. The holders of Preferred Stock, as a group, are entitled to elect one director to the Board of Directors, and in all other matters, the holder of each share of Preferred Stock is entitled to one vote for each share of common stock into which it would convert.

    Annual dividends of $.334 per share of Series A and Series B Preferred Stock, and $.40 per share of Series C Preferred Stock, are payable whenever funds are legally available when, as and if declared by the Board of Directors. No dividends have been declared to date. In the event of a liquidation of the Company, holders of preferred stock are entitled to a liquidation preference of the original purchase price per share plus the sum of a 5% return, compounded annually, on the original purchase price of the Preferred Stock and any declared but unpaid dividends. If upon occurrence of such event, the amounts thus distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the corporation

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
legally available for distribution shall be distributed ratably among holders of the Preferred Stock in proportion to the number of shares of such stock owned by each such holder.

    STOCK OPTIONS

    In November 1995, the Company adopted a stock option plan, under which 1,011,248 shares of common stock were reserved for issuance upon exercise of options granted by the Company. In June 1997, the number of shares reserved for issuance under this plan was increased to 1,346,832 shares. The stock option plan provides for the grant of incentive and nonstatutory options. The exercise price of incentive stock options must equal at least the fair value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair value on the date of grant. The options are immediately exercisable for a period up to ten years after the date of grant and vest over a four year period from the date of grant. Unvested common shares obtained on early exercise of options are subject to repurchase by the Company at the original issue price.

    A summary of option activity is as follows:

                                                                                      WEIGHTED-
                                                                                       AVERAGE
                                                                         NUMBER OF    EXERCISE
                                                                          SHARES        PRICE
                                                                        -----------  -----------
  Granted.............................................................     278,350    $     .03
  Exercised...........................................................      --        $  --
  Cancelled...........................................................      --        $  --
                                                                        -----------
Balance at December 31, 1995..........................................     278,350    $     .03

  Granted.............................................................     604,200    $     .13
  Exercised...........................................................    (467,400)   $     .05
  Cancelled...........................................................      --        $  --
                                                                        -----------
Balance at December 31, 1996..........................................     415,150    $     .14

  Granted.............................................................     330,600    $     .47
  Exercised...........................................................     (82,597)   $     .23
  Cancelled...........................................................      (3,853)   $     .10
                                                                        -----------
Balance at December 31, 1997..........................................     659,300    $     .30

  Granted.............................................................      49,400    $     .74
  Exercised...........................................................      --        $  --
  Cancelled...........................................................      --        $  --
                                                                        -----------
Balance at March 31, 1998.............................................     708,700    $     .33
                                                                        -----------
                                                                        -----------

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
    A summary of options outstanding at March 31, 1998 is as follows:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                         WEIGHTED         WEIGHTED                    EXERCISE
                                          AVERAGE          AVERAGE                      PRICE
RANGE OF EXERCISE         OPTIONS     REMAINING LIFE      EXERCISE       OPTIONS     OF OPTIONS
PRICES                  OUTSTANDING      IN YEARS           PRICE      EXERCISABLE   EXERCISABLE
----------------------  -----------  -----------------  -------------  -----------  -------------
$.0005................     123,500            7.58        $   .0005       123,500     $   .0005
$.05..................      60,800            7.69        $     .05        60,800     $     .05
$.23-.28..............     330,600             9.0        $     .26       330,600     $     .26
$.74..................     193,800            9.71        $     .74       193,800     $     .74
                        -----------                                    -----------
                           708,700            9.13        $     .33       708,700     $     .33
                        -----------                                    -----------
                        -----------                                    -----------

    Included in the above tables are 123,500 shares that were granted outside the 1995 plan. Additionally, in April 1998, the Company granted 209,000 Common Stock options at an exercise price of $4.92 per share.

    In April 1998, the Company adopted the 1998 Stock Incentive Plan (the "1998 Plan") that is intended to serve as the successor equity incentive program to the Company's then existing stock option plan, as amended (the "Predecessor Plan"). A total of 2,296,835 shares of Common Stock have been authorized for issuance under the 1998 Plan. Outstanding options and unvested shares issued under the Predecessor Plan have been incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options. After giving effect to the 585,200 options outstanding under the Predecessor Plan and the 209,000 option grants described in the preceding paragraph, there remain 1,502,635 options which may be granted under the 1998 Plan.

    Adjusted pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options and stock purchase plan under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the "Minimum Value" method for options pricing with the following assumptions for 1995, 1996 and 1997: risk-free interest rates of 6.50%; dividend yield of 0%; and a weighted-average expected life of the options of six years.

    For purposes of adjusted pro forma disclosures, the estimated fair value of the options are amortized to expense over the vesting period. The weighted-averaged fair value of options granted during 1996 and

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY (CONTINUED)
1997 was $.05 and $.16, respectively, and for the first three months of 1998 was $.24. The Company's adjusted pro forma information is as follows:

                                                                       THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,            MARCH 31,
                                       --------------------------  --------------------------
                                          1996          1997          1997          1998
                                       -----------  -------------  -----------  -------------
Adjusted pro forma net loss..........  $  (390,683) $  (1,125,255) $  (700,797) $  (1,145,959)
Adjusted pro forma net loss
  per share (Basic and Diluted)......  $     (0.11) $       (0.18) $     (0.17) $       (0.15)

    The effect of applying SFAS 123 to adjusted pro forma net loss and adjusted pro forma net loss per share (Basic and Diluted) for the period from April 3, 1995 (inception) through December 31, 1995 was not material. The pro forma effect on net loss for the periods presented may not be representative of the pro forma effect on net loss in future years because they reflect less than four years of vesting.

    DEFERRED COMPENSATION

    Through March 31, 1998, the Company recorded deferred compensation for the difference between the exercise price of stock options granted and the deemed fair value for financial statement presentation purposes of the Company's common stock at the date of issuance or grant. The deferred compensation will be amortized over the vesting period of the related options, which is generally four years. Gross deferred compensation recorded during the year ended December 31, 1997 and the three months ended March 31, 1998 totaled $1,157,410 and $180,960, respectively, and related amortization expense totaled $319,204 and $207,332 in 1997 and 1998, respectively. In April 1998, the Company recorded an additional $977,900 of deferred compensation for 209,000 common stock options granted in April 1998.

6. RELATED PARTY TRANSACTIONS

    A partner of the Company's general counsel firm is a member of the Board of Directors and is a shareholder. The Company incurred expenses of $53,107, $104,367 and $145,252 for the period from April 3, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997, respectively, and $10,772 and $51,563 for the three months ended March 31, 1997 and 1998, respectively, with its general counsel. The Company had payables to the general counsel of $53,000, $9,000 and $5,000 at December 31, 1995, 1996 and 1997,
respectively, and $9,000 and $49,000 at March 31, 1997 and 1998, respectively.

    In December 1997, the Company loaned $150,000 to a shareholder who is also of counsel with the Company's lead patent attorneys. This loan bears interest at ten percent per annum, is due in one year, and is secured by the common stock of the Company owned by such shareholder.

    During 1997, a shareholder and member of the Company's Board of Directors was an executive officer of the landlord for the Company's office facilities. The Company has leased these facilities through December 31, 1998 (see Note 4).

                         COLLATERAL THERAPEUTICS, INC.

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
                                    AND THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

7. INCOME TAXES

    At December 31, 1997, the Company had federal and California income tax net operating loss carryforwards of approximately $1,758,000 and $1,755,000, respectively. The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $7,000 and $6,800, respectively, which will begin to expire in 2010, unless previously utilized.

    Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

    Significant components of the Company's deferred tax assets are shown below. A valuation allowance has been recognized to offset the deferred tax assets as of December 31, 1997 as realization of such assets is uncertain.

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1997
                                                                      -----------  -----------
Deferred tax assets:
  Net operating loss carryforwards..................................  $   429,000  $   720,000
  Other.............................................................       19,000       47,000
                                                                      -----------  -----------
Total deferred tax assets...........................................      448,000      767,000
Valuation allowance for deferred tax assets.........................     (448,000)    (767,000)
                                                                      -----------  -----------
Net deferred tax assets.............................................  $   --       $   --
                                                                      -----------  -----------
                                                                      -----------  -----------

8. 401(K) PLAN

    Effective October 1, 1996, the Company adopted a 401(k) defined contribution plan that covers substantially all full time employees, as defined, who meet certain length-of-service requirements. Employees may contribute up to a maximum of 15% of their annual compensation (subject to a maximum limit imposed by federal tax law).

Collateral Therapeutics is focused on the discovery, development and commercialization of non-surgical gene therapy products for the treatment of cardiovascular diseases. The Company believes that its non-surgical gene therapy products under development hold the potential to revolutionize the treatment of cardiovascular diseases and become a new standard of care by offering patients simpler, more cost effective and lower-risk alternatives to currently available treatments.

        [Various Pictures of elderly couple walking, research assistant, syringe and solution and research facility.]

The key elements of the Company's business strategy are to develop a new paradigm for the treatment of cardiovascular diseases, maintain technological leadership by focusing resources exclusively on cardiovascular gene therapy, continue to expand, enhance and protect Collateral's proprietary technology, including methods of gene therapy and portfolio of therapeutic genes, and leverage the Company's technology through the establishment of strategic collaborations.

                         [COLLATERAL THERAPEUTICS LOGO]

                         [COLLATERAL THERAPEUTICS LOGO]

GENERX-TRADEMARK-
PRODUCT DEVELOPMENT STATUS

A commercial Investigational New Drug application was filed with the U.S. Food and Drug Administration in December 1997 by the Company's strategic partner, Schering AG, Germany. A Phase I/II clinical trial for GENERX-TRADEMARK- was initiated in May 1998 by Berlex Laboratories, Inc., a subsidiary of Schering AG, in collaboration with Collateral. The trial, which is placebo-controlled and double-blind, will enroll approximately 100 patients and is being conducted in 10 major cardiovascular centers in the U.S. This trial will evaluate safety and efficacy at six different dose levels of GENERX-TRADEMARK- in patients with chronic stable exertional angina due to atherosclerosis.

                       [Picture of syringe and solution.]

                                          [Depiction of PCR detection of FGF-4
                                          and a control in the heart, eye, liver
                                          and diaphragm.]

PRECLINICAL RESEARCH: SAFETY OF GENERX-TRADEMARK-

BIODISTRIBUTION BY PCR DETECTION

As part of the safety evaluation of GENERX-TRADEMARK-, it was important to establish the distribution of the product after its administration in animals. Polymerase chain reaction (PCR) is a sensitive method used to identify the presence of a specific sequence of DNA in test samples. In the preclinical animal studies, led by the Company's chief scientist, PCR was used to determine whether DNA from the adenovirus was present in a variety of tissues, including heart, liver, eye and diaphragm, two weeks after gene transfer. DNA from the adenovirus was present in the heart but not in the other tissues. These results indicated that treatment with GENERX-TRADEMARK- resulted in gene transfer limited to the heart. There was no evidence of inflammation in the heart or liver on histologic evaluation.

                                          [Depiction of FGF-4 protein
                                          expression, following treatment with
                                          GENERX-TRADEMARK- and a control in
                                          heart, liver and eye tissues.]

PROTEIN EXPRESSION

    It was also important to confirm that the transfected heart muscle cells expressed FGF-4 protein as a result of treatment with GENERX-TRADEMARK-. Immunoblotting is a method used to detect the presence of a specific protein. In the preclinical animal studies, conducted by the Company's chief scientist, immunoblotting was performed on homogenates of heart (LAD, LCx), liver (LIV), and eye tissues two weeks after gene transfer to detect whether there was FGF-4 protein expression in these tissues. The presence of FGF-4 protein was confirmed in heart samples but not elsewhere after GENERX-TRADEMARK- treatment, indicating selective cardiac expression of the transgene protein. Control animals showed no transgene expression in any of the tissues examined.

    The research described above reflects preclinical animal studies. There can be no assurance that human clinical trials of any product under development will demonstrate the efficacy and safety of such product or will result in a marketable product. See "Risk Factors--Uncertainties Related to Clinical Trials; Uncertainties Related to Safety and Efficacy."

                    NON-SURGICAL CARDIOVASCULAR GENE THERAPY

GENERX-TRADEMARK-
PRODUCT PROFILE

GENERX-TRADEMARK-, Collateral's initial proprietary non-surgical angiogenic product, is designed to relieve stable exertional angina due to coronary artery disease. In vivo preclinical studies led by the Company's chief scientist demonstrated that gene therapy with human angiogenic growth factor genes resulted in high-yield gene transfer limited to the heart and restored heart function and regional blood flow in an ischemic region of the heart in a preclinical model. GENERX-TRADEMARK- is administered by a one-time intra-coronary injection through a cardiac catheter, and could be administered at the time of initial angiography, on an out-patient basis.

PRECLINICAL RESEARCH:
EFFICACY OF GENERX-TRADEMARK-

Heart Function
Heart Function is measured by myocardial thickening using echo-cardiography. Results from preclinical animal studies, led by the Company's chief scientist, showed that before treatment (red bar), wall thickening in the ischemic region of the heart was reduced during stress (heart rate to 200 beats per minute). Two weeks after a one-time, non-surgical angiogenic gene therapy treatment with GENERX-TRADEMARK- (blue bar), heart function was increased 2.5 fold, to a value similar to normal function in animals (green bar).

                                          [Bar graph depicting effect of
                                          GENERX-TRADEMARK- on heart function.]

Blood Flow
Blood flow in the heart is estimated from video images during contrast echocardiography. The results are reported as the ratio of the peak video contrast in the ischemic region of the heart receiving blood from the left cirumflex artery (LCx), and the peak video contrast in the region receiving normal blood flow through the left anterior descending coronary artery (LAD). In the preclinical animal studies, led by the Company's chief scientist, there was a deficit in blood flow in the ischemic region during stress before treatment (red bar). Two weeks after non-surgical angiogenic gene therapy treatment with GENERX-TRADEMARK-(blue bar), blood flow was increased 1.7 fold, to a value similar to normal animals during stress (green bar).

                                          [Bar graph depicting effect of
                                          GENERX-TRADEMARK- on blood flow.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          7
Special Note Regarding Forward-Looking
  Statements....................................         17
Use of Proceeds.................................         18
Dividend Policy.................................         18
Capitalization..................................         19
Dilution........................................         20
Selected Financial Data.........................         21
Management's Discussion and Analysis of
Financial Condition and Results of Operations...         22
Business........................................         27
Management......................................         47
Certain Transactions............................         59
Principal Stockholders..........................         60
Description of Capital Stock....................         61
Shares Eligible for Future Sale.................         63
Underwriting....................................         65
Legal Matters...................................         67
Experts.........................................         67
Additional Information..........................         67
Index to Financial Statements...................        F-1


                           --------------------------

    UNTIL               , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,330,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.
                        RAYMOND JAMES & ASSOCIATES, INC.
                     VECTOR SECURITIES INTERNATIONAL, INC.

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee and the NASD filing fee.

Registration fee..................................................  $  15,086
Nasdaq National Market fee........................................     17,500
NASD fee..........................................................      5,479
Blue Sky fees and expenses........................................     15,000
Printing and engraving expenses...................................    150,000
Legal fees and expenses...........................................    350,000
Accounting fees and expenses......................................    190,000
Transfer Agent and Registrar fees.................................     10,000
Miscellaneous expenses............................................     46,935
                                                                    ---------
  TOTAL...........................................................  $ 800,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section 1 of the Restated Bylaws of the Company provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    The Company has directors and officers liability insurance now in effect which insures directors and officers of the Company.

    The Company intends to enter into indemnification agreements under Delaware law with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for additional indemnification for certain amounts not otherwise covered by directors and officers liability insurance. Under such additional indemnification provisions, however, such director or executive officer will not be indemnified for settlements not approved by the Company. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The obligations of the Company under these indemnification agreements shall continue during the period that such director or officer is serving the Company as such and shall continue for so long thereafter as such director or officer shall be subject to any possible claim, action, suit or proceeding. For six years after the effective time of the acquisition of the Company by another entity or the sale of all or substantially all of the assets of the Company, the Company shall cause the acquiring or surviving corporation to indemnify such director or officer in accordance with the terms of this indemnification agreement and use such acquiring or surviving corporation's best efforts to provide director's and officer's liability insurance on terms substantially similar to those of the Company's.

    The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters specifically for use in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since April 1995, the Company has sold and issued the following unregistered securities:

(1) From April 1995 to March 31, 1998, the Company granted an aggregate of 1,262,550 options to purchase Common Stock with exercise prices ranging from $.0005 to $.74 per share under the Predecessor Plan and an aggregate of 549,997 shares of Common Stock were issued through the exercise of options granted under the Predecessor Plan for aggregate proceeds of $43,472. For additional information concerning these transactions, reference is made to the information contained under the caption "Management--Benefit Plans" in the Prospectus included herein.

(2) On April 5, 1995, the Company issued an aggregate of 1,159,000 shares of Common Stock to executive officers of the Company for an aggregate consideration of $610.00

(3) On August 9, 1995, the Company issued 3,866,120 shares of Common Stock to executive officers and consultants of the Company for an aggregate consideration of $2,034.80.

(4) On November 20, 1995, the Company issued 190,000 shares of Common Stock to a director of the Company for an aggregate consideration of $100.00.

(5) In March 1996, the Company issued 206,530 shares of Common Stock to executive officers, directors and consultants of the Company for an aggregate consideration of $1,087.00.

(6) On May 7, 1996, the Company issued 374,532 shares of Series A Preferred Stock to Schering Berlin Venture Corp. for an aggregate consideration of $2,500,000.00.

(7) On June 11, 1997, the Company issued 374,532 shares of Series B Preferred Stock to Schering Berlin Venture Corp. for an aggregate consideration of $2,500,000.00.

(9) On June 30, 1997, the Company issued an aggregate of 472,476 shares of Series C Preferred Stock to The Wellcome Trust, Schering Berlin Venture Corp. and Jerry C. Benjamin, respectively, for an aggregate consideration of $3,779,808.00.

    The sales and issuances of securities in the above transactions were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
   1.1      Underwriting Agreement.
   3.1++    Certificate of Incorporation of the Company, as amended.
   3.2++    Form of Second Restated Certificate of Incorporation of the Company to become effective simultaneously with the completion of the Offering.
   3.3++    Bylaws of the Company.
   3.4++    Form of Restated Bylaws of the Company to be effective simultaneously with the completion of the
            Offering.
   4.1++    Form of the Certificate for Common Stock.
   5.1++    Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
  10.1++    Form of Restricted Stock Issuance Agreement between the Company and certain individuals listed on the attached schedule.
  10.2++    Form of Stock Issuance Agreement between the Company and certain individuals listed on the attached schedule.
  10.3*     Preferred Stock Purchase Agreement between the Company and Schering Berlin Venture Corp., dated May 7,
            1996.
  10.4*     Series C Preferred Stock Purchase Agreement by and among the Company and the investors listed on
            Schedule A thereto, dated June 30, 1997.
  10.5++    Amended and Restated Investors' Rights Agreement by and among the Company and the investors listed on
            Schedule A thereto, dated June 30, 1997.
  10.6++    Amended and Restated Co-Sale Agreement by and among the Company and the individuals listed on Schedule
            A thereto, dated June 30, 1997.
  10.7++    Security Agreement between the Company and Schering Berlin Venture Corp., dated August 16, 1995.
  10.8++    Amended and Restated Promissory Note between the Company and Schering AG, dated August 16, 1995, as amended May 16, 1996.
  10.9++    Amended and Restated Promissory Note between the Company and Schering AG, dated October 12, 1995, as amended May 16, 1996.
  10.10++   Side Letter between the Company and Schering Berlin Venture Group, dated May 6, 1996.
  10.11*    Exclusive License Agreement between The Regents of the University of California and the Company for
            Angiogenesis Gene Therapy, dated September 27, 1995, as amended.
  10.12*    Collaboration, License and Royalty Agreement between Schering AG and the Company, dated May 6, 1996.
  10.13*    License Agreement by and among Dimotech Ltd., Gera Neufeld and the Company, dated October 17, 1996.
  10.14*    Exclusive License Agreement between The Regents of the University of California and the Company for
            Gene Therapy for Congestive Heart Failure, dated January 22, 1997.
  10.15*    Agreement between New York University and the Company, dated March 24, 1997, as amended.

 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
  10.16*    License Agreement by and among AMRAD Developments Pty. Ltd., Ludwig Institute for Cancer Research and
            the Company, dated March 25, 1997.
  10.17*    Research Agreement between the University of Washington and the Company, dated April 21, 1997, as amended.
  10.18*    Exclusive License Agreement between The Regents of the University of California and the Company for
            Angiogenic Gene Therapy for Congestive Heart Failure, dated June 18, 1997.
  10.19*++  Letter Agreement between the Company and Veterans Medical Research Foundation, dated August 13, 1997.
  10.20*    Sponsored Research Contract between the Curators of The University of Missouri and the Company, dated
            October 22, 1997, as amended.
  10.21*    Biological Materials Agreement between Targeted Genetics Corporation and the Company, dated January
            26, 1998.
  10.22*    Research Agreement between The Regents of the University of California and the Company, dated February
            23, 1998.
  10.23*++  Letter Agreement between the Company and Veterans Medical Research Foundation, dated March 20, 1998.
  10.24++   Sublease Agreement between the Company and Gensia, Inc., dated June 15, 1995, as amended.
  10.25++   Standard Industrial/Commercial Multi-Tenant Lease-Modified Net between the Company and ARE 11025
            Roselle Street, LLC, dated November 24, 1997, as amended.
  10.26++   Torrey Reserve Office Lease between Pacific Torrey Reserve Holding, L.P. and the Company, dated April
            7, 1998.
  10.27++   Form of Scientific Advisor Consulting Agreement between the Company and certain individuals listed on the attached schedule.
  10.28++   Form of Scientific Advisory Board Agreement between the Company and certain individuals listed on the attached schedule.
  10.29++   Form of Consulting Agreement between the Company and certain individuals listed on the attached schedule.
  10.30++   1995 Stock Option/Stock Issuance Plan.
  10.31++   1995 Stock Option/Stock Issuance Plan Form of Notice of Grant.
  10.32++   1995 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.
  10.33++   1995 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement.
  10.34++   1995 Stock Option/Stock Issuance Plan Form of Restricted Stock Issuance Agreement.
  10.35++   1998 Stock Incentive Plan.
  10.36++   1998 Stock Incentive Plan Form of Notice of Grant.
  10.37++   1998 Stock Incentive Plan Form of Stock Option Agreement.
  10.38++   1998 Stock Incentive Plan Form of Stock Issuance Agreement.
  10.39++   1998 Employee Stock Purchase Plan.
  10.40++   Form of Indemnification Agreement between the Company and each of its directors.
  10.41++   Form of Indemnification Agreement between the Company and each of its officers.
  10.42++   Credit Agreement between the Company and Imperial Bank, dated April 30, 1998.
  23.1++    Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
  23.2      Consent of Ernst & Young LLP, Independent Auditors.
  23.3      Consent of Lyon & Lyon LLP.
  24.1++    Power of Attorney.
  27.1++    Financial Data Schedule.


------------------------

+   To be filed by amendment.

++  Previously filed with the Commission.

* Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

    (B) FINANCIAL STATEMENT SCHEDULES INCLUDED SEPARATELY IN THE REGISTRATION STATEMENT.

    None

    All schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 24th day of June, 1998.


                                COLLATERAL THERAPEUTICS, INC.

                                BY:              /S/ JACK W. REICH
                                     -----------------------------------------
                                                   Jack W. Reich
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Director, President And
      /s/ JACK W. REICH           Chief Executive Officer
------------------------------    (Principal Executive          June 24, 1998
       (Jack W. Reich)            Officer)

                                Director, Chief Operating
              *                   And Chief Financial
------------------------------    Officer (Principal            June 24, 1998
  (Christopher J. Reinhard)       Financial and Accounting
                                  Officer)

              *                 Director And Secretary
------------------------------                                  June 24, 1998
      (Craig S. Andrews)

              *                 Director, Vice President,
------------------------------    Medical Director              June 24, 1998
      (Robert L. Engler)

              *                 Director, Vice President,
------------------------------    Research                      June 24, 1998
      (H. Kirk Hammond)

              *                 Director
------------------------------                                  June 24, 1998
       (Elise G. Klein)

              *                 Director
------------------------------                                  June 24, 1998
       (David F. Hale)

              *                 Director
------------------------------                                  June 24, 1998
     (David E. Robinson)



*         /s/ JACK W. REICH
      -------------------------
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
   1.1      Underwriting Agreement.
   3.1++    Certificate of Incorporation of the Company, as amended.
   3.2++    Form of Second Restated Certificate of Incorporation of the Company to become effective simultaneously with the completion of the Offering.
   3.3++    Bylaws of the Company.
   3.4++    Form of Restated Bylaws of the Company to be effective simultaneously with the completion of the
            Offering.
   4.1++    Form of the Certificate for Common Stock.
   5.1++    Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
  10.1++    Form of Restricted Stock Issuance Agreement between the Company and certain individuals listed on the attached schedule.
  10.2++    Form of Stock Issuance Agreement between the Company and certain individuals listed on the attached schedule.
  10.3*     Preferred Stock Purchase Agreement between the Company and Schering Berlin Venture Corp., dated May 7,
            1996.
  10.4*     Series C Preferred Stock Purchase Agreement by and among the Company and the investors listed on
            Schedule A thereto, dated June 30, 1997.
  10.5++    Amended and Restated Investors' Rights Agreement by and among the Company and the investors listed on
            Schedule A thereto, dated June 30, 1997.
  10.6++    Amended and Restated Co-Sale Agreement by and among the Company and the individuals listed on Schedule
            A thereto, dated June 30, 1997.
  10.7++    Security Agreement between the Company and Schering Berlin Venture Corp., dated August 16, 1995.
  10.8++    Amended and Restated Promissory Note between the Company and Schering AG, dated August 16, 1995, as amended May 16, 1996.
  10.9++    Amended and Restated Promissory Note between the Company and Schering AG, dated October 12, 1995, as amended May 16, 1996.
  10.10++   Side Letter between the Company and Schering Berlin Venture Group, dated May 6, 1996.
  10.11*    Exclusive License Agreement between The Regents of the University of California and the Company for
            Angiogenesis Gene Therapy, dated September 27, 1995, as amended.
  10.12*    Collaboration, License and Royalty Agreement between Schering AG and the Company, dated May 6, 1996.
  10.13*    License Agreement by and among Dimotech Ltd., Gera Neufeld and the Company, dated October 17, 1996.
  10.14*    Exclusive License Agreement between The Regents of the University of California and the Company for
            Gene Therapy for Congestive Heart Failure, dated January 22, 1997.
  10.15*    Agreement between New York University and the Company, dated March 24, 1997, as amended.
  10.16*    License Agreement by and among AMRAD Developments Pty. Ltd., Ludwig Institute for Cancer Research and
            the Company, dated March 25, 1997.
  10.17*    Research Agreement between the University of Washington and the Company, dated April 21, 1997, as amended.
  10.18*    Exclusive License Agreement between The Regents of the University of California and the Company for
            Angiogenic Gene Therapy for Congestive Heart Failure, dated June 18, 1997.
  10.19*++  Letter Agreement between the Company and Veterans Medical Research Foundation, dated August 13, 1997.
  10.20*    Sponsored Research Contract between the Curators of The University of Missouri and the Company, dated
            October 22, 1997, as amended.

 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
  10.21*    Biological Materials Agreement between Targeted Genetics Corporation and the Company, dated January
            26, 1998.
  10.22*    Research Agreement between The Regents of the University of California and the Company, dated February
            23, 1998.
  10.23*++  Letter Agreement between the Company and Veterans Medical Research Foundation, dated March 20, 1998.
  10.24++   Sublease Agreement between the Company and Gensia, Inc., dated June 15, 1995, as amended.
  10.25++   Standard Industrial/Commercial Multi-Tenant Lease-Modified Net between the Company and ARE 11025
            Roselle Street, LLC, dated November 24, 1997, as amended.
  10.26++   Torrey Reserve Office Lease between Pacific Torrey Reserve Holding, L.P. and the Company, dated April
            7, 1998.
  10.27++   Form of Scientific Advisor Consulting Agreement between the Company and certain individuals listed on the attached schedule.
  10.28++   Form of Scientific Advisory Board Agreement between the Company and certain individuals listed on the attached schedule.
  10.29++   Form of Consulting Agreement between the Company and certain individuals listed on the attached schedule.
  10.30++   1995 Stock Option/Stock Issuance Plan.
  10.31++   1995 Stock Option/Stock Issuance Plan Form of Notice of Grant.
  10.32++   1995 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.
  10.33++   1995 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement.
  10.34++   1995 Stock Option/Stock Issuance Plan Form of Restricted Stock Issuance Agreement.
  10.35++   1998 Stock Incentive Plan.
  10.36++   1998 Stock Incentive Plan Form of Notice of Grant.
  10.37++   1998 Stock Incentive Plan Form of Stock Option Agreement.
  10.38++   1998 Stock Incentive Plan Form of Stock Issuance Agreement.
  10.39++   1998 Employee Stock Purchase Plan.
  10.40++   Form of Indemnification Agreement between the Company and each of its directors.
  10.41++   Form of Indemnification Agreement between the Company and each of its officers.
  10.42++   Credit Agreement between the Company and Imperial Bank, dated April 30, 1998.
  23.1++    Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
  23.2      Consent of Ernst & Young LLP, Independent Auditors.
  23.3      Consent of Lyon & Lyon LLP.
  24.1++    Power of Attorney.
  27.1++    Financial Data Schedule.


------------------------

+   To be filed by amendment.

++  Previously filed with the Commission.

* Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1998

PRELIMINARY PROSPECTUS

                                3,330,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    All of the 3,330,000 shares of Common Stock offered hereby are being sold by Collateral Therapeutics, Inc. ("Collateral" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to determination of the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CLTX," subject to official notice of issuance.
                            ------------------------

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
    FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                    PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                     PUBLIC               COMMISSIONS (1)             COMPANY (2)
Per Share.................................             $                         $                         $
Total(3)..................................             $                         $                         $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

(2) Before deducting expenses of the Company estimated at $800,000. See "Underwriting."

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 499,500 additional shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If all such shares are purchased by the Underwriters, the total Price to Public will be
    $         , the total Underwriting Discounts and Commissions will be
    $         and the total Proceeds to Company will be $         . See
    "Underwriting."
                            ------------------------

    The shares of Common Stock are offered subject to prior sale, when, as and if delivered and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify said offer and to reject orders in whole or in part. It is expected that
delivery of the Common Stock will be made on or about             , 1998, at the
office of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

BEAR, STEARNS INTERNATIONAL LIMITED

             RAYMOND JAMES & ASSOCIATES, INC.

                          VECTOR SECURITIES INTERNATIONAL, INC.

               The date of this Prospectus is             , 1998

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.
                            ------------------------

    THE UNDERWRITERS HAVE EACH REPRESENTED AND AGREED THAT (A) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL ANY SHARES OF COMMON STOCK IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING, OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES OR OTHERWISE IN CIRCUMSTANCES WHICH HAVE NOT RESULTED AND WILL NOT RESULT IN AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS (1995) (THE "REGULATIONS"); (B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 AND THE REGULATIONS WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE SHARES OF COMMON STOCK OFFERED HEREBY IN, FROM, OR OTHERWISE INVOLVING THE UNITED KINGDOM; AND (C) IT HAS ONLY ISSUED OR PASSED ON AND WILL ONLY ISSUE OR PASS ON TO ANY PERSON IN THE UNITED KINGDOM ANY DOCUMENT RECEIVED BY IT IN CONNECTION WITH THE ISSUE OF THE SHARES OF COMMON STOCK IF THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986, (INVESTMENT ADVERTISEMENT) (EXEMPTIONS) ORDER 1996, OR IS A PERSON TO WHOM SUCH DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.
                            ------------------------

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a discussion of the material United States federal income tax consequences of the ownership and disposition of shares of Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or an individual considered under the U.S. tax laws to be a resident of the U.S., (ii) a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or any State (or the District of Columbia), (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust for which a court within the U.S. is able to exercise primary supervision over the administration of the trust, and for which one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The discussion is based on current law, which is subject to change retroactively or prospectively, and is for general information only. The discussion does not address all aspects of U.S. federal income taxation and does not address any aspects of U.S. federal estate taxation or of state, local or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level). Accordingly, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of shares of Common Stock.

    DIVIDENDS. Dividends, if any (see "Dividend Policy"), paid to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate (or a lower rate as may be prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business of the Non-U.S. Holder within the U.S.

    Dividends effectively connected with a trade or business will generally not be subject to withholding (if the Non-U.S. Holder complies with applicable U.S. Internal Revenue Service ("IRS") reporting requirements) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of a Non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits) at a 30% rate or, if available, a lower treaty rate.

                                                (CONTINUED ON INSIDE BACK COVER)

(CONTINUED FROM INSIDE FRONT COVER)

    Under currently effective U.S. Treasury Regulations, dividends paid to an address outside the U.S. are presumed to be paid to a Non-U.S. Holder. Such presumption should also apply for purposes of determining whether a reduced rate of withholding tax is available to such Non-U.S. Holder under an applicable tax treaty. If such a reduced rate of withholding tax is available, Non-U.S. Holders receiving dividends at addresses outside the U.S. should not be currently required to file tax forms to obtain the benefit of an applicable treaty rate.

    Recently finalized U.S. Treasury Regulations (the "Final Regulations") applicable to dividends paid after December 31, 1999 provide for new and more detailed requirements (including new certification requirements) for obtaining the benefits of a reduced treaty rate of withholding. Prospective investors who are Non-U.S. Holders should consult with their tax advisors regarding the application of and compliance with the Final Regulations. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

    SALES OR OTHER DISPOSITIONS OF COMMON STOCK. Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. (in which case the branch profits tax may also apply); (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the sale or other disposition and with respect to whom such gain is U.S. source; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former U.S. citizens or residents; or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time during the five-year period ending on the date of the sale or other disposition (or such shorter period that such shares were held).

BACKUP WITHHOLDING AND INFORMATION REPORTING

    DIVIDENDS. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to and the tax withheld, if any, with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides. Dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate and dividends that are effectively connected with the conduct of a trade or business in the U.S. (if certain certification and disclosure requirements are met) are exempt from backup withholding of U.S. federal income tax. In general, backup withholding at a rate of 31% and information reporting will apply to other dividends paid on shares of Common Stock to holders that are not "exempt recipients" and fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. For dividends paid after December 31, 1999, the Final Regulations provide certain presumptions and other rules under which Non-U.S. Holders may be subject to backup withholding and related information reporting in the absence of required certifications.

    DISPOSITIONS OF COMMON STOCK. Non-U.S. Holders who do not provide appropriate certifications and otherwise comply with applicable regulations may be subject to backup withholding and information reporting with respect to sales or other dispositions of shares of Common Stock through a broker. Non-U.S. Holders should consult with their tax advisors prior to any sale regarding the certifications which may be required in connection with a sale or other disposition of the Common Stock.

    Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedures for obtaining such an exemption, if available.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          7
Special Note Regarding Forward-Looking
  Statements....................................         17
Use of Proceeds.................................         18
Dividend Policy.................................         18
Capitalization..................................         19
Dilution........................................         20
Selected Financial Data.........................         21
Management's Discussion and Analysis of
Financial Condition and Results of Operations...         22
Business........................................         27
Management......................................         47
Certain Transactions............................         59
Principal Stockholders..........................         60
Description of Capital Stock....................         61
Shares Eligible for Future Sale.................         63
Underwriting....................................         65
Legal Matters...................................         67
Experts.........................................         67
Additional Information..........................         67
Index to Financial Statements...................        F-1

                           --------------------------

    UNTIL               , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,330,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                      BEAR, STEARNS INTERNATIONAL LIMITED
                        RAYMOND JAMES & ASSOCIATES, INC.
                     VECTOR SECURITIES INTERNATIONAL, INC.

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------